As filed with the Securities and Exchange Commission on January 25, 2022
Registration No. 333-262195

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ra Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3841	38-3661826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2070 Las Palmas Drive
Carlsbad, CA 92011
760-804-1648
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Will McGuire
2070 Las Palmas Drive
Carlsbad, CA 92011
760-804-1648
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters Robert L. Wernli, Jr. Eric Y. Hsu Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real San Diego, CA 92130 Tel: (858) 350-2300 Fax: (858) 350-2399	Megan N. Gates Daniel Bagliebter Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Tel: (617) 542-2241 Fax: (617) 542-2241

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each unit consisting of (i) one share of common stock, par value $0.0001 per share, and (ii) one warrant to purchase one share of common stock(3)	$13,800,000(4)	$1,279.26
Pre-funded units, each pre-funded unit consisting of (i) one pre-funded warrant to purchase one share of common stock and (ii) one warrant to purchase one share of common stock(3)	$13,800,000(3)	$1,279.26
Shares of common stock included in the units	$— (5)	$—
Warrants included in the units and pre-funded units	$— (5)	$—
Pre-funded warrants included in the pre-funded units	$— (5)	$—
Shares of common stock issuable upon exercise of the warrants included in the units and pre-funded units	$13,800,000	$1,279.26
Shares of common stock issuable upon exercise of the pre-funded warrants included in the pre-funded units	$—	$—
Total	$41,400,000	$3,837.78(6)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(3)
The proposed maximum offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and as such the proposed aggregate maximum offering price of the units together with the pre-funded units (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $13,800,000.

(4)
Includes additional units which may be issued upon the exercise of a
45-day
option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of units to be offered, which may be exercised for shares of common stock, warrants or both at the election of the underwriters.

(5)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	$1,390.50 of this amount was previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 25, 2022
PRELIMINARY PROSPECTUS
Ra Medical Systems, Inc.
11,320,754 Units, Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock
11,320,754
Pre-funded
Units, Each
Pre-funded
Unit Consisting of One
Pre-funded
Warrant to Purchase One Share of Common Stock and One Warrant to Purchase One Share of Common Stock
This preliminary prospectus (“prospectus”) relates to the offering of 11,320,754 units of Ra Medical Systems, Inc., a Delaware corporation (the “Units”) at an assumed public offering price of $1.06 per Unit, the last reported sales price of our common stock on the NYSE American on January 21, 2022. Each Unit consists of one (1) share of our common stock and one (1) warrant to purchase one share of our common stock at an exercise price of $         per share (or      % of the price of each Unit sold in the offering) which will be immediately exercisable and will expire on the five (5) year anniversary of the original issuance date. Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the warrants. The Units will not be certificated. The shares of common stock and the warrants are immediately separable and will be issued separately in this offering.
We are also offering to those purchasers, if any, whose purchase of units in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded
units (each
pre-funded
unit consisting of one
pre-funded
warrant to purchase one share of common stock and one warrant to purchase one share of common stock), in lieu of units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. The purchase price of each pre-funded
unit will be equal to the price per unit being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded
warrant included in the
pre-funded
units will be $0.0001 per share. The
pre-funded
warrants included in the
pre-funded
units will be certificated and will be immediately exercisable and may be exercised for a period of 100 years following the date of issuance.
For each
pre-funded
unit we sell, the number of units we are offering will be decreased on a one-for-one
basis. The units and the
pre-funded
units will not be issued or certificated. The shares of common stock or pre-funded
warrants, as the case may be, and the warrants included in the units or the pre-funded
units can only be purchased together in this offering, but the securities contained in the units or pre-funded
units will be immediately separable upon issuance and will be issued separately. The shares of common stock issuable from time to time upon exercise of the warrants and the pre-funded
warrants are also being offered by this prospectus.
Our common stock is listed on the NYSE American under the symbol “RMED.” As of January 21, 2022, the last reported sales price for our common stock as quoted on the NYSE American was $1.06 per share. There is no established trading market for the warrants or pre-funded
warrants being offered, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and pre-funded
warrants will be limited.
An investment in our common stock and warrants involves a high degree of risk. Before buying any shares and/or warrants, you should carefully read the discussion of the material risks of investing in our common stock and warrants in “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit(1)	Per Pre-Funded Unit(2)	Total
Public offering price	$	$	$
Underwriter discounts and commissions(3)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
The public offering price and underwriting discount corresponds, in respect of the units, to (i) a public offering price per share of common stock of $         ($         net of the underwriting discount) and (ii) a public offering price per warrant of $         ($         net of the underwriting discount).

(2)
The public offering price and underwriting discount in respect of the pre-funded
units corresponds to (i) a public offering price per
pre-funded
warrant to purchase one share of common stock of $         ($         net of the underwriting discount) and (ii) a public offering price per warrant of $         ($         net of the underwriting discount).

(3)	We have agreed to pay certain expenses of the underwriters in this offering. We refer you to “Underwriting” on page 135 for additional information regarding underwriting compensation.
The offering is being underwritten on a firm commitment basis. We have granted a
45-day
option to the underwriter to purchase up to an additional 1,698,113 shares of common stock and/or warrants to purchase an additional 1,698,113 shares of common stock from us at the public offering price, less the underwriting discounts payable by us, to cover over-allotments, if any.
The underwriters expect to deliver the shares of common stock and warrants to investors on or about                 , 2022.
Sole Book-Running Manager
Ladenburg Thalmann & Co. Inc.
The date of this prospectus is                 , 2022

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.
Until                , 2022, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Unless the context clearly indicates otherwise, references in this prospectus to “we,” “our,” “ours,” “us,” “the Company” and “Ra Medical” refer to Ra Medical Systems, Inc.

SUMMARY
This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus carefully, including “
Risk Factors
” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. See “
Risk Factors
” for a discussion of the risks involved in investing in our securities.
Overview
We are a medical device company leveraging our advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. We believe our products enhance patients’ quality of life by restoring blood flow in arteries.
Consistent with our business strategy to continue focusing on the peripheral artery disease, or PAD, market, we completed the sale of our Pharos laser business, or Dermatology Business, to STRATA Skin Sciences, Inc., or Strata, on August 16, 2021. Accordingly, the financial information of the Dermatology Business has been presented as discontinued operations for all periods presented herein.
The Destruction of Arteriosclerotic Blockages by laser Radiation Ablation, or DABRA, a laser and single-use
catheter used as a tool in the treatment of PAD which commonly occurs in the legs. DABRA is cleared by the U.S. Food and Drug Administration, or FDA, as a device for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease. DABRA was also granted CE mark approval in Europe in September 2016 for the endovascular treatment of infrainguinal arteries via atherectomy and for crossing total occlusions.
Our business strategy is focused on multiple engineering efforts to improve and expand our catheter offering and explore new markets, as well as on conducting a clinical study to obtain an atherectomy “indication for use” in the United States, or U.S. Key catheter engineering efforts currently underway include projects to:

•
Extend our catheter’s shelf life. During 2020, we identified the factors limiting our catheter’s shelf life, including the introduction of unwanted elements in the catheter’s fluid core and the degradation of the coating on the inner diameter, and we are currently implementing multiple remediations to address these issues. Our internal real-time aging test data supports shelf life for our catheter of at least six months;

•
Increase the robustness of our catheter via a braided overjacket, or a similar design, to make the catheter more kink-resistant when navigating tortuous anatomy. We expect to complete the engineering work for this catheter and subsequently submit to the FDA for clearance in the first quarter of 2022; and

•
Develop a version of the DABRA catheter that is compatible with a standard guidewire. We selected a design in December 2021 based on physician evaluation in a preclinical model. We expect to finalize the design for this catheter by mid-year
2022. Engineering validation and verification will follow design freeze and we will subsequently submit to the FDA for clearance.

As stated, we are currently pursuing an atherectomy indication for use, which the FDA defines to include a pre-specified
improvement in luminal patency. To satisfy the FDA’s data requirements to support an atherectomy indication, we are performing a pivotal study designed to allow the FDA to evaluate the use of DABRA in atherectomy procedures. We received an Investigational Device Exemption, or IDE, approval in January 2020, and the study is approved for up to 10 clinical sites and 100 subjects. In January 2022, primarily due to subject fallout for follow-up
visits due to the novel coronavirus, or
COVID-19,
we filed a protocol amendment with the FDA to add an additional 25 subjects to the study.

We enrolled the first subject in February 2020. Throughout much of 2021 and 2020, the
COVID-19
pandemic substantially impacted our ability to activate new sites and enroll additional subjects. Many sites or potential sites have been or are currently operating at a reduced capacity, and some have been closed from time to time. In addition, potential study subjects may voluntarily opt to postpone their procedures due to
COVID-19
concerns. As of January 14, 2022, we had enrolled 90 subjects and seven sites had been cleared to enroll subjects. Due to the unpredictable impact the
COVID-19
pandemic has had and will continue to have on enrollment in this study, we currently cannot estimate when enrollment will be completed, although we aim to complete study enrollment by the middle of 2022 and to complete the six-month follow up by the end of 2022.
We are continuing to supply catheters to those sites involved in our atherectomy clinical study. We paused shipments of catheters to commercial sites while we conducted further studies on the stability of their shelf life. We submitted additional test data with respect to the DABRA catheter shelf life in a traditional 510(k) in March 2021, which was cleared by the FDA in July 2021. Although eligible, we have not resumed commercial sales as we continue evaluating our commercial catheter strategy.
Finally, we are conducting research to prove the feasibility of using our liquid-filled catheter and excimer laser technology to fracture calcium in arteries in a procedure known as lithotripsy. Preliminary research work has demonstrated that our laser system can be utilized to create shockwaves of sufficient magnitude to fracture calcium in arteries. Fracturing calcium in coronary or peripheral arteries can help make the arteries less rigid, thus making subsequent procedures easier and/or safer to perform. We are fabricating various prototype systems and intend to select a design concept and initiate a development project by the third quarter of 2022 to advance our initial benchtop results.
Recent Developments
Preliminary Financial Information
For the quarter ended December 31, 2021, we used approximately $5.7 million in operating activities, a $1.5 decrease over the quarter ended September 30, 2021. As of December 31, 2021, our cash balance was approximately $15.0 million.
The preliminary financial information included in this prospectus reflects management’s estimates based solely upon information available to us as of the date of this prospectus and are the responsibility of management. The preliminary financial results presented above are not a comprehensive statement of our financial results for the quarter ended December 31, 2021 and have not been audited, reviewed or compiled by our independent registered public accounting firm, Haskell & White LLP, or H&W. Accordingly, H&W does not express an opinion and assumes no responsibility for and disclaims any association with such preliminary financial results. The preliminary financial results presented above are subject to the completion of our financial closing procedures, which have not yet been completed. Our actual results for the quarter ended December 31, 2021 will not be available until after this offering is completed and may differ from these estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial results presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors” and “Special Notes Regarding Forward-Looking Statements.”
Chief Executive Officer Health
Will McGuire, our Chief Executive Officer, was recently diagnosed with a serious illness not caused by COVID-19 and has been undergoing treatment for his disease. He continues to fulfill all of his duties and responsibilities and has stated his desire to continue in such roles. Our board of directors has discussed a plan of succession and will continue to evaluate and monitor our options on an ongoing basis should Mr. McGuire need to relinquish any of his responsibilities or duties at any time as a result of his illness or otherwise.

COVID-19
and Market Conditions
The global spread of
COVID-19
has created significant volatility, uncertainty and economic disruption. The ultimate effects of
COVID-19
on our business, operations and financial condition are unknown at this time. With the recent increase in cases due to the outbreak of the Omicron variant, we expect that enrollment in our atherectomy clinical trial will continue to be slowed, as patients elect to postpone voluntary treatments and physicians’ offices are either closed or operating at a reduced capacity. Our manufacturing facility located in Carlsbad, California is currently operational. We have experienced delays in receiving shipments of parts, which has had an impact on the timing of our key engineering efforts but has not affected our ability to support our atherectomy clinical study. However, the extent to which
COVID-19
impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and the actions to contain it or treat its impact, among others.
We, like many companies, are also experiencing increased difficulty in attracting and retaining key personnel due to an extremely tight labor market.
Securities and Shareholder Litigation Update
On June 7, 2019, a putative securities class action complaint captioned Derr v. Ra Medical Systems, Inc., et. al., (Civil Action no. 19CV1079 LAB NLS) was filed in the U.S. District Court for the Southern District of California against us, certain current and former officers and directors, and certain underwriters of our initial public offering, or IPO. Following the appointment of a lead plaintiff and the filing of a subsequent amended complaint, the lawsuit alleges that the defendants made material misstatements or omissions in our registration statement in violation of Sections 11 and 15 of the Securities Act of 1933, or the Securities Act, and between September 27, 2018 and November 27, 2019, inclusive, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, or the Exchange Act. On March 11, 2020, lead plaintiffs voluntarily dismissed the underwriter defendants without prejudice. On March 13, 2020, defendants filed a motion to dismiss the amended complaint. On March 24, 2021, the court issued an order granting defendants’ motion to dismiss claims under the Securities Act in full and certain claims under the Exchange Act and denying defendants’ motion to dismiss certain Exchange Act claims. Plaintiffs filed their second amended complaint on April 19, 2021, realleging the Securities Act claims and certain of the previously dismissed Exchange Act claims. On June 10, 2021, defendants moved to dismiss the second amended complaint. The court has not yet ruled on defendants’ motion to dismiss. On November 12, 2021, following a private settlement mediation with the lead plaintiffs, the parties executed a stipulation of settlement that resolved the claims asserted in the securities class action. The settlement provides for a payment to the plaintiff class of $10.0 million. We expect to pay approximately $1.0 million towards the settlement, the amount remaining on our self-insured retention/deductible, and our insurers will pay the remaining balance. The proposed settlement requires both preliminary and final approval by the court. Should the court not approve the proposed settlement or if the proposed settlement otherwise does not become final, the parties will be returned to their litigation postures prior to the execution of the stipulation of settlement. Should we ultimately be found liable, the liability could have a material adverse effect on our financial condition and our results of operations for the period or periods in which it is incurred.
On October 1, 2019, a shareholder derivative complaint captioned Noel Borg v. Dean Irwin, et. al (Civil Action no.
1:99-cm-09999)
was filed in the U.S. District Court for the District of Delaware against certain current and former officers and directors, purportedly on behalf of the Company, which is named as a nominal defendant in the action. The complaint alleges breaches of fiduciary duty, unjust enrichment, waste, and violations of Section 14(a) of the Exchange Act. On October 21, 2019, pursuant to the parties’ stipulation, the court stayed the derivative lawsuit until the related class action is resolved. While we have obligations to indemnify and/or advance the defendants’ legal fees and costs in connection with this lawsuit, any monetary recovery from the defendants would be to the benefit of us.

Settlement Agreements with the Department of Justice and Participating States
As previously announced on December 28, 2020, we entered into a settlement agreement, or the Settlement Agreement, with the United States of America, acting through the Department of Justice, or DOJ, and on behalf of the Office of the Inspector General, or OIG, and other settlement agreements with certain state attorneys general to resolve investigations and a related civil action concerning our marketing of the DABRA laser system and DABRA-related remuneration to certain physicians.
Pursuant to the terms of the Settlement Agreement and the agreement with the participating states, (a) if our revenue exceeds $10 million in fiscal years 2021-2024, we also are required to pay an additional amount in settlement for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024; (b) if we are acquired or are otherwise involved in a change in control transaction before the end of 2024, we are required to pay an additional settlement amount of $5 million, plus 4% of the value attributed to us in the transaction, so long as the attributed value is in excess of $100 million, with the total change in control payment never to exceed $28 million; and (c) if our obligations under the Settlement Agreement are avoided by bankruptcy, the U.S. may rescind the releases and bring an action against us in which we agree is not subject to an automatic stay, is not subject to any statute of limitations, estoppel or laches defense, and is a valid claim in the amount of $56 million, minus any prior change in control payments.
Corporate Information
We were incorporated in California on September 4, 2002 and reincorporated in Delaware in July 2018. Our principal executive offices are located at 2070 Las Palmas Drive, Carlsbad, California 92011 and our telephone number is
(760) 804-1648 or
(877) 635-1800 toll-free.
Our corporate website address is www.ramed.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this document, and you should not consider information on our website to be part of this document.
You may find on our website at www.ramed.com electronic copies of our most recent annual report on
Form 10-K,
subsequent quarterly reports on Form
10-Q,
current reports on Form
8-K,
and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such filings are placed on our website as soon as reasonably possible after they are filed with the Securities and Exchange Commission, or the SEC.
Investors and others should note that we announce material financial information to our investors using our investor relations website (
https://ir.ramed.com/
), SEC filings, press releases, public conference calls and webcasts. We use these channels as well as social media to communicate with our members and the public about our company, our services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the social media channels listed on our investor relations website.
Implications of Being an Emerging Growth Company
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We can remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates
exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible
debt during the prior three-year period. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Additionally, even if we no longer qualify as an emerging growth company, as long as we are neither a “large accelerated filer” nor an “accelerated filer,” we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with these standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.
In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards. As a result, changes in rules of U.S. generally accepted accounting principles, or GAAP, or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.
Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The Offering

Units offered by us	11,320,754 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock, at an assumed public offering price of $1.06 per unit.

Pre-funded units offered by us	We are also offering to those purchasers, if any, whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded
units (each
pre-funded
unit consisting of one
pre-funded
warrant to purchase one share of common stock and one warrant to purchase one share of common stock), in lieu of units that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. The purchase price of each pre-funded
unit will equal the public offering price at which units are being sold to the public in this offering, minus $0.0001. For each pre-funded
unit we sell, the number of units we are offering will be decreased on a one-for-one
basis.

Warrants offered by us	11,320,754 warrants to purchase an aggregate of 11,320,754 shares of common stock. Each unit and pre-funded
unit includes one warrant to purchase one share of common stock. Each warrant will have an exercise price of $ per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Pre-funded warrants offered by us	11,320,754
pre-funded
warrants to purchase an aggregate of 11,320,754 shares of common stock. Each pre-funded
unit includes one
pre-funded
warrant to purchase one share of common stock. Each
pre-funded
warrant will have an exercise price of $0.0001 per share, will be immediately exercisable and may be exercised at any time for a period of 100 years following the date of issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded
warrants.

Shares of common stock to be outstanding after this offering	18,326,121 shares of common stock (or 20,024,234 shares of common stock if the underwriters exercise their option in full) (assuming the sale of all units covered by this prospectus, no sale of pre-funded
units, no exercise of any warrants or
pre-funded
warrants issued in this offering and no exercise of outstanding options issued under our equity incentive plans and based on 7,005,367 shares outstanding as of September 30, 2021).

Underwriters’ option to purchase additional shares and/or warrants	We have granted the underwriters an option, exercisable for forty-five (45) days after the date of this prospectus, to purchase up to an additional 1,698,113 shares of common stock and/or 1,698,113 warrants to purchase 1,698,113 shares of common stock at the public offering price, which may be purchased in any combination of common stock and/or warrants.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital, our atherectomy indication trial, and engineering efforts. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so. We may also use a portion of the net proceeds to reserve against certain existing liabilities, debts, contractual liabilities as well as reserve for potential future claims. We may also be required to apply a portion of the net proceeds for litigation expenses and to settle private and government claims against us, including the payment of any government fines or penalties. For more information on these matters, see “
Risk Factors
,” “—Securities and Shareholder Litigation Update” and “—Government Investigations.”

Dividend policy	We have never declared or paid any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends in the foreseeable future.

Risk factors	You should carefully consider the risk factors described in the section of this prospectus titled “
Risk Factors
,” together with all of the other information included in this prospectus, before deciding to purchase our shares of common stock.

Market and trading symbol	Our shares of common stock are listed on the NYSE American under the symbol “RMED.” We do not intend to list the warrants or the pre-funded
warrants on any securities exchange or nationally recognized trading system.
Assumptions Used Throughout This Prospectus
Unless otherwise stated in this prospectus, the total number of shares of common stock outstanding as of the date of this prospectus and after this offering is based on 7,005,367 shares outstanding as of September 30, 2021, assumes the sale of 11,320,754 units based on an assumed public offering price of $1.06, the last reported sales price of our shares of common stock on the NYSE American on January 21, 2022, and excludes the following other securities as of September 30, 2021:

•
304,631 shares of common stock reserved for issuance under our equity incentive plans, of which there were (i) outstanding options to purchase 126,998 shares of common stock at a weighted average exercise price of $348.41 per share, (ii) 45,832 shares of common stock underlying unvested restricted share units, or RSUs, and (iii) 131,801 shares of common stock available for future grant;

•	2,419,280 shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $9.64 per share; and

•	11,320,754 shares of common stock issuable upon exercise of the warrants included in this offering, at an exercise price of $ per share.
Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded
units in this offering, which, if sold, would reduce the number of units that we are offering on a one-for-one
basis, (ii) no exercise of outstanding options issued under our equity incentive plans, (iii) no exercise of any warrants or pre-funded
warrants issued in this offering and (iv) no exercise of the underwriters’ option to purchase additional shares of common stock and/or warrants to purchase additional shares of common stock.

Summary Financial Data
The following tables summarize our financial data for the periods and as of the dates indicated. We derived the statements of operations data for the years ended December 31, 2020 and 2019 from our audited financial statements and related notes included elsewhere in this prospectus. We derived the balance sheet data as of September 30, 2021 from our unaudited financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results of operations for the nine months ended September 30, 2021 are not necessarily indicative of results for the full year. You should read the following summary financial data in conjunction with our financial statements and the related notes, which are included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
	(in thousands)
Statements of Operations Data:
Net revenue
Product sales	$254	$1,255	$17	$254
Service and other	5	18	—	5

Total net revenue	259	1,273	17	259

Cost of revenue
Product sales	1,369	3,375	676	1,131
Service and other	803	758	537	615

Total cost of revenue	2,172	4,133	1,213	1,746

Gross loss	(1,913)	(2,860)	(1,196)	(1,487)

Operating expenses:
Selling, general and administrative	24,533	45,302	11,285	18,154
Research and development	8,955	4,445	8,521	5,534

Total operating expenses	33,488	49,747	19,806	23,688

Operating loss	(35,401)	(52,607)	(21,002)	(25,175)
Other income, net	88	967	2,028	97

Loss from continuing operations before income taxes	(35,313)	(51,640)	(18,974)	(25,078)
Income tax expense	7	15	—	—

Loss from continuing operations	(35,320)	(51,655)	(18,974)	(25,078)

(Loss) income from discontinued operations before income taxes	(725)	(5,302)	2,191	(523)
Income tax expense	—	—	—	—

(Loss) income from discontinued operations	(725)	(5,302)	2,191	(523)

Net loss	$(36,045)	$(56,957)	$(16,783)	$(25,601)

	As of September 30, 2021
	Actual	As Adjusted(1)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$20,616	$30,906
Working capital(3)	19,323	29,613
Total assets	27,079	37,369
Total liabilities	5,530	5,530
Additional paid-in capital	191,527	201,816
Accumulated deficit	(169,985)	(169,985)
Total stockholders’ equity	21,549	31,839

(1)
The as adjusted balance sheet data gives effect to the sale by us of (i) 11,320,754 units (each consisting of one share of common stock and one warrant to purchase one share of common stock) in this offering at an assumed public offering price of $1.06 per unit, which is the last reported sale price of our shares of common stock on the NYSE American on January 21, 2022, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded
units in this offering and no exercise of any warrants included in the units.

A $0.10 increase or decrease in the assumed public offering price of $1.06 per unit, which is the last reported sale price of our shares of common stock on the NYSE American on January 21, 2022, would increase or decrease, as appropriate, our as adjusted cash and cash equivalents, additional paid-in
capital, total assets and total stockholders’ equity by approximately $1.0 million, assuming the number of units offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Similarly, an increase or decrease of 1,000,000 in the number of units offered by us, based on the assumed public offering price of $1.06 per unit, would increase or decrease our cash and cash equivalents, additional paid-in
capital, total assets, total stockholders’ equity and total capitalization by approximately $1.0 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual offering price, the actual number of units we offer in this offering, and other terms of this offering determined at pricing.

(2)	We define working capital as current assets less current liabilities.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making an investment decision. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results, cash flows and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.
Risk Factor Summary
Risks Related to Our Business and Products

•	We require additional capital to finance our operations, which may not be available to us on acceptable terms or at all.

•
We have determined that there is substantial doubt about our ability to continue as a going concern, and we will need to undertake additional financings in order to execute our business plan and fund our operations. We may not be able to obtain such funding on a timely basis, or on commercially reasonable terms, or at all. Any capital-raising transaction we are able to complete may result in substantial dilution to our existing stockholders, require us to relinquish significant rights, or restrict our operations.

•	We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

•	We may be unable to successfully remedy the performance, shelf life and calibration issues associated with our DABRA catheters, achieve market acceptance of DABRA, or achieve revenue growth.

•	Our success depends in large part on DABRA. If we are unable to successfully manufacture, market and sell DABRA, our business prospects will be significantly harmed.

•
Our ability to successfully complete our atherectomy trial may continue to be hindered or delayed by the
COVID-19
pandemic and DABRA catheter performance limitations that are currently being addressed by various engineering efforts.

•
We are required to devote significant resources to complying with the terms and conditions of our Settlement Agreement and Corporate Integrity Agreement (as described below) and, if we fail to comply, we could be subject to penalties or, under certain circumstances, excluded from government healthcare programs, which would materially adversely affect our business.

•	Physicians and staff may not commit enough time to sufficiently learn how to use our products.
Risks Related to Government Regulation and our Industry

•	Regulatory compliance is expensive, complex and uncertain, and a failure to comply could lead to enforcement actions against us and other negative consequences for our business.

•	Our medical device operations are subject to pervasive and continuing FDA regulatory requirements.

•	Product clearances and approvals can often be denied or significantly delayed.

•	Although we have obtained regulatory clearance for our products in the U.S. and certain non-U.S. jurisdictions, they will remain subject to extensive regulatory scrutiny.
Risks Related to our Intellectual Property

•	If we are unable to obtain and maintain patent protection for our products, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our existing products and any products we may develop, and our technology may be adversely affected.

•
If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from commercializing similar or identical technology and products would be adversely affected.

•
Obtaining and maintaining our patent protection depends on compliance with various procedural measures, document submissions, fee payments and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance
with these requirements.

•	We may not be able to protect our intellectual property and proprietary rights throughout the world.

•	Changes in patent law in the U.S. could diminish the value of patents in general, thereby impairing our ability to protect our products.

•	Issued patents covering our products could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. or abroad.
Risks Related to Our Reliance on Third Parties

•
We depend on third-party suppliers for key components and
sub-assemblies
used in our manufacturing processes, and the loss of these third-party suppliers or their inability to supply us with adequate components and sub-assemblies
could harm our business.

•
Our future operating results depend upon our ability to obtain components in sufficient quantities on commercially reasonable terms or according to schedules, prices, quality and volumes that are acceptable to us, and suppliers may fail to deliver components, or we may be unable to manage these components effectively or obtain these components on such terms.

•
We and our component suppliers may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business, financial condition, and results of operations.

•	We may form or seek strategic alliances or enter into licensing arrangements in the future, and we may not realize the benefits or costs of such alliances or licensing arrangements.
Risks Related to Ownership of Our Common Stock

•
The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our common stock may not be sustained and we do not know what the market price of our common stock will be, and as a result it may be difficult for you to sell your shares of our common stock.

•	Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance.

•
If we fail to comply with the continued listing standards of the NYSE American, our common stock could be delisted. If it is delisted, the market value and the liquidity of our common stock would be impacted.

Additional Risks Related to this Offering

•	Our management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds for all the purposes contemplated at the time of the offering.

•	There is no public market for the warrants or pre-funded warrants being offered in this offering.

Risks Related to Our Business and Products
We require additional capital to finance our operations, which may not be available to us on acceptable terms or at all.
Our current cash resources are not sufficient to fund operations at the expected level of activity beyond the second quarter of 2022. We will need additional capital to continue operations at the current level and to continue our atherectomy indication trial and engineering efforts.
Our operations have consumed substantial amounts of cash since inception, primarily due to our research and development and commercialization efforts. As of September 30, 2021, we had cash and cash equivalents of $20.6 million and an accumulated deficit of $170.0 million. For the nine months ended September 30, 2021 and the year ended December 31, 2020, we used cash of $21.9 million and $28.3 million, respectively, in operating activities from continuing and discontinued operations. We have experienced recurring net losses from operations, negative cash flows from operating activities, and a significant accumulated deficit and expect to continue to incur net losses into the foreseeable future. As a result, our financial statements include explanatory disclosures expressing substantial doubt about our ability to continue as a going concern.
In the near term, we expect our recurring operational costs to decrease as a result of our cost savings initiatives. In the third quarter of 2019, we began implementing certain operational efficiency and cost savings initiatives intended to align our resources with our product strategy, reduce our operating expenses, and manage our cash flows. These cost efficiency initiatives included targeted workforce reductions of our sales and marketing teams. We have suspended sales of DABRA catheters not related to our atherectomy clinical trial. We submitted additional test data with respect to the DABRA catheter shelf life in March 2021, which was cleared by the FDA in July 2021. Further cost reductions may be required on an ongoing basis to optimize our organization. For example, we may need to decrease or defer capital expenditures and development activities or implement further operating expense reduction measures. Such measures may impair our ability to invest in developing, marketing and selling new and existing products. Until we are able to generate sufficient revenue to support our level of operating expenses, we will continue to incur operating and net losses and negative cash flow from operations. Additionally, we anticipate additional legal and other costs related to the securities class action and derivative lawsuits, as well as compliance with, and payments under, the terms of our Settlement Agreement and Corporate Integrity Agreement associated with our settlements with the DOJ and the participating states. Because of the numerous risks and uncertainties associated with our commercialization efforts and future product development and these lawsuits and ongoing government investigation, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase our profitability.
The amount and timing of any expenditures needed to implement our commercial strategy will depend on numerous factors, including:

•	whether we are able to successfully and timely remedy the inconsistencies in our DABRA catheter performance, including extended shelf life and reduced non-calibrations;

•
whether we are able to further enhance our DABRA catheter performance with an improved design to reduce kinking and develop a guidewire-compatible version of our DABRA catheter designed to allow physicians to navigate the vasculature more easily;

•	our ability to develop a larger diameter catheter to facilitate treatment of larger vessels more commonly seen in above-the-knee procedures;

•	the timing of enrollment in our clinical trial for an atherectomy indication for use;

•
our ability to achieve sufficient market acceptance, the ability for our customers to get coverage and adequate reimbursement from third-party payors and our ability to achieve acceptable market share for DABRA;

•
the cost to establish, maintain, expand, and defend the scope of our intellectual property portfolio, as well as any other action required in connection with licensing, preparing, filing, prosecuting, defending, and enforcing any patents or other intellectual property rights;

•	the emergence of competing technologies and other adverse market developments;

•
the costs associated with manufacturing, selling, and marketing DABRA for its cleared or approved indications or any other indications for use for which we receive regulatory clearance or approval, including the cost and timing of expanding our manufacturing capabilities, as well as establishing our sales and marketing capabilities;

•	our ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements;

•	the timing, receipt, and amount of license fees and sales of, or royalties on, our future products or future improvements on our existing products, if any; and

•	the time and cost necessary to complete post-marketing studies that could be required by regulatory authorities or other studies required to obtain clearance for additional indications.
If we raise additional capital or develop and/or commercialize our products with third parties through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements, we may have to develop our products on a slower timeline or relinquish certain valuable rights to our products, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. If we are unable to obtain adequate financing on commercially reasonable terms when needed, we may have to delay, reduce the scope of or suspend our sales and marketing efforts, which would have a material adverse effect on our business, financial condition, and results of operations. We also expect the continuing economic uncertainty resulting from the
COVID-19
pandemic to have a negative impact on our ability to secure additional financing in a timely manner or on favorable terms, if at all.
We have determined that there is substantial doubt about our ability to continue as a going concern, and we will need additional financings to execute our business plan and to fund our operations. We may not be able to obtain such funding on a timely basis, or on commercially reasonable terms, or at all. Any capital-raising transaction we are able to complete may result in substantial dilution to our existing stockholders, require us to relinquish significant rights, or restrict our operations.
We do not yet generate sufficient revenues from our operations to fund our activities and are therefore dependent upon external sources for financing our operations. As a result, our financial statements include disclosures expressing substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This disclosure with respect to our ability to continue as a going concern could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future reports on our financial statements may continue to include such disclosures. If we cannot continue as a going concern, our stockholders may lose their entire investment in our common stock.
Historically, we have financed our operations through private and public placement of equity securities. Our ability to obtain financing is subject to multiple risks, many of which are beyond our control. We have and will continue seeking to reduce our recurring operation costs by engaging in regular and ongoing reviews of our business model and strategic options to help ensure that we are focusing our cash resources on advancing our key corporate initiatives. We also intend to raise additional capital in order to fund our operations and grow our business and have an effective shelf registration statement. We may seek to raise capital through strategic transactions, such as a sale of one or more of our assets, a license to our technology, a business combination or other partnership transaction, and in connection with such transaction, we may be required to relinquish valuable rights that would dilute our current and future value. However, no assurance can be provided that we will be able to do so on commercially reasonable terms, or at all. We may incur significant costs in pursuing, evaluating and negotiating particular capital-raising and/or strategic or partnering transactions, even if our efforts prove unsuccessful. Our failure to raise capital or consummate any of these transactions as needed would have a material adverse effect on our financial condition and ability to pursue our business strategy and we may be unable to continue as a going concern and required to liquidate our assets and dissolve our company. To the extent that we are unable to be, and even to the extent we are, successful in consummating one or more of these transactions, we may need to curtail or cease our operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. If we determine our financial resources are insufficient to fund our operations even after implementing additional cost saving measures and reducing the scope of our operations, we may be required to dispose of or liquidate our assets at values significantly less than what we believe their values to be and at which they are carried on our financial statements.
If our board of directors decides to dissolve our company and liquidate our assets, we would be required to pay all of our debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or timing of available cash left to distribute to our stockholders after paying our debts and other obligations and setting aside funds for potential future claims. If we attempt to continue to operate our business, focusing on our atherectomy indication trial or potentially expanding the use of our technology to be used for lithotripsy, we would need to raise significant additional funds to fund our operations and execute on our business strategy and we may not be successful in those efforts.
We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Our ability to compete in the highly competitive medical devices industry depends upon our ability to attract and retain highly qualified managerial, scientific, sales and medical personnel. We are highly dependent on our senior management team. Will McGuire, our Chief Executive Officer, has been diagnosed with a serious illness not caused by COVID-19 and has been undergoing treatment for his illness. He continues to fulfill all of his duties and responsibilities and has stated his desire to continue in such roles. We do not expect our Chief Executive Officer to relinquish any of his responsibilities or duties in the short term as a result of this diagnosis, however, his condition may change and prevent him from doing so. The Board is monitoring the situation and is evaluating its options in the event Mr. McGuire has to reduce or discontinue his roles. The loss of the services of any of our executive officers and other key employees, and our inability to find suitable replacements could result in delays in product development and harm our business.
We face intense competition for executive-level talent from a variety of sources, including from current and potential competitors in the medical device and healthcare industries. Our continued success is dependent, in part, upon our ability to attract and retain superior executive officers.
Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all. To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have issued stock options and restricted stock units that vest over time. The value to employees of stock options and restricted stock units that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. The decline in our stock price may create additional challenges by reducing the retention value of our equity awards to these employees. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with our key employees, these employment agreements provide for
at-will
employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level
and senior managers as well as junior,
mid-level
and senior scientific and medical personnel. If we are not successful in attracting and retaining highly qualified personnel, it would have a material adverse effect on our business, financial condition, and results of operations.
We may be unable to successfully remedy the performance, shelf life and calibration issues associated with our DABRA catheters, achieve market acceptance of DABRA, or achieve revenue growth.
Our ability to grow our revenue in future periods will depend on our ability to successfully remedy the inconsistencies in our DABRA catheter performance, penetrate our target markets and increase sales of our products and any new product indications that we introduce, which will, in turn, depend in part on our success in growing our installed unit base and driving continued use of our systems, including long-term adoption by physicians. During the fourth quarter of 2018 and into 2019, we saw an increase in calibration issues experienced by physicians. In addition, in reviewing the performance inconsistencies, we found that our catheters occasionally overheated, which could cause a risk of injury to patients and physicians. These higher than anticipated rates of non-calibration
resulted in customer dissatisfaction with the product, resulting in what we believe to be fewer purchases by our customers. In the third quarter of 2019, we determined that catheters that were more than two months from sterilization had a significantly higher rate of non-calibration
than catheters that were within two months of sterilization. As a result, in September 2019, we initiated a voluntary recall of our catheters to replace
12-month
shelf life labeled catheters with
two-month
shelf life labeled catheters. Accordingly, we reduced the number of sales and marketing personnel in order to conserve cash and focus our efforts on key territories and accounts. We also initiated a voluntary recall of our DABRA catheters to replace
12-month
shelf life labeled catheters with
two-month
shelf life labeled catheters and have paused commercial sales not related to our atherectomy clinical trial. These actions will likely make it more difficult in the near term to achieve significant revenue growth. In addition, new product indications will also need to be approved or cleared by the FDA and comparable
non-U.S.
regulatory agencies to help drive revenue growth. If we cannot achieve revenue growth, it would have a material adverse effect on our business, financial condition, and results of operations.
Our success depends in large part on DABRA. If we are unable to successfully manufacture, market and sell DABRA, our business prospects will be significantly harmed.
Our future financial success will depend substantially on our ability to effectively and profitably manufacture, market and sell DABRA. The commercial success of DABRA will depend on a number of factors, including the following:

•	our ability to timely remedy the current inconsistencies in our DABRA catheter performance, including extended shelf life and reduce non-calibrations, reduced kinking, and identify future issues;

•	our ability to further enhance our DABRA catheter performance with an improved design to make the catheter more kink-resistant when navigating tortuous anatomy;

•	our ability to develop a guidewire-compatible version of our DABRA catheter designed to allow physicians to navigate the vasculature more easily;

•	our ability to develop a larger diameter catheter to facilitate treatment of larger vessels more commonly seen in above-the-knee procedures;

•	our ability to upgrade the DABRA laser’s functionality and user interface, and maintain necessary regulatory clearances;

•	our ability to continue commercializing DABRA for its cleared indications for use with a smaller sales force;

•
our ability to complete our atherectomy trial in a timely manner or at all, which may be affected by reductions in voluntary medical procedures during the ongoing
COVID-19
pandemic as well as by limitations in our DABRA catheter performance, as described above;

•	our ability to receive FDA clearance for an atherectomy indication for use;

•
our ability to successfully complete the voluntary recall of our DABRA catheters and subsequently achieve market acceptance following the change in our labeling from a
12-month
to
two-month
shelf life;

•	our ability to improve and extend the shelf life of our DABRA catheters and obtain FDA clearance for the extended shelf life;

•	any agreements or punitive actions that arise out of any adverse judgment or settlement of the active and ongoing investigation by governmental agencies;

•	our ability to receive regulatory clearance or approval for, and timely introduce, enhancements to the DABRA catheter design;

•	the effectiveness of our and our distributors’ marketing and sales efforts in the U.S. and abroad, including our efforts to build out and properly train our sales team;

•	our ability to attract, motivate, train and retain experienced and qualified sales personnel;

•
the availability, perceived advantages, relative cost, relative safety, and relative efficacy of alternative and competing treatments, including the time and expertise needed for training to effectively use the DABRA system as compared to competing treatments;

•	our ability to properly support DABRA usage with our own qualified personnel or our ability to properly train and support our customers to use the DABRA system effectively on their own;

•	the availability of coverage and adequate levels of reimbursement under private and governmental health insurance plans for DABRA-based procedures;

•	our ability to obtain, maintain, and enforce our intellectual property rights in and to DABRA;

•	our ability to achieve and maintain compliance with regulatory requirements applicable to DABRA;

•	our ability to continue to develop, validate and maintain a commercially viable manufacturing process that is compliant with current Good Manufacturing Practices, or cGMP; and

•	whether we are required by the FDA or comparable non-U.S. regulatory authorities to conduct additional clinical trials for future or current indications.
If we fail to successfully market, manufacture and sell DABRA, we may not be able to achieve or maintain profitability, which will have a material adverse effect on our business, financial condition, and results of operations.
Our ability to successfully complete our atherectomy trial may continue to be hindered or delayed by the
COVID-19
pandemic and DABRA catheter performance limitations that are currently being addressed by various engineering efforts.
The current
COVID-19
pandemic and the DABRA catheter performance limitations have impacted our ability to complete our atherectomy study in a timely manner. For example, enrollment in our atherectomy clinical trial, and patients’ completion of our atherectomy trial, may be further delayed or slowed by continuing increases in
COVID-19
cases, as patients elect, or are asked, to postpone voluntary treatments and physicians’ offices are either closed or only performing procedures on patients with a more advanced disease state that may not meet the enrollment criteria for our atherectomy clinical trial. In addition, inconsistencies or limitations in our DABRA catheter performance, including a current two-month
shelf life and a history of
non-calibrations,

may deter some clinical sites from participating in our atherectomy study. Other limitations in our DABRA catheter performance, such as the potential for kinking during certain clinical scenarios or the lack of a guidewire-compatible version of our DABRA catheter, may limit the number of cases in which the DABRA catheter will be used during the trial. Laboratories may read or interpret clinical data differently than our clinical trial physicians’ initial assessment, which may lead to delays in the ultimate conclusion of our trial. Accordingly, we cannot predict whether or when we will be able to successfully complete our atherectomy indication trial. Any inability to complete our atherectomy indication trial could have an adverse impact on our ability to successfully manufacture, market and sell DABRA, which in turn could adversely impact our business, financial condition and results of operations.
We are required to devote significant resources to complying with the terms and conditions of our Corporate Integrity Agreement and, if we fail to comply, we could be subject to penalties or, under certain circumstances, excluded from government healthcare programs, which would materially adversely affect our business.
On December 28, 2020, we entered into a five-year Corporate Integrity Agreement with the OIG. The Corporate Integrity Agreement requires that we maintain our existing compliance programs, as well as expanding compliance-related requirements during the term of the Corporate Integrity Agreement. The Corporate Integrity Agreement requires us to establish specific procedures and requirements regarding consulting activities, marketing activities and other interactions with healthcare professionals and healthcare institutions and the sale and marketing of our products; ongoing monitoring, reporting, certification and training obligations; and the engagement of an independent review organization to perform certain auditing and reviews and prepare certain reports regarding our compliance with federal health care programs. Developing and maintaining these processes, policies and procedures necessary to comply with the Corporate Integrity Agreement will require a significant portion of management’s attention and the application of significant resources. In addition, while we have developed and instituted a corporate compliance program, we cannot guarantee that we, our employees, our consultants or our contractors are or will be in compliance with all potentially applicable U.S. federal and state regulations and/or laws, all potentially applicable foreign regulations and/or laws and/or all requirements of the Corporate Integrity Agreement. If we breach the Corporate Integrity Agreement, we could become liable for payment of certain stipulated penalties or could be excluded from participation in federal health care programs. The costs associated with compliance with the Corporate Integrity Agreement, or any liability or consequences associated with its breach, could have an adverse effect on our business.
Physicians and staff may not commit enough time to sufficiently learn how to use our products.
In order for physicians and staff to learn to use our products and familiarize themselves with our technology, we encourage physicians to attend structured training sessions. There are many nuances to successfully using our products. For example, the DABRA catheter is fragile and may be prone to bending, a problem known as kinking. In addition, the DABRA laser needs to be calibrated correctly for each use. During the fourth quarter of 2018 and into 2019, we saw an increase in calibration issues experienced by physicians. In addition, in reviewing the performance inconsistencies, we found that our catheters occasionally overheated, which could cause a risk of injury to patients and physicians. Although we are instituting measures intended to improve calibration and decrease kinking in the future, physicians and their staff must utilize the technology on a regular basis to ensure they maintain the skill set necessary to use our products. This will depend on their willingness to attend training sessions or sufficiently familiarize themselves with DABRA. An inability to train a sufficient number of physicians to generate adequate demand for our products could have a material adverse effect on our business, financial condition, and results of operations.
Our products may not gain or maintain market acceptance among physicians and patients and others in the medical community.
Our success will depend, in part, on the acceptance of our products as safe, useful and, with respect to physicians, cost effective and easy to use. We cannot predict how quickly, if at all, catheterization laboratories and physicians will accept our products or, if accepted, how frequently they will be used. Patients and their care providers must believe our products offer benefits over alternative treatment methods. Additional factors that will influence whether our products gain and maintain market acceptance, include:

•	whether we are able to successfully and timely remedy the inconsistencies in our DABRA catheter performance, including extending shelf life and reducing non-calibrations;

•	whether physicians, catheterization laboratory owners and operators, patients, and others in the medical community consider our products to be safe, effective, and cost-effective treatment methods;

•	our ability to improve and extend the shelf life of our DABRA catheters and obtain FDA clearance for the extended shelf life;

•	our ability to further enhance our DABRA catheter performance with an improved design to reduce kinking when navigating tortuous anatomy;

•	our ability to develop a guidewire-compatible version of our DABRA catheter designed to allow physicians to navigate the vasculature more easily;

•	our ability to upgrade the DABRA laser’s functionality and user interface, and maintain necessary regulatory clearances;

•	whether we are able to receive FDA clearance for an atherectomy indication for use;

•	the potential and perceived advantages of our products over alternative treatment methods;

•	the convenience, amount of training required, and ease of use of DABRA relative to alternative treatment methods;

•	matters arising out of our completed Audit Committee investigation, securities class action and derivative lawsuit, including the impact of any settlement or adverse judgment;

•	the prevalence and severity of any side effects associated with using our products;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	limitations or warnings contained in the labeling cleared or approved by the FDA or other authorities;

•	the cost of treatment in relation to alternative treatments methods;

•	pricing pressure, including from group purchasing organizations, or GPOs, seeking to obtain discounts on DABRA based on the collective buying power of the GPO members;

•	the availability of adequate coverage, reimbursement and pricing by third-party payors, including government authorities;

•	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors, including government authorities;

•	our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost effectiveness of, and patient benefits from, our products; and

•	the effectiveness of our sales and marketing efforts for DABRA.
If we do not adequately educate physicians about PAD and the existence and proper use of our products, DABRA may not gain market acceptance, as many physicians do not routinely screen for PAD while screening for coronary artery disease, or CAD. Additionally, even if our products achieve market acceptance, they may not maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost effective. Failure to achieve or maintain market acceptance and/or market share would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition, and results of operations.

The continuing development of our products depends upon our developing and maintaining strong working relationships with physicians.
The research, development, marketing and sale of our current products and any potential new and improved products or future product indications for which we receive regulatory clearance or approval depend upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding the development, marketing and sale of our products. Physicians assist us as researchers, marketing and product consultants and public speakers. If we cannot maintain our strong working relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our business, financial condition, and results of operations. At the same time, companies in the medical device industry are under continued scrutiny by the OIG and the DOJ, for improper relationships with physicians. For example, on December 28, 2020, we entered into a Settlement Agreement and a related Corporate Integrity Agreement related to a resolution of a DOJ civil investigation concerning, among other things, whether we paid improper remuneration to physicians and other healthcare providers in violation of the Anti-Kickback Statute, 42 U.S.C.
§1320a-7b.
Our failure to comply with the Corporate Integrity Agreement or requirements governing the industry’s relationships with physicians, including the reporting of certain payments to physicians under the National Physician Payment Transparency Program (Open Payments) or the reputational harm or negative publicity resulting from the settlement of the pending government investigation could impact physicians’ willingness to conduct business with us, which would have a material adverse effect on our business, financial condition, and results of operations.
We have experienced inconsistencies in our DABRA catheter performance. This and any other development or manufacturing problems or delays could limit the potential growth of our revenue or increase our losses.
Beginning in the fourth quarter of 2018, we started experiencing inconsistencies in our DABRA catheter performance. We believed at the time that these inconsistencies were related to controlling the temperature of the oven used in the manufacturing process, which we had previously referred to as production limitations. These inconsistencies led to an increase in the number of catheters that failed to calibrate at customer sites, despite calibrating successfully during our quality assurance steps. During that same period, our sales team noted higher rates of non-calibration
of catheters at customer physician offices. The higher-than-anticipated rates of non-calibration
resulted in customer dissatisfaction with the product, resulting in what we believe to be fewer purchases by our customers and therefore lower revenue during the fourth quarter of 2018 and into 2019. However, the decrease in purchases and the impact of such decrease on our revenues is not determinable. In response, we upgraded our temperature control regulator and made certain changes in our production flow and validated the changes that we believed corrected the production limitations. After manufacturing several well-performing lots with this upgraded process, the percentage of catheters that failed to calibrate at customer sites began to increase after decreasing during April and May 2019. After collecting field data and performing internal testing, we observed that while catheters can perform satisfactorily up to one year, catheters that were more than two months from sterilization had a significantly higher rate of non-calibration
than catheters that were within two months from sterilization. As a result, in September 2019, we initiated a voluntary recall of our catheters to replace
12-month
shelf life labeled catheters with
two-month
shelf life labeled catheters. At the FDA’s request, we engaged in additional shelf life testing as part of a special 510(k) and suspended commercial sales of catheters in order to remedy the shelf life issues. The FDA subsequently decided not to clear the special 510(k) and requested to see additional test data to confirm the stability of the shelf life before permitting us to resume commercial sales. We submitted this additional test data with respect to the DABRA shelf life in March 2021 in a traditional 510(k) and received clearance by the FDA in July 2021.
There can be no assurance that we will be able to timely correct the performance issues related to the DABRA catheters or that a premarket FDA submission would not be required for such changes. In addition, the manufacture of our products is subject to strict regulatory requirements as described in the risk factor titled “Our medical device operations are subject to pervasive and continuing FDA regulatory requirements.” Problems can arise during the manufacturing process for a number of reasons, including equipment malfunction, failure to maintain or follow necessary protocols and procedures, raw material problems or human error. If we are unable to timely remedy our inconsistencies in our DABRA catheter performance or if we otherwise fail to meet our internal quality standards or the quality system regulations enforced by the FDA or other applicable regulatory bodies, which include detailed manufacturing and quality obligations, our reputation could be damaged, we could be required to issue a safety alert to our customer or initiate a recall, we could incur product liability and other costs, product approvals could be delayed, suspended or revoked, enforcement action could be initiated by regulatory authorities, we could be required to cease commercialization of DABRA and our business could otherwise be adversely affected.
In addition, our production processes and assembly methods may require additional changes to accommodate any significant expansion of our manufacturing capacity, which may increase our manufacturing costs, delay production of our products, reduce our product margin, be subject to FDA approval and adversely impact our business. Conversely, if demand for our products shifts such that a manufacturing facility is operated below its capacity for an extended period, we may adjust our manufacturing operations to reduce fixed costs, which could lead to uncertainty and delays in manufacturing times and quality during any transition period.
Additionally, since our products are manufactured at our sole manufacturing facility in Carlsbad, California, any contamination of the controlled environment, equipment malfunction, or failure to strictly follow procedures can significantly reduce our yield. A drop in yield can increase our cost to manufacture our products or, in more severe cases, require us to halt the manufacture of our products until the problem is resolved. Identifying and resolving the cause of a drop in yield can require substantial time and resources.
If our manufacturing activities are adversely impacted, our revenue could be impaired, market acceptance for our products could be adversely affected and our customers might instead purchase our competitors’ products, which would have a material adverse effect on our business, financial condition, and results of operations.
We may face additional issues associated with the voluntary recall of our DABRA catheters if we are unable to show that we initiated a timely recall and improved calibration rates in the use of our DABRA catheters.
In the third quarter of 2019, we initiated a voluntary recall of our DABRA catheters to replace
12-month
shelf life labeled catheters with
two-month
shelf life labeled catheters, as we observed through field data and internal testing that catheters more than two months from sterilization have a significantly higher rate of non-calibration.
While the newly labeled DABRA catheters showed a significant decrease in non-calibrations,
we have paused commercial sales of DABRA catheters not being used for the atherectomy clinical trial while we continue our engineering efforts to improve the shelf life of our catheters.
We have incurred losses in recent periods and may be unable to achieve profitability in the future.
We incurred losses from continuing operations of $19.0 million and $35.5 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. As of September 30, 2021, we had an accumulated deficit of $170.0 million. We expect to continue to incur significant manufacturing, product development, regulatory and other expenses as we continue to remedy the inconsistencies in our DABRA catheter performance, to obtain regulatory clearances or approvals for our products in additional jurisdictions and for additional indications, to develop new products or add new features to our existing products, and to defend, cooperate and resolve pending lawsuits and government investigation, as applicable. In addition, our general and administrative expenses have increased following our IPO and we expect these costs to continue due to the additional costs associated with being a public company. The losses that we incur may fluctuate significantly from period to period. We will need to generate significant additional revenue in order to achieve and sustain profitability and, even if we achieve profitability, we cannot be sure that we will remain profitable for an extended period of time. Our failure to achieve or maintain profitability would have a material adverse effect on our business, financial condition, and results of operations and could negatively impact the value of our common stock.
If our sole manufacturing facility becomes damaged or inoperable, or we are required to vacate the facility, our ability to manufacture and sell our products and to pursue our research and development efforts may be jeopardized.
We currently manufacture and assemble our products in our sole manufacturing facility in Carlsbad, California. Our products consist of components sourced from a variety of suppliers, with final assembly completed at our facility. Our facility and equipment, or those of our suppliers, could be harmed or rendered inoperable by natural or man-made
disasters, including earthquakes, fires, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, extreme weather conditions, medical epidemics, and other natural or man-made
disasters, pandemics, epidemics, or other business interruptions, for which we are predominantly self-insured. Any of these may render it difficult or impossible for us to manufacture products for an extended period of time. If our facility is inoperable for even a short period of time, the inability to manufacture our current products, and the interruption in research and development of any future products, may result in harm to our reputation, increased costs, lower revenue and the loss of customers, which would have a material adverse effect on our business, financial condition, and results of operations. Furthermore, it could be costly and time-consuming to repair or replace our facility and the equipment we use to perform our research and development work and manufacture our products. We also rely on third-party component suppliers, and our ability to obtain commercial supplies of our products could be disrupted if the operations of these suppliers are affected by a man-made
or natural disaster or other business interruption, which would have a material adverse effect on our business, financial condition, and results of operations.
The emergence and effects related to a pandemic, epidemic or outbreak of an infectious disease, including the current
COVID-19
pandemic, could adversely affect our operations.
If a disaster such as a pandemic, epidemic, outbreak of an infectious disease or other public health crisis were to occur in an area in which we operate, our operations could be adversely affected. For example,
COVID-19
has now been characterized as a global pandemic and how long and how extensive the economic effects will last has not been determined. The extent to which
COVID-19
impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and the actions to contain it or treat its impact, among others. A further spread of the pandemic could cause the temporary closure of our manufacturing facility and those used in our supply chain processes, restrictions on the export or shipment of our products, business closures in impacted areas, and further restrictions on our employees’ and consultants’ ability to travel and to meet with customers. The pandemic has caused, and will likely continue to cause, delays in enrollment in our atherectomy indication trial. In addition, we have experienced delays in receiving shipments of parts which has had an impact on the timing of our key engineering efforts but has not affected our ability to support our atherectomy indication clinical trial. The pandemic could also adversely affect our ability to secure additional financing in a timely manner or on favorable terms, if at all.
We are involved in securities litigation, and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations and cash flows.
In June 2019, we became the subject of a lawsuit alleging securities law violations based on alleged misstatements or omissions in the Registration Statement for our IPO and in subsequent public statements. This type of litigation can be expensive and disruptive to normal business operations, and the outcome can be difficult to predict regardless of the facts involved. An unfavorable outcome with respect to this lawsuit could have a material adverse effect on our business, financial condition, results of operations or cash flows. For additional information regarding this lawsuit, see
Note 14. Commitments and Contingencies
in the notes to the unaudited condensed financial statements included elsewhere in this prospectus.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit or halt the marketing and sale of our products and could result in recalls, delayed shipments and rejection of our products and damage to our reputation and could expose us to regulatory or other legal action.
We face an inherent risk of product liability as a result of the marketing and sale of our products. For example, we may be sued if our products cause or are perceived to cause injury or are found to be otherwise unsuitable during manufacturing, marketing or sale. For example, in connection with the review of our performance inconsistencies, our catheters were found to occasionally overheat. Any product liability claim may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or breach of warranty. In addition, we may be subject to claims against us even if the apparent injury is due to the actions of others or the pre-existing
health of the patient. For example, we rely on physicians in connection with the use of our products on patients. If these physicians are not properly trained, including on the intended use, or are negligent, the capabilities of our products may be diminished, or the patient may suffer critical injury. We may also be subject to claims that are caused by the activities of our suppliers, such as those who provide us with components and sub-assemblies.
There can be no assurance that we will be able to detect, remedy and report all defects in the products that we sell, including successfully remedying the issues with our catheters’ performance. These issues with performance could result in the rejection of our products by physicians, damage to our reputation, lost sales, diverted development resources and increased customer service and support costs and warranty claims. Individuals could sustain injuries from our products, and we may be subject to claims or lawsuits resulting from such injuries. There is a risk that these claims or liabilities may exceed, or fall outside the scope of, our insurance coverage. Moreover, we may not be able to retain adequate liability insurance in the future.
If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit, delay or halt commercialization of our products. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	harm to our reputation;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	diversion of management’s time and our resources;

•	monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	inability to market and sell our products; and

•	a resulting decline in the price of our common stock.
We believe our product liability insurance is customary for similarly situated companies, but it may not be adequate to cover all liabilities that we may incur. We may not be able to maintain or obtain insurance at a reasonable cost or in an amount adequate to satisfy any liability that may arise, if at all. Our insurance policy contains various exclusions, and we may be subject to a product liability claim for which we have no coverage. The potential inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or inhibit the marketing and sale of products we develop. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts, which would have a material adverse effect on our business, financial condition, and results of operations.
We face substantial competition, which may result in others discovering, developing or commercializing products more successfully than us.
The medical device industry is intensely competitive and subject to rapid and significant technological change. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
Our competitors may also develop products that are more effective, more convenient, more widely used, less costly, have higher reimbursement coverage or have a better safety profile than our products and these competitors may also be more successful than us in manufacturing and marketing their products.
Our competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, as well as in acquiring technologies complementary to, or necessary for, our programs. Competition for these people in the medical device industry is intense and we may face challenges in retaining and recruiting such individuals if, for example, other companies may provide more generous compensation and benefits, more diverse opportunities, and better chances for career advancement than we do. Some of these advantages may be more appealing to high-quality candidates and employees than those we have to offer. In addition, the decline in our stock price has created additional challenges by reducing the retention value of our equity awards. Because of the complex and technical nature of our systems and the dynamic market in which we compete, any failure to attract and retain a sufficient number of qualified employees could materially harm our ability to develop and commercialize our technology, which would have a material adverse effect on our business, financial condition, and results of operations.
We may be unable to compete successfully with companies in our highly competitive industry, many of whom have substantially greater resources than we do.
The healthcare industry is highly competitive. There are numerous approved products for treating vascular diseases in the indications in which we have received clearance or approval and those that we may pursue in the future. Many of these cleared or approved products are well-established and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may encourage the use of competitors’ products. In addition, many companies are developing products, and we cannot predict what the standard of care will be in the future.
Our primary competitors for DABRA include Medtronic plc, Cardiovascular Systems Inc., Boston Scientific Corp., Avinger, Inc., Koninklijke Philips N.V., including Volcano Corporation and Spectranetics Corporation, Becton Dickinson and Company, including products from the C.R. Bard acquisition, AngioDynamics and Abbott Laboratories. These companies are manufacturers of products used in competing therapies within the peripheral arterial disease market such as:

•	atherectomy, using mechanical and laser ablation methods to remove vascular blockages;

•	balloon angioplasty and stents;

•	specialty balloon angioplasty, such as scoring balloons, pillowing balloons, cutting balloons and drug-coated balloons; and

•	amputation.
We also face competition from pharmaceutical companies that produce drugs which aim to destroy plaque or remove blockages in the bloodstream.

Many of our competitors have substantially greater financial, manufacturing, commercial, and technical resources than we do. There has been consolidation in the industry, and we expect that to continue. Larger competitors may have substantially larger sales and marketing operations than we do. This may allow those competitors to spend more time with current and potential customers and to focus on a larger number of current and potential customers, which gives them a significant advantage over our sales and marketing team and our international distributors in making sales. In addition, we are often selling to customers who already utilize our competitors’ products and who have established relationships with our competitors’ sales representatives and familiarity with our competitors’ products.
Larger competitors may also have broader product lines, which enables them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical trials, obtaining FDA and
non-U.S.
regulatory clearances or approvals and marketing cleared or approved products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. For example, our competitors with laser-based products may develop upgrades to their lasers that make them easier to use, more efficient or more functional and they may more quickly obtain necessary FDA and
non-U.S.
regulatory clearances and approvals for such improvements. This may render our technology or products obsolete or noncompetitive. Our competitors may also be better equipped than we are to respond to competitive pressures. If we are unable to compete successfully in our industry, it would have a material adverse effect on our business, financial condition, and results of operations.
If DABRA is not cleared or approved for new indications, our commercial opportunity will be limited.
We market and sell DABRA for use as a tool in the treatment of vascular blockages resulting from lower extremity vascular disease. Although physicians, in the practice of medicine, may prescribe or use marketed products for uncleared or unapproved indications, manufacturers may promote their products only for the cleared or approved indications and in accordance with the provisions of the cleared or approved label. However, one of our strategies in the future is to pursue additional vascular indications for DABRA. Submitting the required applications for additional indications may require substantial additional funding beyond our cash and cash equivalents as of September 30, 2021. We cannot assure you that we will be able to successfully obtain clearance or approval for any of these additional product indications through the application process or that a premarket FDA submission may not be necessary.
Even if we obtain FDA clearance or approval to market our products for additional indications in the U.S., we cannot assure you that any such indications will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If we are unable to successfully develop our products for additional indications, our commercial opportunity will be limited, which would have a material adverse effect on our business, financial condition, and results of operations.
If we make acquisitions or divestitures, we could encounter difficulties that harm our business.
To date, the growth of our business has been organic, and we have no experience in acquiring other businesses, products or technologies. We may acquire companies, products or technologies that we believe to be complementary to the present or future direction of our business. If we engage in such acquisitions, we may have difficulty integrating the acquired personnel, financials, operations, products or technologies. Acquisitions may dilute our earnings per share, disrupt our ongoing business, distract our management and employees, increase our expenses, subject us to liabilities, and increase our risk of litigation, all of which could harm our business. If we use cash to acquire companies, products or technologies, it may divert resources otherwise available for other purposes. If we use our common stock to acquire companies, products or technologies, our stockholders may experience substantial dilution.

Technological change may adversely affect sales of our products and may cause our products to become obsolete.
The medical device market is characterized by extensive research and development and rapid technological change. Technological progress or new developments in our industry could adversely affect sales of our products. Our products could be rendered obsolete because of future innovations by our competitors or others in the treatment of vascular diseases, which would have a material adverse effect on our business, financial condition, and results of operations.
Consolidation in the medical device industry could have an adverse effect on our revenue and results of operations.
Many medical device industry companies are consolidating to create new companies with greater market power. For example, the Spectranetics Corporation was acquired by Koninklijke Philips N.V in 2017. As the medical device industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease and our earnings, financial condition, or cash flows would suffer, which would have a material adverse effect on our business, financial condition, and results of operations.
We may be subject to enforcement actions, competitor lawsuits, or other claims if we engage or are found to have engaged in the off-label
promotion of our products.
Our promotional materials and training methods must comply with FDA regulations and other applicable laws, including restraints and prohibitions on the promotion of off-label,
or uncleared use, of our products. Physicians may use our products for off-label
use without regard to these prohibitions, as FDA regulations do not restrict or regulate a physician’s choice of treatment within the practice of medicine. Although our policy is to follow published FDA guidance in order to avoid promoting our products improperly, the FDA or other regulatory agencies or third parties could disagree and conclude that we have engaged in off-label
promotion. For example, our DABRA Laser System has been cleared by the FDA for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and has an intended use for ablating a channel in occlusive peripheral vascular disease. We have not received FDA clearance or approval to market DABRA for an atherectomy indication, and we may not promote DABRA for an atherectomy indication. Without admitting any liability or wrongdoing, on December 28, 2020, we entered into a Settlement Agreement with the DOJ, other settlement agreements with certain state attorneys general and a related Corporate Integrity Agreement that resolved civil investigations and a related civil lawsuit. Our pivotal clinical study of the DABRA Laser System completed in 2017 would not be sufficient to expand our
FDA-cleared
indication for use to an atherectomy indication for use, which the FDA currently defines to include a prespecified improvement in luminal patency, or prespecified increase in the openness of the artery at a pre-defined
time point, such as nine months following a DABRA procedure, using a consistent assessment tool.
We cannot predict the extent to which our competitors may be successful in dissuading physicians from using the DABRA system out of concerns regarding reimbursement. Furthermore, we may incur additional liability from claims initiated under the Lanham Act or other federal and state unfair competition laws with respect to how our products have been marketed and promoted.
In addition, we operate in an industry characterized by extensive litigation. However, the scope of potential liability with respect to any such claims, enforcement actions, or lawsuits is uncertain, and we cannot assure you that we will not receive claims from competitors or other third parties or be subject to enforcement actions in the future from regulatory agencies. For example, the FDA, FTC, the Office of the Inspector General of the Department of Health and Human Services, or HHS, the DOJ and various state attorneys general actively enforce laws and regulations that prohibit the promotion of
off-label
uses. As disclosed above, on December 28, 2020, we entered into a Settlement Agreement and the related Corporate Integrity Agreement to resolve a DOJ civil investigation into, among other things, whether we marketed and promoted DABRA devices for unapproved uses that were not covered by federal healthcare programs, and in connection with the Settlement Agreement, we also have reached agreements with certain state attorneys general.
The False Claims Act prohibits, among other things, making a fraudulent claim for payment of federal funds, causing such a fraudulent claim to be made, or making a false statement to get a false claim paid. The government may assert that a claim resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim under the False Claims Act. Many companies have faced government investigations or lawsuits by whistleblowers who bring a qui tam
 action under the False Claims Act on behalf of themselves and the government for a variety of alleged improper marketing activities, including providing free product to customers expecting that the customers would bill federal programs for the product, providing consulting fees, grants, free travel and other benefits to physicians to induce them to prescribe the company’s products, and inflating prices reported to private price publication services, which are used to set drug reimbursement rates under government healthcare programs. In addition, the government and private whistleblowers have pursued False Claims Act cases against medical device companies for causing false claims to be submitted as a result of the marketing of their products for unapproved uses. Medical device and other healthcare companies also are subject to other federal false claim laws, including federal criminal healthcare fraud and false statement statutes that extend to non-government
health benefit programs. If we are found to have improperly promoted off-label
uses, we may be subject to significant liability, including civil fines, criminal fines and penalties, civil damages, exclusion from federal funded healthcare programs and potential liability under the federal False Claims Act and any applicable state false claims act. Due to the Settlement Agreement and the Corporate Integrity Agreement and the concluded SEC investigation, we have incurred, and will continue to incur, substantial legal costs, including settlement costs, costs of compliance with such agreements, and payments made pursuant to such agreements, and business disruption, including from ongoing and future compliance with such agreements. In the future, if we are found to have violated the False Claims Act, it may result in significant financial penalties, on a per claim or statement basis, treble damages and exclusion from participation in federal health care programs. In addition, if the FDA determines that our promotional materials or training constitutes promotion of an off-label
use, it could request that we modify our training or promotional materials, which could negatively impact our marketing and decrease demand for our products. Conduct giving rise to such liability could also form the basis for private civil litigation by third-party payers, competitors, or other persons claiming to be harmed by such conduct.
The FDA, HHS, DOJ, and/or state attorneys general, competitors, and other third parties may take the position that we have violated or are not in compliance with such guidelines, and if such non-compliance
is proven, it could harm our reputation, financial condition or divert financial and management resources from our core business and would have a material adverse effect on our business, financial condition and results of operations. Moreover, threatened or actual government enforcement actions or lawsuits by third parties have and could continue to generate adverse publicity, which could decrease demand for our products and require that we devote substantial resources that could be used productively on other aspects of our business.
Regardless of whether actions are commenced, if we were to settle with one or more government agencies, including those conducting the ongoing and unresolved investigation identified above, such settlements could include an agreement to pay civil or criminal damages, injunctions, cease and desist orders, deferred prosecution agreements, or other equitable remedies, exclusion from governmental health care programs, and the curtailment or restructuring of our operations, any of which would have a material adverse effect on our business, financial condition and results of operations for years after any settlement is reached. In light of the ongoing nature of the investigation, whether actions will be commenced, whether this investigation can be settled before or after actions are commenced, and the terms on which this investigation can be resolved is not certain.

Litigation and other legal proceedings may adversely affect our business.
From time to time we are involved in and may become involved in legal proceedings relating to patent and other intellectual property matters, product liability claims, employee claims, tort or contract claims, federal regulatory investigations, securities class action, and other legal proceedings or investigations, which could have an adverse impact on our reputation, business and financial condition and divert the attention of our management from the operation of our business. For example, we are currently a party to securities litigation and other litigation as set forth in the “Legal Proceedings.” Litigation is inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future, which could have a material adverse effect on our business, financial condition, and results of operations. Adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers’ confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.
We must indemnify or advance reasonable legal expenses for officers and directors, including, in certain circumstances, former employees and directors, in their defense against legal proceedings, unless certain conditions apply. A prolonged uninsured expense and indemnification obligation could have a material adverse effect on our business, financial condition, and results of operations.
We are subject to numerous laws and regulations related to healthcare fraud and abuse, false claims, anti-bribery and anti-corruption laws, such as the U.S. Anti-Kickback Statute and Foreign Corrupt Practices Act of 1977, in which violations of these laws could result in substantial penalties, exclusion and prosecution.
In the U.S., we are subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. There are similar laws in other countries. These laws may impact, among other things, the sales, marketing and education programs for our products. The federal Anti-Kickback Statute prohibits persons from knowingly and willingly soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program. The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Any allegation, investigation, or violation of domestic healthcare fraud and abuse laws could result in government or internal investigations, significant diversion of resources, exclusion from government healthcare programs and the curtailment or restructuring of our operations, significant fines, penalties, or other financial consequences, any of which may ultimately have a material adverse effect on our business, financial condition, and results of operations.
For our sales and operations outside the U.S., we are similarly subject to various heavily enforced anti-bribery and anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, U.K. Bribery Act, and similar laws around the world. These laws generally prohibit U.S. companies and their employees and intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business or gaining any advantage. We face significant risks if we, which includes our third parties, fail to comply with the FCPA and other anti-corruption and anti-bribery laws.
We leverage various third parties to sell our products and conduct our business abroad, including to government-owned universities and hospitals. We, our distributors and channel partners, and our other third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities (such as in the context of obtaining government approvals, registrations, or licenses or sales to government owned or controlled healthcare facilities, universities, institutes, clinics, etc.) and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. To that end, while we have adopted and implemented internal control policies and procedures and employee training and compliance programs to deter prohibited practices, such compliance measures ultimately may not be effective in prohibiting our employees, contractors, third parties, intermediaries or agents from violating or circumventing our policies and/or the law.
Responding to any enforcement action or related investigation may result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Any violation of the FCPA, other applicable anti-bribery, anti-corruption laws, healthcare laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, which could have a material and adverse effect on our reputation, business, financial condition, and results of operations for years after these investigations are resolved.
Governmental export or import controls could limit our ability to compete in foreign markets and subject us to liability if we violate them.
Our products may be subject to U.S. export controls. Governmental regulation of the import or export of our products, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, we may be fined, or other penalties could be imposed, including a denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell access to our products would likely materially and adversely affect our business, financial condition, and results of operations.
A variety of risks associated with marketing our products internationally could materially adversely affect our business.
In addition to selling our products in the U.S., we have sold DABRA outside of the U.S. in the past. We are subject to additional risks related to operating in foreign countries, including:

•	differing regulatory requirements in foreign countries;

•	differing reimbursement regimes in foreign countries, including price controls and lower payment;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	difficulties staffing and managing foreign operations;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	potential liability under the FCPA or comparable foreign regulations;

•
challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the U.S.;

•	product shortages resulting from any events affecting raw material or finished good supply or distribution or manufacturing capabilities abroad;

•	the impact of the current situation relating to trade with China and tariffs and other trade barriers that may be implemented by governmental authorities;

•	the impact of public health epidemics on the global economy, such as the new coronavirus currently impacting the U.S., Europe, China and elsewhere; and

•	business interruptions resulting from geo-political actions, including war and terrorism.
These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations, which would have a material adverse effect on our business, financial condition, and results of operations.
Changes in trade policies among the U.S. and other countries, in particular the imposition of new or higher tariffs, could place pressure on our average selling prices as our customers seek to offset the impact of increased tariffs on their own products. Increased tariffs or the imposition of other barriers to international trade could have a material adverse effect on our revenues and operating results.
The U.S. has imposed or proposed new or higher tariffs on certain products exported by a number of U.S. trading partners, including China, Europe, Canada, and Mexico. In response, many of those trading partners, including China, have imposed or proposed new or higher tariffs on American products. Continuing changes in government trade policies create a heightened risk of further increased tariffs that impose barriers to international trade.
Tariffs on our customers’ products may adversely affect our gross profit margins in the future due to the potential for increased pressure on our selling prices by customers seeking to offset the impact of tariffs on their own products. We believe that increases in tariffs on imported goods or the failure to resolve current international trade disputes could have a material adverse effect on our business and operating results.
If we experience significant disruptions in our information technology systems, our business may be adversely affected.
We depend on our information technology systems for the efficient functioning of our business, including the manufacture, distribution and maintenance of DABRA, as well as for accounting, financial reporting, data storage, compliance, purchasing and inventory management. We do not have redundant information technology systems at this time. Our information technology systems may be subject to computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures and user errors, among other malfunctions. In addition, a variety of our software systems are cloud-based data management applications hosted by third-party service providers whose security and information technology systems are subject to similar risks. Technological interruptions would impact our business operations would disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers or disrupt our customers’ ability use our products for treatments. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our business, financial condition, and results of operations. Currently, we carry business interruption coverage to mitigate certain potential losses, but this insurance is limited in amount, subject to deductibles, and we cannot be certain that such potential losses will not exceed our policy limits. We are increasingly dependent on complex information technology to manage our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance our existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a material adverse effect on our business, financial condition, and results of operations.
Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.
We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. As an “emerging growth company,” we will avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. However, we may no longer avail ourselves of this exemption when we cease to be an “emerging growth company” unless at that time we are still a “smaller reporting company.” When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.
In reviewing the allegations and findings from an Audit Committee investigation related to an initially anonymous complaint in 2019, as well as additional matters discovered during the course of the investigation, we identified material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses that we identified related to the aggregation of control deficiencies in our control environment, in particular an inappropriate “tone at the top” set by certain members of senior management, a failure to promote adherence to our Code of Ethics and Conduct, and the lack of sufficient competent resources in key roles at the organization.
The material weaknesses discussed were remediated as of December 31, 2019. We incurred significant costs to remediate those weaknesses, primarily personnel costs, external consulting and legal fees, system implementation costs, and related indirect costs including the use of facilities and technology. However, completion of remediation does not provide assurance that our controls will operate properly or that our financial statements will be free from error, which may undermine our ability to provide accurate, timely and reliable reports on our financial and operating results. There may be additional undetected material weaknesses in our internal control over financial reporting, as a result of which we may not detect financial statement errors on a timely basis. Further, to the extent we identify additional material weaknesses, we will not be able to fully assess whether corrective measures will remediate the material weakness in our internal control over financial reporting until we have completed our implementation efforts and sufficient time passes in order to evaluate their effectiveness. In addition, if we identify additional errors that result in material weaknesses in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. Moreover, in the future we may engage in business transactions, such as acquisitions, reorganizations or implementation of new information systems that could negatively affect our internal control over financial reporting and result in material weaknesses.
If we identify additional material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.
In order to increase our revenue over the longer term, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.
At December 31, 2021, we had 61 full-time employees. In the third quarter of 2019, we began implementing certain operational efficiency and cost savings initiatives intended to align our resources with our product strategy, reduce our operating expenses, and manage our cash flows. These cost efficiency initiatives include targeted workforce reductions of our sales and marketing teams.
Over the longer term, we intend to hire and train additional skilled sales personnel. At such time, we would expect to need additional managerial, operational, sales, marketing, financial, and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining, and motivating additional employees, including additional members of our sales force;

•	managing our internal development efforts effectively, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.
Our future financial performance and our ability to successfully market and sell our products will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day
activities in order to devote a substantial amount of time to managing these growth activities.
If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our products and, accordingly, may not achieve our research, sales and marketing goals, which would have a material adverse effect on our business, financial condition, and results of operations.
We actively employ social media as part of our marketing strategy, which could give rise to regulatory violations, liability, fines, breaches of data security or reputational damage.
Despite our efforts to monitor evolving social media communication guidelines and comply with applicable rules, there is risk that the use of social media by us, our employees or our customers to communicate about our products or business may cause us to be found in violation of applicable requirements, including requirements of regulatory bodies such as the FDA and Federal Trade Commission. For example, promotional communications and endorsements on social media that, among other things, promote our products for uses or in patient populations that are not described in the product’s approved labeling (known as
“off-label
uses”), do not contain a fair balance of information about risks associated with using our products, make comparative or other claims about our products that are not supported by sufficient evidence, and/or do not contain required disclosures could result in an enforcement actions against us. In addition, adverse events, product complaints, off-label
usage by physicians, unapproved marketing or other unintended messages posted on social media could require an active response from us, which may not be completed in a timely manner and could result in regulatory action by a governing body. Further, our employees may knowingly or inadvertently make use of social media in ways that may not comply with our corporate policies or other legal or contractual requirements, which may give rise to liability, lead to the loss of trade secrets or other intellectual property, or result in public exposure of personal information of our employees, clinical trial patients, customers and others. Furthermore, negative posts or comments about us or our products in social media could seriously damage our reputation, brand image and goodwill, which would have a material adverse effect on our business, financial condition, and results of operations.
Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we may become exposed to, or collect and store sensitive data, including procedure-based information and legally-protected health information, credit card, and other financial information, insurance information, and other potentially personally identifiable information. We also store sensitive intellectual property and other proprietary business information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology, or IT, and infrastructure, and that of our third-party billing and collections provider and other technology partners, may be vulnerable to cyber attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. We rely extensively on IT systems, networks and services, including internet sites, data hosting and processing facilities and tools, physical security systems and other hardware, software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist in conducting our business. A significant breakdown, invasion, corruption, destruction or interruption of critical information technology systems or infrastructure, by our workforce, others with authorized access to our systems or unauthorized persons could negatively impact operations. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our or our third-party providers’ systems, portable media or storage devices. We could also experience a business interruption, theft of confidential information or reputational damage from industrial espionage attacks, malware or other cyber-attacks, which may compromise our system infrastructure or lead to data leakage, either internally or at our third-party providers. Although the aggregate impact on our operations and financial condition has not been material to date, we have been the target of events of this nature and expect them to continue as cybersecurity threats have been rapidly evolving in sophistication and becoming more prevalent in the industry. We are investing in protections and monitoring practices of our data and IT to reduce these risks and continue to monitor our systems on an ongoing basis for any current or potential threats. There can be no assurance, however, that our efforts will prevent breakdowns or breaches to our or our third-party providers’ databases or systems that could adversely affect our business.

Risks Related to Government Regulation and our Industry
Regulatory compliance is expensive, complex and uncertain, and a failure to comply could lead to enforcement actions against us and other negative consequences for our business.
The FDA and similar agencies regulate our products as medical devices. Complying with these regulations is costly, time consuming, complex and uncertain. FDA regulations and regulations of similar agencies are wide-ranging and include, among other things, oversight of:

•	product design, development, manufacture (including suppliers) and testing;

•	pre-clinical and clinical studies;

•	product safety and effectiveness;

•	product labeling;

•	product storage and shipping;

•	record keeping;

•	pre-market clearance or approval;

•	marketing, advertising and promotion;

•	product sales and distribution;

•	product changes;

•	product recalls; and

•	post-market surveillance and reporting of deaths or serious injuries and certain malfunctions.
Our current products are subject to extensive regulation by the FDA and
non-U.S.
regulatory agencies. Further, all of our potential products and improvements of our current products will be subject to extensive regulation and will likely require permission from regulatory agencies and ethics boards to conduct clinical trials, and clearance or approval from the FDA and
non-U.S.
regulatory agencies prior to commercial sale and distribution. Failure to comply with applicable U.S. requirements may subject us to a variety of administrative or judicial actions and sanctions, such as Form 483 observations, warning letters, untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. The FDA can also refuse to clear or approve pending applications. Any enforcement action by the FDA and other comparable
non-U.S.
regulatory agencies could have a material adverse effect on our business, financial condition, and results of operations.
Our medical device operations are subject to pervasive and continuing FDA regulatory requirements.
Medical devices regulated by the FDA are subject to “general controls” which include:

•	registration with the FDA; listing commercially distributed products with the FDA;

•	complying with applicable cGMPs under the Quality System Regulations, or QSR;

•	filing reports with the FDA of and keeping records relative to certain types of adverse events associated with devices under the medical device reporting regulation;

•	assuring that device labeling complies with device labeling requirements;

•	reporting recalls and certain device field removals and corrections to the FDA; and

•	obtaining premarket notification 510(k) clearance for devices prior to marketing.
As previously disclosed, the Audit Committee found, among other things, that we, out of a concern for the DABRA catheters’ performance, engaged in efforts to replace product held by customers, which constituted product recalls, but were not documented as such. As disclosed above, we have entered into a Settlement Agreement, and the agreements with the participating states, resolving a DOJ civil investigation concerning certain Covered Conduct (as defined in the Settlement Agreement), and the OIG has agreed, conditioned upon our full payment of amounts owed in the Settlement Agreement, and in consideration of our obligations under a Corporate Integrity Agreement, to release our permissive exclusion rights and refrain from instituting any administrative action seeking to exclude us from participating in Medicare, Medicaid, or other federal health care programs as a result of the Covered Conduct. The Corporate Integrity Agreement has a five-year term and imposes monitoring, reporting, certification, documentation, oversight, screening, and training obligations on us, including the hiring of a compliance officer and independent review organization.
Some devices known as “510(k)-exempt” devices can be marketed without prior marketing clearance or approval from the FDA. In addition to the “general controls,” Class II medical devices are also subject to “special controls,” including in many cases adherence to a particular guidance document and compliance with the performance standard. As Class II, 510(k)-cleared devices, our products are subject to both general and special controls. Instead of obtaining 510(k) clearance, most Class III devices are subject to premarket approval, or PMA. We do not believe any of our current products are Class III devices, but future products could be, which would subject them to the PMA process.
Many medical devices, such as medical lasers, are also regulated by the FDA as “electronic products.” In general, manufacturers and marketers of “electronic products” are subject to certain FDA regulatory requirements intended to ensure the radiological safety of the products. These requirements include, but are not limited to, filing certain reports with the FDA about the products and defects/safety issues related to the products as well as complying with radiological performance standards.
In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting, or MDR, requirements, including the reporting of adverse events and malfunctions related to our products. We are required to file MDRs if our products may have caused or contributed to a serious injury or death or malfunctioned in a way that could likely cause or contribute to a serious injury or death if it were to recur. Any such MDR that reports a significant adverse event could result in negative publicity, which could harm our reputation and future sales. For example, the Audit Committee found that we failed to timely make at least two MDRs to the FDA which have since been reported. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory clearances or approvals, product seizures, injunctions or the imposition of civil or criminal penalties which may have a material adverse effect on our business, financial condition, and results of operations.
The medical device industry is now experiencing greater scrutiny and regulation by federal, state and foreign governmental authorities. Companies in our industry are subject to more frequent and more intensive reviews and investigations, often involving the marketing, business practices, and product quality management. For example, as discussed above, on December 28, 2020, we entered into a Settlement Agreement with the DOJ to resolve a civil False Claims Act investigation and related civil action, and in connection with the Settlement Agreement, we also have reached agreements that resolve previously disclosed related investigations conducted by certain state attorneys general. Under the Settlement Agreement, and the agreements with the participating states, we are required to make an initial payment of $2.5 million, of which we paid $2.4 million in December 2020 and $0.1 million in April 2021. We also may be required to make additional payments in the future upon the achievement of revenue targets or consummating a change-in-control
transaction. We also entered into a
5-year
Corporate Integrity Agreement with the OIG. The Settlement Agreement does not include a release for any conduct other than the Covered Conduct or any criminal liability related to the Covered Conduct. This settlement and our ongoing obligations under the Corporate Integrity Agreement may result in greater and continuing governmental scrutiny of our business in the future.

Additionally, federal, state and foreign governments and entities have enacted laws and issued regulations and other standards requiring increased visibility and transparency of our interactions with healthcare providers. For example, the U.S. Physician Payment Sunshine Act, now known as Open Payments, requires us to report to the Centers for Medicare & Medicaid Services, or CMS, payments and other transfers of value to all U.S. physicians and U.S. teaching hospitals, with the reported information made publicly available on a searchable website. As previously disclosed, the Audit Committee found that we lacked documentation of sufficient detail and specificity regarding certain payments to physicians, ostensibly for training and consulting services, and as to three physicians did not accurately reflect the purpose and nature of approximately $300,000 of payments, which that could be perceived as an improper attempt to obtain business or to gain special advantage, and we subsequently entered into the Settlement Agreement with the DOJ relating to claims under the civil False Claims Act investigation concerning, among other things, whether we marketed and promoted DABRA devices for unapproved uses that were not covered by federal healthcare programs, and whether we paid improper remuneration to physicians and other healthcare providers in violation of the Anti-Kickback Statute. Effective January 2022, we are also required to collect and report information on payments or transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, and certified nurse-midwives. Failure to comply with these legal and regulatory requirements could impact our business, and we have had and will continue to spend substantial time and financial resources to develop and implement enhanced structures, policies, systems and processes to comply with these legal and regulatory requirements, which may also impact our business and which could have a material adverse effect on our business, financial condition, and results of operations for years after any resolution of these investigations and any resulting claims are resolved.
Product clearances and approvals can often be denied or significantly delayed.
Under FDA regulations, unless exempt, a new medical device may only be commercially distributed after it has received 510(k) clearance, is authorized through the de novo classification process, or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to another legally marketed product not subject to a PMA. Sometimes, a 510(k) clearance must be supported by preclinical and clinical data. Our ability to enroll patients in clinical trials, including our atherectomy indication trial, could be impacted by the
COVID-19
outbreak, as many patients are electing or being asked to delay procedures at this time.
The PMA process typically is more costly, lengthy and stringent than the 510(k) process. Unlike a 510(k) review which determines “substantial equivalence,” a PMA requires that the applicant demonstrate reasonable assurance that the device is safe and effective by producing valid scientific evidence, including data from preclinical studies and human clinical trials. Therefore, to obtain regulatory clearance or approvals, we typically must, among other requirements, provide the FDA and similar foreign regulatory authorities with preclinical and clinical data that demonstrate to their satisfaction that our products satisfy the criteria for approval. Preclinical testing and clinical trials must comply with the regulations of the FDA and other government authorities in the U.S. and similar agencies in other countries.
We may be required to obtain PMAs, PMA supplements or additional 510(k) premarket clearances to market modifications to our existing products. The FDA requires device manufacturers to make and document a determination of whether a device modification requires approval or clearance; however, the FDA can review a manufacturer’s decision. The FDA may not agree with our decisions not to seek approvals or clearances for particular device modifications. If the FDA requires us to obtain PMAs, PMA supplements or premarket clearances for any modification to a previously cleared or approved device, we may be required to cease manufacturing and marketing the modified device and perhaps also to recall such modified device until we obtain FDA clearance or approval. We may also be subject to significant regulatory fines or penalties.
The FDA may not approve our current or future PMA applications or supplements or clear our 510(k) applications on a timely basis or at all. For example, the
COVID-19
outbreak could affect the FDA’s ability to

review applications or supplements. Such delays or refusals could have a material adverse effect on our business, financial condition, and results of operations.
The FDA may also change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently approved or cleared products on a timely basis. Any of these actions could have a material adverse effect on our business, financial condition, and results of operations.
International regulatory approval processes may take more or less time than the FDA clearance or approval process. If we fail to comply with applicable FDA and comparable
non-U.S.
regulatory requirements, we may not receive regulatory clearances or approvals or may be subject to FDA or comparable
non-U.S.
enforcement actions. We may be unable to obtain future regulatory clearance or approval in a timely manner, or at all, especially if existing regulations are changed or new regulations are adopted. For example, the FDA clearance or approval process can take longer than anticipated due to requests for additional clinical data and changes in regulatory requirements. A failure or delay in obtaining necessary regulatory clearances or approvals would materially adversely affect our business, financial condition, and results of operations.
Although we have obtained regulatory clearance for our products in the U.S. and certain
non-U.S.
jurisdictions, they will remain subject to extensive regulatory scrutiny.
Although our products have obtained regulatory clearance in the U.S. and certain
non-U.S.
jurisdictions, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, effectiveness, and other post-market information, including both federal and state requirements in the U.S. and requirements of comparable
non-U.S.
regulatory authorities.
Our manufacturing facility is required to comply with extensive requirements imposed by the FDA and comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to the QSR or similar regulations set by foreign regulatory authorities. Following our voluntary recalls and given our Audit Committee findings, we have a heightened potential for an FDA inspection. As such, we will be subject to continual review and inspections to assess compliance with the QSR and adherence to commitments made in any 510(k) application. Accordingly, we continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production and quality control.
Any regulatory clearances or approvals that we have received for our products will be subject to limitations on the cleared or approved indicated uses for which the product may be marketed and promoted or to the conditions of approval or contain requirements for potentially costly post-marketing testing. We are required to report certain adverse events and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing product safety issues could result in increased costs to assure compliance. The FDA and other agencies, including the DOJ, closely regulate and monitor the post-clearance or approval marketing and promotion of products to ensure that they are marketed and distributed only for the cleared or approved indications and in accordance with the provisions of the cleared or approved labeling.
Promotional communications with respect to devices are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s cleared or approved labeling. As such, we may not promote our products for indications or uses for which they do not have clearance or approval. However, physicians can use their independent and professional judgment and use our products for off-label
purposes, as FDA regulations do not restrict a physician’s choice of treatment with the practice of medicine. Prior to making certain changes to a cleared product, including certain changes to product labeling, the holder of a cleared 510(k) application may be required to submit a new premarket application and obtain clearance or approval.

If a regulatory agency discovers previously unknown problems with our products, such as adverse events of unanticipated severity or frequency, or problems with our facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of our products, such regulatory agency or enforcement authority may impose restrictions on that product or us, including requiring withdrawal of the product from the market. In addition to this type of penalty for failing to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	subject our manufacturing facility to an adverse inspectional finding or Form 483, or other compliance or enforcement notice, communication, or correspondence;

•	issue warning or untitled letters that would result in adverse publicity or may require corrective advertising;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory clearances or approvals;

•	refuse to clear or approve pending applications or supplements to approved applications submitted by us;

•	impose restrictions on our operations, including closing our sub-assembly suppliers’ facilities;

•	seize or detain products; or

•	require a product recall.
In addition, violations of the Federal Food, Drug, and Cosmetic Act, or FDCA, relating to the promotion of approved products may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws. As disclosed previously, we settled a DOJ civil False Claims Act investigation concerning, among other things, whether we marketed and promoted DABRA devices for unapproved uses that were not covered by federal healthcare programs.
Any government adverse finding, regulatory sanction or investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory clearance or approval is withdrawn, it would have a material adverse effect on our business, financial condition, and results of operations.
Our products may be subject to additional recalls, revocations or suspensions after receiving FDA or foreign approval or clearance, which could divert managerial and financial resources, harm our reputation, and adversely affect our business.
The FDA and similar foreign governmental authorities have the authority to order the recall of our products because of any failure to comply with applicable laws and regulations, or defects in design or manufacture. A government mandated or voluntary product recall by us could occur because of, for example, component failures, device malfunctions, or other adverse events, such as serious injuries or deaths, or quality-related issues such as manufacturing errors or design or labeling defects.
For example, we have conducted four recent recalls related to our DABRA product. In September 2019, we initiated a voluntary recall of our DABRA catheters to replace
12-month
shelf life labeled catheters with
two-month
shelf life labeled catheters, which we believe will significantly reduce the number of catheters that fail to calibrate. We submitted a request for termination to the FDA in February 2020, and as of July 2020, 98% of the affected product has been returned to us. A voluntary recall of DABRA lasers was initiated in January 2020 to correct a software issue that could result in user or patient injury or may adversely impact laser performance. This recall was classified as a Class II recall by the FDA. The FDA terminated this recall on

November 1, 2021. In addition, in July 2020, we initiated a voluntary recall of our DABRA lasers to replace the wheels with lower profile wheels that were cleared by the FDA in the DABRA 510(k). We formally notified the FDA of this recall in accordance with applicable law. This field correction was completed in March 2021. The Company considers this recall complete and submitted to the FDA a final status report in March 2021 requesting termination of this field correction. In October 2020 we initiated a voluntary recall of our DABRA lasers to replace the footswitch with a footswitch that meets specification for protection from ingress of solids or liquids. We formally notified the FDA of this recall in accordance with applicable law. This recall was classified as a Class II recall by the FDA. This field correction was completed in October 2021. The Company considers this recall complete and submitted to the FDA a final status report in October 2021 requesting termination of this field correction. Any government-mandated recall or additional voluntary recall by us could occur as a result of component failures, manufacturing errors, design or labeling defects or other issues. These voluntary recalls and any future recalls of our products could divert managerial and financial resources, harm our reputation and adversely affect our business.
In addition, the FDA conducted an unannounced facility inspection in December 2019. The FDA issued to us a Form 483 that included observations that schedules for the adjustment, cleaning, and other maintenance of equipment have not been adequately established, a device master record index was not current, and document control procedures have not been fully established. We responded to the FDA with the corrective measures we are taking and to address the issued identified in the Form 483 and based on this information, the FDA issued to us an Establishment Inspection Report, or EIR, closing out the inspection. All actions are complete, and the final Form 483 report was sent to the FDA on September 25, 2020.
Also, we have been engaged in additional shelf life testing at the FDA’s request as part of a special 510(k). Due to recent variations noted in the shelf life of the catheter during our testing procedures, we have paused commercial sales of DABRA catheters not being used for the atherectomy clinical trial. We submitted additional test data in March 2021 related to the DABRA catheter shelf life in a traditional 510(k), which was cleared by the FDA in July 2021.
Depending on the corrective action we take to address a product’s deficiencies or defects, the FDA may require, or we may voluntarily decide, that we will need to seek and obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including adverse inspection findings, FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future.
As part of our investigation into the DABRA device performance, we conducted an internal audit of the clinical study that was used to support the device’s 510(k) application. The audit consisted of review of clinical study documentation that was retained by the study sponsor and found adequate evidence to support the safety and efficacy reported in the clinical study report submitted with the 510(k) application. The other observations identified by the audit were found to not have a major impact on the reported results of the study. If FDA were to disagree with the outcome of the audit and take the position that the issues with the clinical trial were reportable to the FDA, we could be required to issue a safety alert to our customers or initiate a recall, we could incur product liability and other costs, product clearances or approvals could be delayed, suspended or revoked, enforcement action could be initiated by regulatory authorities, we could be required to cease commercialization of DABRA and our business could otherwise be adversely affected.
In addition, we are subject to medical device reporting regulations that require us to report to the FDA or similar foreign governmental authorities if one of our products may have caused or contributed to a death or serious injury or if we become aware that it has malfunctioned in a way that would be likely to cause or contribute to a death or serious injury if the malfunction recurred. After a May 2018 inspection, the FDA issued to us a Form 483 that included observations for failure to properly evaluate whether certain complaints related to DABRA that we have received rose to a level required to be reported to the FDA. At that time, in response, we informed the FDA that we have modified our complaint review procedures and we completed a retrospective evaluation and have not found any complaints which require a submission to the FDA. We have not requested, and the FDA has not issued, an EIR related to this inspection. In connection with our Audit Committee investigation, the Audit Committee also found failures to properly identify reportable events or to file timely reports, as well as failure to address each of the May 2018 observations to FDA’s satisfaction. Although we have since identified and made the appropriate reports to the FDA, these prior failures can subject us to sanctions and penalties, including warning letters and recalls. Physicians, hospitals and other healthcare providers may make similar reports to regulatory authorities. Any such reports may trigger an investigation by the FDA or similar foreign regulatory bodies, which could divert managerial and financial resources, harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.
Material modifications to our devices may require new 510(k) clearances or premarket approvals or may require us to recall or cease marketing our devices until clearances or approvals are obtained.
Material modifications to the intended use or technological characteristics of our devices will require new 510(k) clearances or premarket approvals or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. Based on FDA published guidelines, the FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement, or clearance; however, the FDA can review a manufacturer’s decision. Any modification to an
FDA-cleared
device that would significantly affect its safety or efficacy or that would constitute a major change in its intended use would constitute a material modification and would require a new 510(k) clearance or possibly a premarket approval. If required, we may not be able to obtain additional 510(k) clearances or premarket approvals for new devices or for modifications to, or additional indications for, our devices in a timely fashion, or at all. Delays in obtaining required future clearances would harm our ability to introduce new or enhanced devices in a timely manner, which in turn would harm our future growth. We have made modifications to our devices in the past and will make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for the modifications, we may be required to recall and to stop selling or marketing our devices as modified, which could harm our operating results and require us to redesign our platform devices. In these circumstances, we may also be subject to significant enforcement actions such as significant regulatory fines or penalties. Furthermore, the FDA’s ongoing review of the 510(k) program may make it more difficult for us to modify our previously cleared products, either by imposing stricter requirements on when a new 510(k) for a modification to a previously cleared product must be submitted or applying more onerous review criteria to such submissions.
If we or our suppliers fail to comply with the FDA’s Quality System Regulation or any applicable state equivalent, our operations could be interrupted, and our potential product sales and operating results could suffer.
We and our suppliers are required to comply with the FDA’s QSR, which delineates, among other things, the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution and installation requirements, complaint handling, records requirements, servicing requirements, and statistical techniques potentially applicable to the production of our medical devices. We and our suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market products overseas. The FDA enforces the QSR through periodic and announced or unannounced inspections of manufacturing facilities. Our facility has been inspected by the FDA and other regulatory authorities, and we anticipate that we and certain of our third-party component suppliers will be subject to additional future inspections. If our facility or manufacturing processes or our suppliers’ facilities or manufacturing processes are found to be in non-compliance
or fail to take

satisfactory corrective action in response to adverse QSR inspectional findings, the FDA could take legal or regulatory enforcement actions against us and/or our products, including but not limited to the cessation of sales or the initiation of a recall of distributed products, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.
Current regulations depend heavily on administrative interpretation. If the FDA does not believe that we are in compliance with applicable FDA regulations, the agency could take legal or regulatory enforcement actions against us and/or our products. We are also subject to periodic inspections by the FDA, other governmental regulatory agencies, as well as certain third-party regulatory groups. Future interpretations made by the FDA or other regulatory bodies made during the course of these inspections may vary from current interpretations and may adversely affect our business and prospects. The FDA’s and other comparable
non-U.S.
regulatory agencies’ statutes, regulations, or policies may change, and additional government regulation or statutes may be enacted, which could increase post-approval regulatory requirements, or delay, suspend, prevent marketing of any cleared or approved products or necessitate the recall of distributed products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.
The medical device industry has been under heightened FDA scrutiny as the subject of government investigations and enforcement actions. If our operations and activities are found to be in violation of any FDA laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and other legal and/or agency enforcement actions. Any penalties, damages, fines, or curtailment or restructuring of our operations or activities could adversely affect our ability to operate our business and our financial results. The risk of us being found in violation of FDA laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend ourselves against that action and its underlying allegations, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. Where there is a dispute with a federal or state governmental agency that cannot be resolved to the mutual satisfaction of all relevant parties, we may determine that the costs, both real and contingent, are not justified by the commercial returns to us from maintaining the dispute or the product.
Various claims, design features or performance characteristics of our medical devices, that we regarded as permitted by the FDA without new marketing clearance or approval, may be challenged by the FDA or state or foreign regulators. The FDA or state or foreign regulatory authorities may find that certain claims, design features or performance characteristics, in order to be made or included in the products, may have to be supported by further clinical studies and marketing clearances or approvals, which could be lengthy, costly and possibly unobtainable.
If any of our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be required to report under applicable medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.
Under the FDA medical device reporting regulations, or MDR regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. For example, for DABRA, the most frequent complication reported to us as a result of post-market surveillance is clinically non-significant
vessel perforation. In connection with an internal audit of our regulatory reporting systems and our Audit Committee investigation, we have revised and continue to monitor our internal operating procedures for complaint handling and adverse event classifications. We reviewed all adverse medical events that were reported to us prior to and during the Audit Committee investigation and retrospectively filed three MDRs with the FDA.
If we fail to report events required to be reported to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require our time and capital, distract management from operating our business, and may harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.
Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business, financial condition, results of operations and cash flows in our key markets.
There have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control or manage the increasing costs of healthcare and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the coverage and reimbursement available for our products and could limit the acceptance and availability of our products on the market. The adoption of proposals to control costs could have a material adverse effect on our business, financial condition, and results of operations.
For example, in the U.S., in March 2010, the PPACA was passed. The PPACA was intended to make significant changes to the way healthcare is financed by both federal and state governments and private insurers, with direct impacts to the medical device industry. Among other provisions, the PPACA imposed, with limited exceptions, a deductible excise tax of 2.3% on sales of medical devices by entities, including us, that manufacture or import certain medical devices offered for sale in the U.S., including many of our products. The Consolidated Appropriations Act, 2016 (Pub. L.
114-113),
signed into law in December 2015, included a
two-year
moratorium on the medical device excise tax. A second
two-year
moratorium on the medical device excise tax was signed into law in January 2018 as part of the Extension of Continuing Appropriations Act, 2018 (Pub. L.
115-120),
extending the moratorium through December 31, 2019. On December 20, 2019, President Trump signed into law a permanent repeal of the medical device tax under the PPACA, but there is no guarantee that Congress or the President will not reverse course in the future. If such an excise tax on sales of certain of our products in the U.S. is enacted, it could have a material adverse effect on our business, financial condition, and results of operations.
In addition, the PPACA and the Medicare Access and CHIP Reauthorization Act of 2015 substantially changed the way healthcare is delivered and financed by both governmental and private insurers. These changes included the creation of demonstration programs and other value-based purchasing initiatives that provide financial incentives for physicians and hospitals to reduce costs, including incentives for furnishing low-cost
therapies for chronic wounds even if those therapies are less effective than our products. Under the Trump Administration, there were ongoing efforts to modify or repeal all or part of PPACA or take executive action that affects its implementation. Tax reform legislation was passed that includes provisions that impact healthcare insurance coverage and payment such as the elimination of the tax penalty for individuals who do not maintain health insurance coverage (the so-called
“individual mandate”). Such actions or similar actions could have a negative effect on the utilization of our products. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit upheld a lower court’s determination in
Texas v. Azar
,
4:18-cv-00167,
that the individual mandate was unconstitutional and remanded the case to the lower court for further analysis as to whether PPACA as a whole is unconstitutional because the individual mandate is not severable from other provisions of the law. In June 2021, the United States Supreme Court upheld the PPACA when it dismissed a legal challenge to the ACA’s constitutionality. Further, legislative and regulatory changes under the PPACA remain possible, although the new federal administration under President Biden has signaled that it plans to build on the PPACA and expand the number of people who are eligible for health insurance under it. It is unclear how the Supreme Court decision, future litigation and healthcare measures promulgated by the Biden administration will impact the implementation of the PPACA and our business, financial condition and results of operations. Complying with any new legislation or reversing changes implemented under the PPACA could be time-intensive and expensive, resulting in a material adverse effect on our business.
Other healthcare reform legislative changes have also been proposed and adopted in the U.S. since the PPACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, led to aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013, which, due to subsequent legislative amendments, will stay in effect through 2030, with the exception of a temporary suspension implemented under various
COVID-19
relief legislation from May 1, 2020 through June 30, 2022 (the sequestration cut will be reduced to 1% from April 1, 2022, to June 30, 2022, unless additional congressional action is taken). In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Further, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. As a result of reform of the U.S. healthcare system, changes in reimbursement policies or healthcare cost containment initiatives may limit or restrict coverage and reimbursement for procedures using our products and cause our revenue to decline. Additionally, individual states in the U.S. have also become increasingly active in passing legislation and implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. Moreover, Medicare, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase, and which suppliers will be included in their healthcare programs. Adoption of price controls and other cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures may prevent or limit our ability to generate revenue, attain profitability.
Various new healthcare reform proposals are emerging at the federal and state level. Any new federal and state healthcare initiatives that may be adopted could limit the amounts that federal and state governments will pay for healthcare products and services and could have a material adverse effect on our business, financial condition, and results of operations.
Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payors could decrease the demand for our products and the number of procedures performed using our devices, which could have an adverse effect on our business.
Our products are purchased principally by physician office-based labs, which typically bill various third-party payors, including governmental programs, such as Medicare and Medicaid, private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of our customers to obtain reimbursement for procedures that are performed using our products from government and private third-party payors is critical to our success. The availability of coverage and reimbursement for procedures performed using our products affects which products customers purchase and the prices they are able to pay to us.
Reimbursement can vary based on geographical location, type of provider/customer, and third-party payor and can significantly influence the acceptance of new products and services. Third-party payors may view some procedures performed using our products as experimental and may not provide coverage. Third-party payors may not cover and reimburse our customers for certain procedures performed using our products in whole or in part in the future, or payment rates may decline and not be adequate, or both. Further, coverage and reimbursement by third-party payors to our customers is also related to billing codes to describe procedures performed using our products. Hospitals and physicians use several billing codes to bill for such procedures. Third-party payors may not continue to recognize the current procedural technology, or CPT, codes available for use by our customers. The CPT codes may change undermining our customer’s ability to use those codes and reimbursement may be interrupted. Furthermore, some payors may not accept these new or revised codes for payment. If payors do not cover atherectomy, physicians may not perform as many DABRA treatments as they otherwise would perform. Consequently, we may not be able to sell as many catheters for DABRA treatments as projected.
Reimbursement rates are unpredictable, and we cannot project how our business may be affected by future legislative and regulatory developments. Future legislation or regulation, or changing payment methodologies, may have a material adverse effect on our business, financial condition, and results of operations, and reimbursement may not be adequate for all customers. From time to time, typically on an annual basis, payment amounts are updated and revised by third-party payors. Because the cost of our products generally is recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed, these updates, especially lower payments could directly impact the demand for our products. For example, in July 2013, the Centers for Medicare and Medicaid Services, or CMS, proposed reimbursement changes that would have decreased reimbursement for procedures in an outpatient-based facility, such as a catheterization lab. Although CMS chose not to implement those changes in 2013, we cannot assure you that CMS will not take similar actions in the future.
After we develop new products or seek to market our products for new approved or cleared indications, we may find limited demand for the product unless government and private third-party payors provide adequate coverage and reimbursement to our customers. Obtaining codes and reimbursement for new products may require an extended, multi-year effort. Even with reimbursement approval and coverage by government and private payors, providers submitting reimbursement claims for new products or existing products with new approved or cleared indications may face delay in payment if there is confusion by providers or payors regarding the appropriate codes to use in seeking reimbursement. Such delays may create an unfavorable impression within the marketplace regarding the level of reimbursement or coverage available for our products.
Demand for our products or new approved indications for our existing products may fluctuate over time if federal or state legislative or administrative policy changes affect coverage or reimbursement levels for our products, or the services related to our products. In the U.S., there have been, and we expect there will continue to be, legislative and regulatory proposals to change the healthcare system, such as the potential repeal of the PPACA, some of which could significantly affect our business. It is uncertain what impact the current U.S. presidential administration will have on healthcare spending. If enacted and implemented, any measures to restrict healthcare spending could result in decreased revenue from the sale of our products and decreased potential returns from our research and development initiatives. Other legislative or administrative reforms to the U.S. or international reimbursement systems in a manner that significantly reduces reimbursement for procedures performed using our products or denies coverage for those procedures could have a material adverse effect on our business, financial condition, and results of operations.
Our sales into foreign markets expose us to risks associated with international sales and operations.
We have historically sold into foreign markets and plan to continue to do so when we re-commercialize
DABRA. Conducting international operations subjects us to risks that could be different than those faced by us in the U.S. The sale and shipment of our products across international borders, as well as the purchase of components and products from international sources, subject us to extensive U.S. and foreign governmental trade, import and export and customs regulations and laws, including, but not limited to, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury, as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons.

Compliance with these regulations and laws is costly, and failure to comply with applicable legal and regulatory obligations could adversely affect us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our distribution and sales activities.
These risks may limit or disrupt our expansion, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization or expropriation without fair compensation. Operating in international markets also requires significant management attention and financial resources.
Our employees, independent contractors, consultants, commercial partners, distributors, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk that our employees, independent contractors, consultants, commercial partners, distributors, and vendors and other individuals or entities with whom we have arrangements may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) the laws of the FDA and other similar foreign regulatory bodies, including those laws requiring the reporting of true, complete and accurate information to such regulators; (ii) manufacturing standards; (iii) healthcare fraud and abuse laws in the U.S. and similar foreign fraudulent misconduct laws; or (iv) laws that require the true, complete and accurate reporting of financial information or data. These laws may impact, among other things, future sales, marketing, and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, waste, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commissions, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.
We have adopted a code of ethics and business conduct, but it is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent these activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. For example, the Audit Committee investigation identified certain behavior inconsistent with the Company’s Code of Ethics and Conduct and related policies. In addition, as discussed above, we entered into to a Settlement Agreement with the DOJ to resolve a civil investigation and related civil action, and in connection with the Settlement Agreement, entered into a
5-year
Corporate Integrity Agreement with the OIG. We have incurred, and will continue to incur, costs related to compliance under, and payments made pursuant to, the Settlement Agreement and Corporate Integrity Agreement. These expenses and the diversion of the attention of the management team that has occurred, and is expected to continue, has adversely affected, and could continue to adversely affect, our business, financial condition, and results of operations. If such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in government investigations, civil and criminal proceedings, the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, additional integrity reporting and oversight obligations, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect our ability to operate our business and our results of operations. In the future, whether or not we are successful in defending against such further actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations, which could have a material adverse effect on our business, financial condition, and results of operations.

Environmental and health safety laws may result in liabilities, expenses and restrictions on our operations.
Federal, state, local and foreign laws regarding environmental protection, hazardous substances and human health and safety may adversely affect our business. Using hazardous substances in our operations exposes us to the risk of accidental injury, contamination or other liability from the use, storage, importation, handling, or disposal of hazardous materials. If our or our suppliers’ operations result in the contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines, and any liability could significantly exceed our insurance coverage and have a material adverse effect on our on our business, financial condition, and results of operations. Future changes to environmental and health and safety laws could cause us to incur additional expenses or restrict our operations, which could have a material adverse effect on our business, financial condition, and results of operations.
Our operations and relationships with customers and third-party payors are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to penalties including criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.
Healthcare providers and third-party payors play a primary role in the recommendation of our cleared devices and any future cleared or approved devices. Our current and future arrangements with providers, third-party payors and customers may be materially limited because of broadly applicable fraud and abuse and other healthcare laws and regulations. The business or financial arrangements and relationships through which we market, sell and distribute our cleared devices could also be constrained.
Restrictions under applicable U.S. federal and state healthcare laws and regulations may include the following:

•
the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

•
federal false claims laws, including the federal False Claims Act, imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Persons and entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label;

•
the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, established new statutes imposing criminal healthcare fraud liability and increased civil monetary penalties for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. A person or entity does not need to have actual knowledge of the healthcare fraud statutes HIPAA established or specific intent to violate them in order to have a liability;

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health, or HITECH, Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, on covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers, as well as their business associates that perform certain services for or on their behalf involving the use or disclosure of individually identifiable health information with respect to safeguarding the privacy, security and transmission of individually identifiable health information. We believe we are not a covered entity for purposes of HIPAA, and we believe that we generally do not conduct our business in a manner that would cause us to be a business associate under HIPAA;

•
the U.S. Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members. Effective January 2022, for data reported to CMS in 2022 and collected in 2021, the reporting obligations with respect to covered recipients have been expanded to include payments or transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse-midwives; and

•
analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental
third-party payors, including private insurers.

Some state laws require medical device companies to comply with the medical device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require medical device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. In addition, we may be subject to state and
non-U.S.
laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Our Audit Committee identified certain conduct that may implicate healthcare laws and FDA regulatory requirements, including a failure to timely make at least two MDRs to the FDA, replacement of product held by customers, which constituted product recalls, but were not documented as such, a lack of sufficient documentation to support certain payments to physicians, and as to three physicians did not accurately reflect the purpose and nature of the payments, instructions to salespeople to characterize DABRA as performing atherectomy and encouragement to doctors to seek reimbursement using atherectomy codes, and direction of potentially valuable benefits and opportunities to doctors that were informed in part by sales prospects. As disclosed above, we entered into a Settlement Agreement with the DOJ to resolve a civil investigation and related civil complaint concerning Covered Conduct.
We have undertaken efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations. Such efforts may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of product candidates from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Defending against any such actions can be costly and time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the above occurs, it could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs, which could have a material adverse effect on our business, financial condition, and results of operations.
If a breach of our measures protecting personal data covered by HIPAA, the HITECH Act, or the CCPA occurs, we may incur significant liabilities.
HIPAA, as amended by the HITECH Act, and the regulations that have been issued under it, impose certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of protected health information. The requirements and restrictions apply to “covered entities” (which include health care providers and insurers) as well as to their business associates that receive protected health information from them in order to provide services to or perform certain activities on their behalf. The statute and regulations also impose notification obligations on covered entities and their business associates in the event of a breach of the privacy or security of protected health information. We occasionally receive protected health information from our customers in the course of our business. As such, we believe that we are business associates and therefore subject to HIPAA’s requirements and restrictions with respect to handling such protected health information and have executed business associate agreements with certain customers.
In addition, California has enacted the California Consumer Privacy Act, or CCPA, which came into effect on January 1, 2020. Pursuant to the CCPA, certain businesses are required, among other things, to make certain enhanced disclosures related to California residents regarding the use or disclosure of their personal information, allow California residents to opt-out
of certain uses and disclosures of their personal information without penalty, provide Californians with other choices related to personal data in our possession, and obtain opt-in
consent before engaging in certain uses of personal information relating to Californians under the age of 16. The California Attorney General may seek substantial monetary penalties and injunctive relief in the event of our non-compliance
with the CCPA. The CCPA also allows for private lawsuits from Californians in the event of certain data breaches. Aspects of the CCPA remain uncertain, and we may be required to make modifications to our policies or practices in order to comply.
It is possible the data protection laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition, these privacy regulations may differ from country to country and state to state and may vary based on whether testing is performed in the U.S. or in the local country. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Further, compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We can provide no assurance that we are or will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which we do business. If we fail to comply or are deemed to have failed to comply with applicable privacy protection laws and regulations such failure could result in government enforcement actions and create liability for us, which could include substantial civil and/or criminal penalties, as well as private litigation and/or adverse publicity that could negatively affect our operating results and business.

Risks Related to our Intellectual Property
If we are unable to obtain and maintain patent protection for our products, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our existing products and any products we may develop, and our technology may be adversely affected.
As with other medical device companies, our ability to maintain and solidify a proprietary position for our products will depend upon our success in obtaining effective patent claims that cover such products, their manufacturing processes and their intended methods of use, and enforcing those claims once granted. Furthermore, in some cases, we may not be able to obtain issued claims covering DABRA, as well as other technologies that are important to our business, which are sufficient to prevent third parties, such as our competitors, from utilizing our technology. Any failure to obtain or maintain patent protection with respect to DABRA could have a material adverse effect on our business, financial condition, and results of operations.
Changes in either the patent laws or their interpretation in the U.S. and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our issued patents. Additionally, we cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.
The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure
and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, suppliers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in any of our pending patent applications, or that we were the first to file for patent protection of such inventions. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or license to third parties and are therefore reliant on our licensors or licensees. Therefore, these and any of our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example, with respect to proper priority claims, inventorship, and the like, although we are unaware of any such defects that we believe are of material importance. If we or any future licensors or licensees, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If any future licensors or licensees are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation or prosecution of our patents or patent applications, such patents or applications may be invalid and unenforceable. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.
In addition, if any patents are issued in the future, they may not provide us with any competitive advantages, or may be successfully challenged by third parties. Agreement terms that address non-competition
are difficult to enforce in many jurisdictions and may not be enforceable in any particular case. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market products or services similar to ours, or use trademarks similar to ours, each of which could materially harm our business. Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, the laws of other countries in which we now, or may in the future, conduct operations or contract for services may afford little or no effective protection of our intellectual property. The failure to adequately protect our intellectual property and other proprietary rights could materially harm our business.
The strength of patent rights involves complex legal and scientific questions and can be uncertain. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law or rules in ways affecting the scope or validity of issued patents. The patent applications that we own may fail to result in issued patents in the
U.S. or foreign countries with claims that cover our products or services. Even if patents do successfully issue from the patent applications that we own, third parties may challenge the validity, enforceability or scope of such patents, which may result in such patents being narrowed, invalidated or held unenforceable. Any successful challenge to our patents could deprive us of exclusive rights necessary for the successful commercialization of our products and services. Furthermore, even if they are unchallenged, our patents may not adequately protect our products and services, provide exclusivity for our products and services, or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents we hold or pursue with respect to our products and services is challenged, it could dissuade companies from collaborating with us to develop, or threaten our ability to commercialize, our products and services.
Patents have a limited lifespan. In the U.S., the natural expiration of a utility patent is generally 20 years after its effective filing date and the natural expiration of a design patent is generally 14 years after its issue date, unless the filing date occurred on or after May 13, 2015, in which case the natural expiration of a design patent is generally 15 years after its issue date. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our products and services, we may be open to competition. Further, if we encounter delays in our development efforts, the period of time during which we could market our products and services under patent protection would be reduced.
In addition to the protection afforded by patents, we also rely on trade secret protection to protect proprietary know-how
that may not be patentable or that we elect not to patent, processes for which patents may be difficult to obtain or enforce, and any other elements of our products and services that involve proprietary know-how,
information or technology that is not covered by patents. However, trade secrets can be difficult to protect. If the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secrets. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent.
If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from commercializing similar or identical technology and products would be adversely affected.
The patent position of medical device companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our products or which effectively prevent others from commercializing competitive technologies and products.
Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we own may be challenged, narrowed, circumvented, or invalidated by third parties. Consequently, we do not know whether DABRA will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing
manner which could materially adversely affect our business, financial condition, results of operations and prospects.
The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and our patents may be challenged in the courts or patent offices in the U.S. and abroad. We may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office, or USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes
review, or interference proceedings or other similar proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our priority of invention or other features of patentability with respect to our patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of DABRA. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us, which would have a material adverse effect on our business, financial condition, and results of operations.
Obtaining and maintaining our patent protection depends on compliance with various procedural measures, document submissions, fee payments and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance
with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the U.S. over the lifetime of our patents and applications. The USPTO and various
non-U.S.
government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance
can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, and results of operations.
We may not be able to protect our intellectual property and proprietary rights throughout the world.
Third parties may attempt to commercialize competitive products or services in foreign countries where we do not have any patents or patent applications where legal recourse may be limited. This may have a significant commercial impact on our foreign business operations.
Filing, prosecuting, and defending patents on our products in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S., or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.
Changes in either the patent laws or interpretation of the patent laws in the U.S. could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the U.S., the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the U.S. transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to either (i) file any patent application related to our products or (ii) invent any of the inventions claimed in our patents or patent applications.
The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes
review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, and results of operations.
Issued patents covering our products could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. or abroad.
If we initiated legal proceedings against a third party to enforce a patent covering our products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement.
Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of our patents before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination,
post-grant review,
inter partes
review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (
e.g
., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our products. Such a loss of patent protection would have a material adverse effect on our business, financial condition, and results of operations.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patents for our products, we rely upon unpatented trade secrets, know-how
and continuing technological innovation to develop and maintain a competitive position. We seek to protect our proprietary information, in part, through confidentiality agreements with our employees, collaborators, contractors, advisors, consultants, and other third parties, and invention assignment agreements with our employees. We also have agreements with some of our consultants that require them to assign to us any inventions created as a result of their working with us. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses requiring invention assignment, to grant us ownership of technologies that are developed through a relationship with a third party.
Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed. Furthermore, we expect these trade secrets, know-how
and proprietary information to over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel from academic to industry scientific positions.
We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.

While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how
and inventions, which could have a material adverse effect on our business, financial condition, and results of operations.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents, trade secrets, or other intellectual property as an inventor or co-inventor.
For example, we may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or our patents, trade secrets or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.
We may become involved in intellectual property litigation either due to claims by others that we are infringing their intellectual property rights or due to our own assertions that others are infringing upon our intellectual property rights.
The medical device industry in general has been characterized by extensive litigation and administrative proceedings regarding patent infringement and intellectual property rights. Our competitors hold a significant number of patents relating to medical laser technology. From time to time, we may commence litigation to enforce our intellectual property rights. An adverse decision in these actions or in any other legal action could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations.
Monitoring unauthorized use of our intellectual property is difficult and costly. Unauthorized use of our intellectual property may have occurred or may occur in the future. Although we have taken steps to minimize the risk of this occurring, any such failure to identify unauthorized use and otherwise adequately protect our intellectual property would adversely affect our business. Moreover, if we are required to commence litigation, whether as a plaintiff or defendant, not only will this be time-consuming, but we will also be forced to incur significant costs and divert our attention and efforts of our employees, which could, in turn, result in lower revenue and higher expenses.
We cannot provide assurance that our products or methods do not infringe the patents or other intellectual property rights of third parties. Additionally, if our business is successful, the possibility may increase that others will assert infringement claims against us.
Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of a patent litigation action is often uncertain. We have not conducted an extensive search of patents issued or assigned to other parties, including our competitors, and no assurance can be given that patents containing claims covering our products, parts of our products, technology or methods do not exist, have not been filed or could not be filed or issued. Because of the number of patents issued and patent applications filed in our technical areas, our competitors or other parties may assert that our products and the methods we employ in the use of our products are covered by U.S. or foreign patents held by them. In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware, and which may result in issued patents which our current or future products infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe. There could also be existing patents that one or more of our products or parts may infringe and of which we are unaware. As the number of competitors in the market for medical lasers and as the number of patents issued in this area grows, the possibility of patent infringement claims against us increases. In certain situations, we may determine that it is in our best interests or their best interests to voluntarily challenge a party’s products or patents in litigation or other proceedings, including patent interferences or re-examinations.
As a result, we may become involved in unwanted litigation that could be costly, result in diversion of management’s attention, require us to pay damages and force us to discontinue selling our products.
Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm to our reputation. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of the business. We cannot be certain that we will successfully defend against allegations of infringement of patents and intellectual property rights of others. In the event that we become subject to a patent infringement or other intellectual property lawsuit and if the other party’s patents or other intellectual property were upheld as valid and enforceable and we were found to infringe the other party’s patents or violate the terms of a license to which we are a party, we could be required to do one or more of the following:

•	cease selling or using any of our products that incorporate the asserted intellectual property, which would adversely affect our revenue;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all, and which could reduce profitability; and

•
redesign or rename, in the case of trademark claims, our products to avoid violating or infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do so.

Third-party claims of intellectual property infringement, misappropriation or other violation against us or our collaborators may prevent or delay the sale and marketing of our products.
The medical devices industry is highly competitive and dynamic. Due to the focused research and development that is taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is in flux, and it may remain uncertain in the future. As such, there may be significant intellectual property related litigation and proceedings relating to our, and other third party, intellectual property, and proprietary rights in the future.
Our commercial success depends in part on our and any potential future collaborators’ ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. It is uncertain whether the issuance of any third-party patent would require us or any licensee to alter our development or commercial strategies, obtain licenses, or cease certain activities. The medical device industry is characterized by extensive litigation regarding patents and other intellectual property rights, as well as administrative proceedings for challenging patents, including interference, derivation and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. As discussed above, recently, due to changes in U.S. law referred to as patent reform, new procedures including inter partes
review and post-grant review have been implemented. As stated above, this reform adds uncertainty to the possibility of challenge to our patents in the future.
Third parties may currently have patents or obtain patents in the future and claim that the manufacture, use or sale of our products infringes upon these patents. In the event that any third-party claims that we infringe their patents or that we are otherwise employing their proprietary technology without authorization and initiates litigation against us, even if we believe such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by our products. In this case, the holders of such patents may be able to block our ability to commercialize the applicable products or technology unless we obtain a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, we may be unable to commercialize our products, or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business.
For example, in December 2017, we were contacted by a third party suggesting that we should consider licensing three U.S. patents directed to the treatment of vitiligo, U.S. Pat. No. 6,979,327, or the ’327 patent, U.S. Pat. No. 7,261,729, or the ’729 patent, and U.S. Pat. No. 8,387,621, or the ’621 patent. In addition, we were also previously contacted in 2006 by the same third party suggesting that we should consider licensing the ’327 patent as well as the then pending application that became the ’729 patent. We believe that we will be meritorious if a claim of infringement of the ’327 patent, the ’729 patent, or the ’621 patent is asserted against us in a legal proceeding by this or any other third party. However, although we believe that we do not infringe the claims of the ’327 patent, the ’729 patent, or the ’621 patent, nor do we believe that we need a license to the ’327 patent, the ’729 patent, or the ’621 patent in order to freely commercialize our products, there is a possibility that a suit claiming infringement of the ’327 patent, the ’729 patent, or the ’621 patent will be brought against us, and we cannot assure that a court or an administrative agency will agree with our assessment with regard to non-infringement
of the ’327 patent, the ’729 patent, or the ’621 patent. If it was necessary to obtain a license to the ’327 patent, the ’729 patent, or the ’621 patent and a license was not available on commercially reasonable terms or available at all, that could affect our ability to commercialize our products and materially and adversely affect our business.
If a third party commences a patent infringement action against us it could consume significant financial and management resources, regardless of the merit of the claims or the outcome of the litigation. Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from our business, and may impact our reputation. In the event of a successful claim of infringement against us, we may be enjoined from further developing or commercializing our infringing products. In addition, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign our infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. In that event, we would be unable to further develop and commercialize our products, which could harm our business significantly.
Engaging in litigation to defend against third parties alleging that we have infringed their patents or other intellectual property rights is very expensive, particularly for a company of our size, and time-consuming. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because they may have greater financial resources. Patent litigation and other proceedings may also consume significant management time. Uncertainties resulting from the initiation or continuation of patent litigation or other proceedings against us could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.
We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time consuming and unsuccessful.
Competitors may infringe our patents, or we may be required to defend against claims of infringement. In addition, our patents also may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time consuming. In an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on our common stock price. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.
We may be subject to claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Many of our employees, consultants and scientific advisors are currently or were previously employed at universities or healthcare companies, including our competitors and potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how
of others in their work for us, we have been and may in the future become subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. If we fail in defending any such claims, it could have a material adverse effect on our business, financial condition, and results of operations. Even if we are successful in defending against such claims, litigation could result in substantial costs to us and be a distraction to management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, and results of operations.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, or dilution claims brought by owners of other trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, and results of operations.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•
others may be able to make products that are similar to our products or utilize similar technology but that are not covered by the claims of the patents that we may own or that incorporate certain technology in our products that is in the public domain;

•	we, or our future licensors or collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we own now or in the future;

•	we, or our future licensors or collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our current or future pending patent applications will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

•
our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm our business; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.
Should any of these events occur, they could have a material adverse effect on our business, financial condition, and results of operations.
Risks Related to Our Reliance on Third Parties
We depend on third-party suppliers for key components and
sub-assemblies
used in our manufacturing processes, and the loss of these third-party suppliers or their inability to supply us with adequate components and sub-assemblies
could harm our business.
We have experienced, and are currently experiencing inconsistencies, in our DABRA catheter performance, as more fully described in the risk factor titled “—We have experienced inconsistencies in our DABRA catheter performance. This and any other development or manufacturing problems or delays could limit the potential growth of our revenue or increase our losses.” In addition to the inconsistencies and risks described in the foregoing risk factor, we may encounter unforeseen situations that would result in delays or shortfalls in manufacturing. Key components and sub-assemblies
of DABRA are currently provided by a limited number of suppliers, and we do not maintain large inventory levels of these components and sub-assemblies.
For example,

we rely on a limited number of suppliers for the Thyratron used to manufacture our lasers. If we experience a shortage in any of these components or sub-assemblies,
we would need to identify and qualify new supply sources, which could increase our costs, result in manufacturing delays, and cause delays in the delivery of our products. We may also experience a delay in completing validation and verification testing or sterility audits for controlled-environment rooms at our manufacturing facility.
We also depend on limited source suppliers for some of our product components and sub-assemblies,
and if any of those suppliers are unable or unwilling to produce these components or sub-assemblies
or supply them in the quantities that we need, and at acceptable prices, we would experience manufacturing delays and may not be able to deliver our products on a timely or cost-effective basis to our customers, or at all, which could reduce our product sales, increase our costs, and harm our business. While we believe that we could obtain replacement components from alternative suppliers, we may be unable to do so. Losing any of these suppliers could cause a disruption in our production. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors. Establishing additional or replacement suppliers for these materials may take significant time, as certain of these suppliers must be approved by regulatory authorities, which could disrupt our production. As a result, we could experience significant delays in manufacturing and delivering our products to customers. We cannot assure you we can continue obtaining required materials, components, and sub-assemblies
that are in short supply within the time frames we require at an affordable cost, if at all. If we cannot secure on a timely basis sufficient quantities of the materials we depend on to manufacture our products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find replacement suppliers at an acceptable cost, then manufacturing our products may be disrupted, which could increase our costs, prevent or impair our development or commercialization efforts, and have a material adverse effect on our business, financial condition, and results of operations.
Our future operating results depend upon our ability to obtain components in sufficient quantities on commercially reasonable terms or according to schedules, prices, quality and volumes that are acceptable to us, and suppliers may fail to deliver components or we may be unable to manage these components effectively or obtain these components on such terms.
Because we currently obtain certain components globally, some of which are uniquely customized, from limited sources, we are subject to significant supply and pricing risks and exposed to multiple potential sources of component shortages. Many components, including those that are available from multiple sources, are at times subject to industry-wide shortages and significant commodity pricing fluctuations that could materially adversely affect our financial condition and operating results. We are sourcing alternative parts to mitigate the challenges caused by these shortages, but there is no guarantee we will be able to continually do so as we scale production to meet our growth targets. The unavailability of any component or supplier could result in production delays, idle manufacturing facilities, product design changes and loss of access to important technology and tools for producing and supporting our products, as well as impact our capacity production. Our suppliers may not be willing or able to sustainably meet our timelines or our cost, quality and volume needs, or to do so may cost us more, which may require us to replace them with other sources. If our supply of components for a new or existing product continues to be delayed or constrained for any reason, including if an outsourcing partner delayed shipments of completed products to us or additional time is required to obtain sufficient quantities from the original source, or if we have to identify and obtain sufficient quantities from an alternative source, then our financial condition and operating results could be materially adversely affected. In addition, the continued availability of these components at acceptable prices, or at all, can be affected for any number of reasons, including if suppliers decide to concentrate on the production of common components or components for other customers instead of components customized to meet our requirements. While we have entered into agreements for the supply of many components, there can be no assurance that we will be able to extend or renew these agreements on similar terms, or at all. Component suppliers may suffer from poor financial conditions, which can lead to business failure for the supplier or consolidation within a particular industry, further limiting our ability to obtain sufficient quantities of components on commercially reasonable terms. While we believe that we will be able to secure additional or alternate sources or develop our own replacements for most of our components, there is no assurance that we will be able to do so quickly or at all. Additionally, we may be unsuccessful in our continuous efforts to negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, source less expensive suppliers for certain parts and redesign certain parts to make them less expensive to produce. Any of these occurrences may harm our business, prospects, financial condition and operating results.
We and our component suppliers may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business, financial condition, and results of operations.
As a medical device manufacturer, we must register with the FDA and
non-U.S.
regulatory agencies, and we are subject to periodic inspection by the FDA and foreign regulatory agencies, for compliance with certain good manufacturing practices, including design controls, product validation and verification, in process testing, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA and foreign regulatory agencies. Our component suppliers are also required to meet certain standards applicable to their manufacturing processes.
We cannot assure you that we or our component suppliers comply or can continue to comply with all regulatory requirements. A failure by us or one of our component suppliers to achieve or maintain compliance with these requirements or quality standards may disrupt our ability to supply products sufficient to meet demand until compliance is achieved or, with a component supplier, until a new supplier has been identified and evaluated. Our or any of our component suppliers’ failure to comply with applicable regulations could cause sanctions to be imposed on us, including warning letters, fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals or clearances, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, which could harm our business. We cannot assure you that if we need to engage new suppliers to satisfy our business requirements, we will be able to locate new suppliers in compliance with regulatory requirements at a reasonable cost and in an acceptable timeframe. Our failure to do so could have a material adverse effect on our business, financial condition, and results of operations.
In the European Union, we must maintain certain International Organization for Standardization, or ISO, certifications to sell our products and must undergo periodic inspections by notified bodies, including the British Standards Institution, to obtain and maintain these certifications. If we fail these inspections or fail to meet these regulatory standards, it could have a material adverse effect on our business, financial condition, and results of operations.
We may form or seek strategic alliances or enter into licensing arrangements in the future, and we may not realize the benefits or costs of such alliances or licensing arrangements.
We may form or seek strategic alliances, create joint ventures or collaborations or enter into additional licensing arrangements with third parties that we believe will complement or augment our sales and marketing efforts with respect to our products and any future product candidates that we may develop. Any of these relationships may require us to incur non-recurring
and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our products. If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our products could delay the commercialization of our products in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.
We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies, or failing to comply with regulatory requirements.
We do not have the ability to independently conduct our clinical trials. We currently rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct our current and planned clinical trials and we expect to continue to rely upon third parties to conduct clinical trials of our investigational products. Third parties have a significant role in the conduct of our clinical trials and the subsequent collection and analysis of data. These third parties are not our employees, and except for remedies available to us under our agreements with such third parties, we have limited ability to control the amount or timing of resources that any such third party will devote to our clinical trials. The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. Some of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements with a third party, it would delay our drug development activities.
Our reliance on these third parties for such medical device development activities will reduce our control over these activities but will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under current cGMP or quality system regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the marketing authorization process.
Misconduct by our CROs or other third-party contractors could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by third parties we contract with, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant penalties, damages, reputational harm, and the curtailment or restructuring of our operations, among others.
Risks Related to Ownership of Our Common Stock
The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our common stock may not be sustained, and we do not know what the market price of our common stock will be, and as a result it may be difficult for you to sell your shares of our common stock.
Prior to our listing on the NYSE in September 2018, there was no public market for shares of our common stock. Although our common stock is listed on the NYSE American, the market for our shares has demonstrated varying levels of trading activity. Furthermore, an active trading market for our shares may not be sustained in the future. You may not be able to sell your shares quickly or at the market price if trading in shares of our common stock is not active. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our common stock as consideration, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this report, these factors include:

•	increased expenses from remedying the performance issues of our catheters;

•	our failure to increase the sales of our products and remedy the performance issues associated with our DABRA catheters;

•
the failure by our customers to obtain adequate reimbursements or reimbursement levels that would be sufficient to support product sales to our customers and pricing of our products to support revenue projections;

•	unanticipated serious safety concerns related to the use of our products;

•	changes in our organization;

•	introduction of new products or services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to effectively manage our future growth;

•	the size and growth of our target markets;

•	actual or anticipated variations in quarterly operating results;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	significant lawsuits, including stockholder litigation, government actions or litigation related to intellectual property;

•	our cash position;

•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	any delay in any regulatory filings for our future products and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such products;

•
adverse regulatory decisions, including failure to receive regulatory approval of our future products, failure to maintain regulatory approval for our existing products or failure to obtain regulatory approval for additional indications for our existing products;

•	changes in laws or regulations applicable to our products;

•	adverse developments concerning our suppliers or distributors;

•	our inability to obtain adequate supplies and components for our products or inability to do so at acceptable prices;

•	our inability to establish and maintain collaborations if needed;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of large blocks of our common stock including sales by our executive officers and directors;

•	trading volume of our common stock;

•
limited “public float” in the hands of a small number of persons whose sales or lack of sales of our common stock could result in positive or negative pricing pressure on the market price for our common stock;

•	additions or departures of key scientific or management personnel;

•	changes in accounting practices;

•	ineffectiveness of our internal controls;

•	general political and economic conditions; and

•	other events or factors, many of which are beyond our control.
In addition, the stock market in general, and medical device companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance.
Our quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult for us to predict our future operating results. Our operating results may fluctuate due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

•	increased expenses from remedying the performance of our catheters;

•	the timing and cost of, and level of investment in, research and development activities relating to our current and any future products, which will change from time to time;

•	the cost of manufacturing our current and any future products, which may vary depending on FDA guidelines and requirements, the quantity of production and the terms of our agreements with suppliers;

•	the degree and rate of market acceptance for DABRA, including the ability of our customers to receive adequate reimbursement for procedures performed using our products;

•	expenditures that we will or may incur to acquire or develop additional products and technologies;

•
competition from existing and potential future products that compete with our products, and changes in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	the level of demand for our current and future products, if approved, which may fluctuate significantly and be difficult to predict;

•	the risk/benefit profile, cost and reimbursement policies with respect to our products, and existing and potential future products that compete with our products;

•	our ability to commercialize additional products, if approved, inside and outside of the U.S., either independently or working with third parties;

•	our ability to establish and maintain collaborations, licensing, or other arrangements;

•	our ability to adequately support future growth;

•	potential unforeseen business disruptions that increase our costs or expenses;

•	changes in FDA regulations and comparable foreign regulations;

•	future accounting pronouncements or changes in our accounting policies; and

•	the changing and volatile global economic environment.
In addition, we measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, including our underlying stock price and stock price volatility, the magnitude of the expense that we must recognize may vary significantly.
The cumulative effect of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period
basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue and/or earnings guidance we may provide.
Our ability to use our net operating loss carryforwards may be limited.
As of December 31, 2020, we had net operating loss carryforwards, or NOLs, of approximately $14.3 million for federal income tax purposes, and $13.4 million for state income tax purposes. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. These NOLs could expire unused and be unavailable to offset our future income tax liabilities. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by 5% stockholders over a three-year period, the corporation’s ability to use its pre-change
NOLs and other
pre-change
tax attributes to offset its post-change income may be limited. We have completed an IRC Section 382 analysis regarding the limitation of net operating losses through December 31, 2020 and determined that an ownership change occurred in May 2020. The effect of the ownership change is reflected in the NOL balances as of December 31, 2020. The Company calculated the limitation on net operating losses and other tax attributes and reduced the value of the deferred tax assets resulting in a tax expense impact of $20.8 million. The tax expense was offset by a tax benefit recorded on the reduction in valuation allowance recorded for the deferred tax assets for the year ended December 31, 2020. We may experience ownership changes in the future as a result of subsequent changes in our stock ownership, some of which may be outside of our control. Ownership changes that materially limit our use of our historical NOLs could harm our future operating results by effectively increasing our future U.S. federal income tax and U.S. state income tax obligations. In addition, as a result of the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act of 2020, or CARES Act, federal NOLs incurred in 2018 and in future years may be carried forward indefinitely, however, the deductibility of our federal NOLs generated in such years will be limited to 80% of taxable income if utilized in taxable years beginning after December 31, 2020. Federal net operating losses incurred in years beginning before January 1, 2018 are subject to a twenty-year carryforward but are not limited to 80% of taxable income.

We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.
We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we completed our IPO, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates
to exceed $700.0 million as of the prior June 30
th
, and (ii) the date on which we have issued more than $1.0 billion in non-convertible
debt during the prior three-year period.
Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which may allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. GAAP or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.
We have incurred and will continue to incur significant costs as a result of operating as a public company, and our management has devoted and will continue to devote substantial time to new compliance initiatives, including maintaining an effective system of internal controls over financing reporting.
As a public company, we have incurred and will continue to incur significant legal, accounting, insurance, and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, which require, among other things, that we file with the SEC, annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the NYSE American to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Emerging growth companies are permitted to implement many of these requirements over a longer period and up to five years from the completion of our IPO. We intend to take advantage of this legislation but cannot guarantee that we will not be required to implement these requirements sooner than anticipated or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.
These rules and regulations applicable to public companies have increased and will continue to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
Future sales and issuances of a substantial number of shares of our common stock or rights to purchase common stock by our stockholders in the public market could result in additional dilution of the percentage ownership of our stockholders and cause our stock price to fall.
If our stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. As of September 30, 2021, we had outstanding 7,005,367 shares of our common stock.
In connection with our 2020 equity offerings, we issued warrants to investors and H.C. Wainwright & Co., LLC, which acted as our placement agent. In connection with the sale of the Dermatology Business in 2021, we issued a warrant to the broker. We had an aggregate of 2,419,280 warrants outstanding as of September 30, 2021. We have an effective shelf registration statement and had an effective at-the-market, or ATM, offering thereunder until January 18, 2022. During the nine months end September 30, 2021, we sold 3,757,093 shares of common stock under our ATM offering. In addition, pursuant to our 2018 Equity Incentive Plan, or 2018 Plan, equity incentive awards representing up to an aggregate of 122,801 shares of our common stock were available for issuance to our employees, directors and consultants as of September 30, 2021. The 2018 Plan includes an annual increase in the number of shares available for future grant each year pursuant to the “evergreen” provision of our 2018 Plan. Additionally, pursuant to our 2018 Employee Stock Purchase Plan, or ESPP, a total of 26,510 shares were available for sale under our ESPP as of September 30, 2021. The ESPP also includes an annual increase in the number of shares available for sale under our ESPP each year pursuant to the “evergreen” provision of our ESPP. In addition to the increase in shares available to grant in 2020 due to the “evergreen” provisions contained in the 2018 Plan and the ESPP, in the first quarter of 2020 we adopted the 2020 Inducement Equity Incentive Plan for the purpose of attracting, retaining and incentivizing employees in furtherance of our success. On adoption, 32,000 shares of common stock were reserved solely for the granting of inducement stock options, restricted stock, restricted stock units and other awards and 9,000 shares were available for issuance as of September 30, 2021. If these additional shares of common stock are issued and sold, or if it is perceived that they will be sold, in the public market, this could result in additional dilution and the trading price of our common stock could decline.
Further, SEC regulations limit the amount of funds we can raise during any
12-month
period pursuant to our shelf registration statement on Form
S-3.
We are currently subject to General Instruction I.B.6 to Form
S-3,
or the Baby Shelf Rule, and the amount of funds we can raise through primary public offerings of securities in any
12-month
period using our registration statement on Form
S-3
is limited to
one-third
of the aggregate market value of the voting and
non-voting
common equity held by
non-affiliates.
We are currently limited by the Baby Shelf Rule as of the filing of this Registration Statement, until such time as our public float exceeds $75 million. If we are required to file a new registration statement on another form, we may incur additional costs and be subject to delays due to review by SEC staff.

Further, additional capital may be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner, we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business.
If one or more of the analysts covering us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. In addition, if one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.
Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control, which could limit the market price of our common stock and may prevent or frustrate attempts by our stockholders to replace or remove members of our board of directors or our current management and may adversely affect the market price of our common stock.
Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

•
our board of directors is divided into three classes serving staggered three-year terms, such that not all members of the board is elected at one time, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•
the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at an annual or special meeting of our stockholders;

•
a requirement that special meetings of stockholders be called only by the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer) or a majority vote of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our certificate of incorporation relating to the issuance of preferred stock and management of our business or our bylaws, which may inhibit the ability of an acquirer to affect such amendments to facilitate an unsolicited takeover attempt;

•
the ability of our board of directors, by majority vote, to amend our bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

In addition, because we are now incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our certificate of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.
Our certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the U.S. are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising under the Delaware General Corporation Law, our certificate of incorporation or our bylaws; any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; and any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.
Our certificate of incorporation further provides that the federal district courts of the U.S. is the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find either exclusive forum provision in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, and results of operations.
If we fail to comply with the continued listing standards of the NYSE American, our common stock could be delisted. If it is delisted, the market value and the liquidity of our common stock would be impacted.
The continued listing of our common stock on the NYSE American is contingent on our continued compliance with a number of listing standards. The NYSE American retains substantial discretion to, at any time and without notice, suspend dealings in or remove from any security from listing. In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer: (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s common stock sells at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. There is no assurance that we will remain in compliance with these standards. For example, the NYSE American will consider suspending dealings in, or delisting, securities of an issuer that has stockholders’ equity of less than $6 million if that issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. We have had a loss from operations and net loss in each of our five most recent fiscal years. As of September 30, 2021, our stockholders’ equity was $21.5 million. If our stockholders’ equity falls below $6 million, the Exchange may determine that we are no longer suitable for listing and may commence delisting proceedings pursuant Section 1003(a)(iii) of the NYSE MKT Company Guide.
Delisting from the NYSE American would adversely affect our ability to raise additional financing through the public or private sale of equity securities, significantly affect the ability of investors to trade our securities and negatively affect the value and liquidity of our common stock. Delisting also could limit our strategic alternatives and attractiveness to potential counterparties and have other negative results, including the potential loss of employee confidence, decreased analyst coverage of our securities, the loss of institutional investors or interest in business development opportunities. Moreover, we committed in connection with the sale of securities to use commercially reasonable efforts to maintain the listing of our common stock during such time that certain warrants are outstanding.
We may be required to raise additional financing by issuing new securities, which may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock and our business.
We will require additional financing to fund research, development and commercialization of our technology, to obtain and maintain patents and other intellectual property rights in our technology, and for working capital and other purposes. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our then-current shareholders will be reduced. Further, we may have to offer new investors in our equity securities rights that are superior to the holders of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse effect on our business.
We have not paid dividends in the past and have no immediate plans to pay dividends.
We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend.

Additional Risks Related to This Offering
Our management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.
Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Currently, we intend to use the net proceeds from this offering for general corporate purposes, including working capital, our atherectomy indication trial, and engineering efforts. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so. See “
Use of Proceeds
.” We may also be required to apply a portion of the net proceeds for litigation expenses and to pay in connection with a judgment or settlement of private and government claims against us, including the payment of any government fines or penalties. We may also use a portion of the net proceeds to reserve against certain existing liabilities, debts, contractual liabilities as well as reserve for potential future claims. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value, which could cause the price of our shares of common stock to decline.
There is no public market for the warrants or
pre-funded
warrants being offered in this offering.
There is no established public trading market for the warrants or the pre-funded
warrants being offered in this offering, and we do not expect such a market to develop. In addition, we do not intend to apply to list the warrants or the pre-funded
warrants on any securities exchange or nationally recognized trading system, including the NYSE American. Without an active market, the liquidity of the warrants and the pre-funded
warrants will be limited.
Holders of warrants or
pre-funded
warrants purchased in this offering will have no rights as stockholders until such holders exercise their warrants or pre-funded
warrants and acquire our shares of common stock, except as set forth in the warrants or pre-funded
warrants.
Except as set forth in the warrants and the
pre-funded
warrants, until holders of warrants or
pre-funded
warrants acquire our shares of common stock upon exercise of the warrants or the pre-funded
warrants, holders of warrants or
pre-funded
warrants have no rights with respect to our shares of common stock underlying such warrants or pre-funded
warrants, the holders will be entitled to exercise the rights of a stockholder of shares of common stock only as to matters for which the record date occurs after the exercise date.
The warrants and
pre-funded
warrants are speculative in nature.
The warrants and
pre-funded
warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $         per share of common stock, and holders of the
pre-funded
warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the warrants and pre-funded
warrants is uncertain and there can be no assurance that the market value of the warrants or pre-funded
warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the warrants or pre-funded
warrants, and consequently, whether it will ever be profitable for holders of warrants to exercise the warrants or for holders of the pre-funded
warrants to exercise the
pre-funded
warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available. This section should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The statements contained in this prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.
Forward-looking statements can be identified by words such as “believe,” “anticipate,” “may,” “might,” “can,” “could,” “continue,” “depends,” “expect,” “expand,” “forecast,” “intend,” “predict,” “plan,” “rely,” “should,” “will,” “may,” “seek,” or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements.
These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, but not limited to, those described in “
Risk Factors
.” These forward-looking statements reflect our beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail in the section titled “
Risk Factors
” and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
This prospectus also contains estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

USE OF PROCEEDS
Assuming we sell all units offered pursuant to this prospectus, we estimate the net proceeds from this offering will be approximately $10.3 million, based on an assumed public offering price of $1.06 per unit (the last reported sale price of our shares of common stock on the NYSE American on January 21, 2022), after deducting underwriting discounts and commissions and estimated offering expenses payable by us as described in “
Underwriting
” and excluding the proceeds, if any, from the exercise of the warrants or pre-funded
warrants sold in this offering.
A $0.10 increase or decrease in the assumed public offering price of $1.06 per unit, which is the last reported sale price of our shares of common stock on the NYSE American on January 21, 2022, would increase or decrease, as appropriate, our as adjusted cash and cash equivalents, additional paid-in capital, total assets, total stockholders’ equity and total capitalization by approximately $1.0 million, assuming the number of units offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Similarly, an increase or decrease of 1,000,000 in the number of units offered by us, based on the assumed public offering price of $1.06 per unit, would increase or decrease our as adjusted cash and cash equivalents, additional paid-in capital, total assets, total stockholders’ equity and total capitalization by approximately $1.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual offering price, the actual number of units we offer in this offering, and other terms of this offering determined at pricing.
We intend to use the net proceeds from this offering for general corporate purposes, including working capital, our atherectomy indication trial, and engineering efforts. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so.
We may also use a portion of the net proceeds to reserve against certain existing liabilities, debts, contractual liabilities as well as reserve for potential future claims.
We have agreed to pay the previous placement agent of our ATM offering that was terminated on January 18, 2022 a tail fee equal to 7.5% cash compensation for the gross proceeds raised, and 7% warrant coverage of the number of shares of common stock placed, in any public or private offering consummated within twelve months of the expiration or termination of our engagement with such placement agent by any investor contacted by the placement agent in the ATM offering.
We may also be required to apply a portion of the net proceeds for litigation expenses and to pay in connection with a judgment or settlement of private and government claims against us, including the payment of any government fines or penalties. For more information on these matters, see “
Risk Factors
,” “Prospectus Summary—Securities and Shareholder Litigation Update” and “Prospectus Summary—Government Investigations.”
Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.

DIVIDEND POLICY
No dividends have been declared or paid on our shares of common stock. We do not anticipate paying any cash dividends on any of our shares of common stock in the foreseeable future. We currently intend to retain any earnings to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our earnings, capital requirements, results of operations, financial condition, business prospects and other factors that our board of directors considers relevant. See the section of this Registration Statement captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding our financial condition.

CAPITALIZATION
The following table summarizes our cash and cash equivalents and capitalization as of September 30, 2021:

•	on an actual basis; and

•
on an as adjusted basis, giving effect to the sale by us of 11,320,754 units (each unit consisting of one share of common stock and one warrant to purchase one share of common stock) in this offering at an assumed public offering price of $1.06 per unit, which is the last reported sale price of our shares of common stock on the NYSE American on January 21, 2022, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and assuming no sale of any pre-funded
units in this offering and no exercise of any warrants included in the units.

	As of September 30, 2021
	Actual	As Adjusted(1)
	(in thousands, except share data)
Cash and cash equivalents	$20,616	$30,906

Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; none issued	$—	$—
Common stock, $0.0001 par value, 300,000,000 shares authorized; 7,005,367 issued and outstanding, actual; 18,326,121 shares issued and outstanding, as adjusted	7	8
Additional paid-in capital	191,527	201,816
Accumulated deficit	(169,985)	(169,985)

Total stockholders’ equity	21,549	31,839

Total capitalization	$21,549	$31,839

(1)
A $0.10 increase or decrease in the assumed public offering price of $1.06 per unit, which is the last reported sale price of our shares of common stock on the NYSE American on January 21, 2022, would increase or decrease, as appropriate, our as adjusted cash and cash equivalents, additional paid-in
capital, total assets, total stockholders’ equity and total capitalization by approximately $1.0 million, assuming the number of units offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, an increase or decrease of 1,000,000 in the number of units offered by us, based on the assumed public offering price of $1.06 per unit, would increase or decrease our as adjusted cash and cash equivalents, additional paid-in
capital, total assets, total stockholders’ equity and total capitalization by approximately $1.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual offering price, the actual number of units we offer in this offering, and other terms of this offering determined at pricing.
The total number of shares of common stock outstanding as of the date of this prospectus and after this offering is based on 7,005,367 shares outstanding as of September 30, 2021, assumes the sale of units based on an assumed public offering price of $1.06, the last reported sales price of our shares of common stock on the NYSE American on January 21, 2022, and excludes the following other securities as of September 30, 2021:

•
304,631 shares of common stock reserved for issuance under our equity incentive plans, of which there were (i) outstanding options to purchase 126,998 shares of common stock at a weighted average exercise price of $348.41 per share, (ii) 45,832 shares of common stock underlying unvested restricted share units, or RSUs, and (iii) 131,801 shares of common stock available for future grant;

•	2,419,280 shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $9.64 per share; and

•	11,320,754 shares of common stock issuable upon exercise of the warrants included in this offering, at an exercise price of $ per share.
Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded
units in this offering, which, if sold, would reduce the number of units that we are offering on a one-for-one
basis, (ii) no exercise of outstanding options issued under our equity incentive plans, (iii) no exercise of the warrants issued in this offering and (iv) no exercise of the underwriters’ option to purchase additional shares of common stock and/or warrants to purchase additional shares of common stock.

DILUTION
If you invest in our securities, your ownership interest may be diluted to the extent of the difference between the amount per unit paid by purchasers, assuming no value is attributed to the warrants, in this public offering and the as adjusted net tangible book value per share of our common stock immediately after the closing of this offering. Such calculation does not reflect any potential dilution associated with the sale and exercise of warrants, which would cause the actual dilution to you to be higher.
Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of September 30, 2021. Our net tangible book value as of September 30, 2021 was $21.7 million, or $3.10 per share, based on 7,005,367 shares of our common stock outstanding as of September 30, 2021.
After giving effect to the sale of 11,320,754 units by us in this offering at an assumed public offering price of $1.06 per Unit, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2021 would have been approximately $32.0 million , or $1.75 per share of common stock. This represents an immediate decrease in net tangible book value of $1.35 per share to our existing stockholders and an immediate accretion of $0.69 per share to investors purchasing units in this offering.
The following table illustrates this accretion on a per share basis:

Assumed public offering price per share	$1.06
Net tangible book value per share at September 30, 2021	$3.10
Decrease to net tangible book value per share attributable to investors purchasing our common stock in this offering	$(1.35)
As Adjusted net tangible book value per share as of September 30, 2021, after giving effect to this offering	$1.75
Accretion per share to investors purchasing our common stock in this offering	$(0.69)
If any shares of common stock are issued upon exercise of outstanding options or warrants, you may experience further dilution or accretion.
Unless otherwise stated in this prospectus, the total number of shares of common stock outstanding as of the date of this prospectus and after this offering is based on 7,005,367 shares outstanding as of September 30, 2021, assumes the sale of 11,320,754 units based on an assumed public offering price of $1.06, the last reported sales price of our shares of common stock on the NYSE American on January 21, 2022, and excludes the following other securities as of September 30, 2021:

•
304,631 shares of common stock reserved for issuance under our equity incentive plans, of which there were (i) outstanding options to purchase 126,998 shares of common stock at a weighted average exercise price of $348.41 per share, (ii) 45,832 shares of common stock underlying unvested restricted share units, or RSUs, and (iii) 131,801 shares of common stock available for future grant;

•	2,419,280 shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $9.64 per share; and

•	11,320,754 shares of common stock issuable upon exercise of the warrants included in this offering, at an exercise price of $ per share.
Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded
units in this offering, which, if sold, would reduce the number of units that we are offering on a one-for-one
basis, (ii) no exercise of outstanding options issued under our equity incentive plans, (iii) no exercise of any warrants or pre-funded
warrants issued in this offering and (iv) no exercise of the underwriters’ option to purchase additional shares of common stock and/or warrants to purchase additional shares of common stock.

To the extent that any of these outstanding options or warrants are exercised, or we issue additional shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that are based on current expectations and involve various risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We encourage you to review the information the “Special Note Regarding Forward Looking Statements” and “Risk Factors” sections in this prospectus.
Overview and Recent Developments
Ra Medical Systems, Inc. is a medical device company leveraging its advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. We believe our products enhance patients’ quality of life by restoring blood flow in arteries.
Consistent with our business strategy to continue focusing on the PAD market, we completed the sale of our Pharos laser business, or Dermatology Business, to STRATA Skin Sciences, Inc., or Strata, on August 16, 2021. Accordingly, we removed the related assets and liabilities from the balance sheets as of that date and included the results of the Dermatology Business in discontinued operations for all periods presented herein.
DABRA is used as a tool in the treatment of PAD, which commonly occurs in the legs. DABRA is cleared by the FDA as a device for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease. DABRA was also granted CE mark approval in Europe in September 2016 for the endovascular treatment of infrainguinal arteries via atherectomy and for crossing total occlusions.
Our business strategy is focused on multiple engineering efforts to improve and expand our catheter offering and explore new markets, as well as conducting a clinical study to obtain an atherectomy “indication for use” in the U.S. Key catheter engineering efforts currently underway include projects to:

•
Extend our catheter’s shelf life. During 2020, we identified the factors limiting our shelf life, including the introduction of unwanted elements in the catheter’s fluid core and the degradation of the coating on the inner diameter, and we are currently implementing multiple remediations to address these issues. Our internal real-time aging test data supports shelf life for our catheter of at least six months;

•
Increase the robustness of our catheter via a braided overjacket, or a similar design, to make the catheter more kink-resistant when navigating tortuous anatomy. We expect to complete the engineering work for this catheter and subsequently submit to the FDA for clearance in the first quarter of 2022; and

•
Develop a version of the DABRA catheter that is compatible with a standard guidewire. We selected a design in December 2021 based on physician evaluation in a preclinical model. We expect to finalize the design for this catheter by mid-year
2022. Engineering validation and verification will follow design freeze and we will subsequently submit to the FDA for clearance.

As stated, we are currently pursuing an atherectomy indication for use, which the FDA defines to include a pre-specified
improvement in luminal patency. To satisfy the FDA’s data requirements to support an atherectomy indication, we are performing a pivotal study designed to allow the FDA to evaluate the use of DABRA in atherectomy procedures. We received an IDE approval in January 2020, and the study is approved for up to 10 clinical sites and 100 subjects. In January 2022, primarily due to subject fallout for follow-up
visits due to the novel coronavirus, or
COVID-19,
we filed a protocol amendment with the FDA to add an additional 25 subjects to the study.

We enrolled the first subject in February 2020. Throughout much of 2021 and 2020, the
COVID-19
pandemic substantially impacted our ability to activate new sites and enroll additional subjects. Many sites or potential sites have been or are currently operating at a reduced capacity, and some have been closed from time to time. In addition, potential study subjects may voluntarily opt to postpone their procedures due to
COVID-19
concerns. As of January 14, 2022, we had enrolled 90 subjects and seven sites had been cleared to enroll subjects. Due to the unpredictable impact the
COVID-19
pandemic has had and will continue to have on enrollment in this study, we currently cannot estimate when enrollment will be completed, although we aim to complete study enrollment by the middle of 2022 and to complete the six-month follow up by the end of 2022.
We are continuing to supply catheters to those sites involved in our atherectomy clinical study. We paused shipments of catheters to commercial sites while we conducted further studies on the stability of their shelf life. We submitted additional test data with respect to the DABRA catheter shelf life in a traditional 510(k) in March 2021, which was cleared by the FDA in July 2021. Although eligible, we have not resumed commercial sales as we continue evaluating our commercial catheter strategy.
Finally, we are conducting research to prove the feasibility of using our liquid-filled catheter and excimer laser technology to fracture calcium in arteries in a procedure known as lithotripsy. Preliminary research work has demonstrated that our laser system can be utilized to create shockwaves of sufficient magnitude to fracture calcium in arteries. Fracturing calcium in coronary or peripheral arteries can help make the arteries less rigid, thus making subsequent procedures easier and/or safer to perform. We are fabricating various prototype systems and intend to advance our initial benchtop results.
COVID-19
and Market Conditions
The global spread of
COVID-19
has created significant volatility, uncertainty and economic disruption. The ultimate effects of
COVID-19
on our business, operations and financial condition are unknown at this time. With the recent increase in cases due to the outbreak of the Omicron variant, we expect that enrollment in our atherectomy clinical trial will continue to be slowed, as patients elect to postpone voluntary treatments and physicians’ offices are either closed or operating at a reduced capacity. Our manufacturing facility located in Carlsbad, California is currently operational. We have experienced delays in receiving shipments of parts which has had an impact on the timing of our key engineering efforts but has not affected our ability to support our atherectomy clinical study. However, the extent to which
COVID-19
impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and the actions to contain it or treat its impact, among others.
We, like many companies, are also experiencing increased difficulty in attracting and retaining key personnel due to an extremely tight labor market.
Components of our Results of Operations
Net Revenue
Product sales consist of the sales of catheters for use with the DABRA laser. We are currently not selling commercial product and are only selling catheters for use in our atherectomy clinical trial.
Service and other revenue consists primarily of billable services, including fees related to DABRA laser commercial usage agreements which are recognized when the services are provided.
We have historically used distributors outside the U.S. in markets where we have received regulatory approval. We expect to continue to seek regulatory approvals for our product in additional strategic markets.

Cost of Revenue
Cost of revenue for product sales consists primarily of costs of components for use in our products, the labor that is used to produce our products, and the manufacturing overhead that support production.
Cost of revenue for service and other consists primarily of depreciation on the lasers we own.
Gross Profit (Loss)
We calculate gross profit (loss) as revenue less cost of revenue. Our gross profit (loss) has been and will continue to be affected by a variety of factors, primarily production volumes, the cost of direct materials, manufacturing costs, product yields, headcount and cost-reduction strategies. Our gross loss would be reduced if our production volume increased, and certain costs remain fixed or increased at a slower rate. We intend to use our design, engineering and manufacturing capabilities to further advance and improve the efficiency of our manufacturing processes, which we believe will reduce costs.
Research and Development Expenses
Research and development, or R&D, expenses include:

•	certain employee-related expenses, including salaries, benefits, travel expense and stock-based compensation expense;

•	cost of clinical studies to support new products and product enhancements, including expanded indications;

•	supplies used for internal R&D and clinical activities; and

•	cost of outside consultants who assist with technology development and clinical affairs.
We expense R&D costs as incurred. In the future, we expect R&D expenses to increase if we continue to develop new products, enhance existing products and technologies or perform activities related to obtaining additional regulatory approval. However, we expect R&D expenses as a percentage of total expenses to vary over time, depending on the level and timing of our new product development efforts, as well as our clinical development, clinical trials and studies and other related activities.
Selling, General and Administrative Expenses
Selling, general and administrative, or SG&A, expenses primarily consist of employee-related expenses, including salaries, benefits, travel expense, sales commissions and stock-based compensation expense. Other SG&A expenses include professional services fees, including legal, audit and tax fees, insurance costs, general corporate expenses, facilities-related expenses and shipping and handling costs. We expect continued legal costs associated with ongoing litigation and evaluating strategic transactions.
Results of Operations
The following table sets forth our results of continuing operations for the periods presented (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Net revenue	$5	$68	$(63)	$17	$259	$(242)
Cost of revenue	246	568	(322)	1,213	1,746	(533)
Research and development expenses	2,942	2,312	630	8,521	5,534	2,987
Selling, general and administrative expenses	4,211	4,695	(484)	11,285	18,154	(6,869)
Other income (expense), net	16	(8)	24	2,028	97	1,931

Comparison of the Three and Nine Months Ended September 30, 2021 and 2020
Net Revenue
The decreases in net revenue of $0.1 million and $0.2 million for the three and nine months ended September 30, 2021, respectively, as compared to the corresponding periods in the prior year were due to decreased catheter unit sales as a result of pausing commercial sales in late 2020 while we conducted further studies on the stability of the catheter’s shelf life. However, we have continued to supply catheters to clinical trial sites.
We expect our net revenue to be negatively impacted in the short term as we sell catheters only to support our atherectomy clinical study while we continue efforts to remedy the inconsistencies in our DABRA catheter performance and obtain an atherectomy indication.
Cost of Revenue
The decreases in cost of revenue of $0.3 million and $0.5 million for the three and nine months ended September 30, 2021, respectively, as compared to the corresponding periods in the prior year were due to decreases in catheter unit sales, partially offset by increases in costs of repairs and maintenance on catheter manufacturing equipment.
Research and Development Expenses
The increase in R&D expenses of $0.6 million for the three months ended September 30, 2021 as compared to the corresponding period in the prior year was primarily due to increases of $0.7 million in personnel and consulting expenses, $0.2 million in clinical study expenses and $0.1 million in other expenses, partially offset by decreases of $0.2 million in R&D supplies expense and $0.1 million in stock-based compensation expense. These increases were due to engineering efforts on our next-generation catheters, including increased shelf life and improved deliverability, and also progress on the atherectomy clinical study.
The increase in R&D expenses of $3.0 million for the nine months ended September 30, 2021 as compared to the corresponding period in the prior year was due to increases of $1.9 million in personnel and consulting expenses, $0.6 million in R&D supplies expense, $0.2 million in clinical study expenses, $0.3 million in other expenses, partially offset by a decrease of $0.1 million in stock-based compensation expense. These increases were due to engineering efforts on our next-generation catheters, including increased shelf life and improved deliverability, and progress on the atherectomy clinical study.
Selling, General and Administrative Expenses
The decrease in SG&A expenses of $0.5 million for the three months ended September 30, 2021 as compared to the corresponding period in the prior year was due to decreases of $0.7 million in stock-compensation expense, $0.3 million in insurance expense due to a reduction in premiums, $0.2 million in depreciation expense and $0.2 million in other costs, including sales related costs, travel and trade shows and public company expenses, partially offset by a $0.9 million increase in legal expenses, primarily due to amounts accrued relating to the securities class action lawsuit.
The decrease in SG&A expenses of $6.9 million for the nine months ended September 30, 2021 as compared to the corresponding period in the prior year was due to decreases of $2.7 million in legal expenses due to a decrease in legal expenses, $1.4 million in salary, benefits, recruiting expenses and other personnel-related costs primarily due to reduced headcount as a result of continued cost reduction efforts, $0.9 million in stock-based compensation expense, $0.9 million in insurance expense due to a reduction in premiums, $0.6 million in depreciation expense, $0.5 million in public company expenses, $0.2 million in sales and marketing related costs and $0.1 million in other costs, partially offset by an increase of $0.9 million in consulting and professional expenses. In addition, we had a $0.5 million gain on sale of vehicles during the nine months ended September 30, 2021. We had no such gain during the nine months ended September 30, 2020.

Other Income (Expense), Net
The increase in other income (expense), net was
de minimis
for the three months ended September 30, 2021 as compared to the corresponding period of the prior year.
The increase in other income (expense), net of $1.9 million for the nine months ended September 30, 2021 as compared to the corresponding period in the prior year was primarily due to the $2.0 million gain from the forgiveness of the loan received in the form of a Paycheck Protection Program Promissory Note and Agreement, or PPP Promissory Note, under the Coronavirus Aid, Relief and Economic Security Act.
The following table sets forth our results of continuing operations for the periods presented (in thousands):

	Years Ended December 31,
	2020	2019	Change $
Statements of operations data:
Net revenue
Product sales	$254	$1,255	$(1,001)
Service and other	5	18	(13)

Total net revenue	259	1,273	(1,014)

Cost of revenue
Product sales	1,369	3,375	(2,006)
Service and other	803	758	45

Total cost of revenue	2,172	4,133	(1,961)

Gross loss	(1,913)	(2,860)	947

Operating expenses:
Selling, general and administrative	24,533	45,302	(20,769)
Research and development	8,955	4,445	4,510

Total operating expenses	33,488	49,747	(16,259)

Operating loss	(35,401)	(52,607)	17,206
Other income, net	88	967	(879)

Loss before income taxes	(35,313)	(51,640)	16,327
Income tax expense	7	15	(8)

Net loss from continuing operations	$(35,320)	$(51,655)	$16,335

Comparison of the Years Ended December 31, 2020 and 2019
Net revenue
Net revenue was $0.3 million and $1.3 million for the years ended December 31, 2020 and 2019, respectively. The decrease of approximately $1.0 million was due to decreased catheter unit sales.
We do not expect our net revenue to increase in the near term as we sell catheters only to support our atherectomy clinical study while we focus on remedying the inconsistencies in our DABRA catheter performance and obtaining an atherectomy indication. In addition, we expect net revenue to continue to be negatively impacted by the
COVID-19
pandemic, as patients elect to postpone voluntary treatments and physicians’ offices are either closed or operating at a reduced capacity. Over the longer term, if we are able to extend the shelf life, introduce design changes to the catheter and obtain an atherectomy indication, we believe we will be able to increase our vascular revenue.

Cost of revenue
Cost of revenue was $2.2 million and $4.1 million for the years ended December 31, 2020 and 2019. The $1.9 million decrease was due to (i) decreased unit sales, (ii) decrease in warranty costs of replacement units, (iii) decrease in stock-based compensation expense, partially offset by increased expenses related to quality enhancement initiatives.
Gross loss
Gross loss was $1.9 million and $2.9 million for the year ended December 31, 2020 and 2019. The $1.0 million decrease in gross loss was primarily due to a decrease in warranty costs of replacement units and decreased stock-based compensation expense, partially offset by increased labor costs due to quality enhancement initiatives and increased overhead due to operating under capacity.
We expect our gross loss to be negatively impacted in the short term as we sell catheters only to support our atherectomy clinical study while we continue efforts to remedy the inconsistencies in our DABRA catheter performance and obtain an atherectomy indication. In addition, we expect the gross loss to continue to be negatively impacted by the
COVID-19
pandemic, as patients elect to postpone voluntary treatments and physicians’ offices are either closed or operating at a reduced capacity.
Selling, general and administrative expenses
SG&A expenses were $24.5 million and $45.3 million for the years ended December 31, 2020 and 2019, respectively. The $20.8 million decrease was to primarily related to decreases of (i) $12.9 million in stock-based compensation expense, (ii) $4.4 million in salary, benefits, recruiting expenses and other personnel-related costs primarily due to reductions in our sales force, (iii) $3.6 million in travel and trade shows, sales related costs, and marketing, (iv) $0.4 million in legal expense, which represents accruals for loss contingencies, primarily due a $2.7 million settlement for the DOJ False Claims Act investigation, and other litigation matters, offset by decreases in legal services and (v) $0.5 million in other expenses, partially offset by increased insurance expense of $1.0 million.
Research and development expense
R&D expenses were $9.0 million and $4.5 million for the years ended December 31, 2020 and 2019, respectively. The $4.5 million increase was primarily due to increases of $3.1 million in personnel and consulting expenses, $2.1 million in supplies and $0.4 million in other costs, including clinical study expenses, partially offset by decreases of $1.1 million primarily related to stock-based compensation expense. These increases are due to engineering efforts on our next-generation catheters, including increased shelf life and improved deliverability, and also progress on the atherectomy clinical study.
Other income (expense), net
Other income (expense), net was $0.1 million and $1.0 million for the years ended December 31, 2020 and 2019, respectively. The decrease of $0.9 million was primarily due to a decrease of interest income due to a decrease in cash and cash equivalents during the comparable periods and a decrease in interest expense primarily related to the significant financing component for multi-year warranty service contracts.
Non-GAAP
Measures
EBITDA and Adjusted EBITDA are performance measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other GAAP measures.
These non-GAAP measures
exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis.

We believe
that non-GAAP financial
information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance.
However, non-GAAP financial
information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of these limitations are that:

•
EBITDA excludes certain recurring,
non-cash
charges, such as depreciation and amortization of long-lived assets, although these non-cash
charges are for assets that may have to be replaced in the future; and

•
Adjusted EBITDA further excludes stock-based compensation expense which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP
measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial
measures as tools for comparison.
A reconciliation for
each non-GAAP financial
measure to the most directly comparable financial measure stated in accordance with GAAP is included below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial
measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We define Adjusted EBITDA as our GAAP loss from continuing operations as adjusted to exclude depreciation and amortization, interest income, interest expense, income tax expense, stock-based compensation, gain on extinguishment of the PPP promissory note and loss (gain) on sales and disposals of property and equipment.
The following is a reconciliation of loss from continuing operations to Adjusted EBITDA (in thousands) for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Loss from continuing operations	$(7,378)	$(7,515)	$(18,974)	$(25,078)
Depreciation and amortization	319	528	974	1,530
Interest income	—	(4)	(2)	(128)
Interest expense	—	12	12	31
Income tax expense	—	—	—	—

EBITDA	(7,059)	(6,979)	(17,990)	(23,645)
Stock-based compensation	110	919	1,887	2,867
Gain on extinguishment of PPP promissory note	—	—	(2,023)	—
Loss (gain) on sales and disposals of property and equipment	4	—	(489)	—

Adjusted EBITDA	$(6,945)	$(6,060)	$(18,615)	$(20,778)

The increase in negative Adjusted EBITDA of $0.9 million for the three months ended September 30, 2021 as compared to the corresponding period in the prior year is primarily due to the increase in R&D expenses related to efforts to improve and expand our catheter design and costs related to our clinical study and the increase in SG&A expenses primarily due to higher legal expenses from amounts accrued related to the securities class action lawsuit.
The decrease in negative Adjusted EBITDA of $2.2 million for the nine months ended September 30, 2021 as compared to the corresponding period in the prior year is primarily due to the decrease in SG&A expenses consisting of a decrease in legal expenses related to the government investigations and a decrease in personnel and other expenses due to continued cost saving initiatives, partially offset by an increase in R&D expenses related to efforts to improve and expand our catheter design and costs related to our clinical study.
The following is a reconciliation of loss from continuing operations to adjusted EBITDA for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
	(in thousands)
Loss from continuing operations	$(35,320)	$(51,655)
Depreciation and amortization	1,947	1,342
Interest income	(129)	(1,038)
Interest expense	41	72
Income tax expense	7	15

EBITDA	(33,454)	(51,264)
Stock-based compensation	3,856	18,674

Adjusted EBITDA	$(29,598)	$(32,590)

Adjusted EBITDA was negative $29.6 million compared to negative $32.6 million for the years ended December 31, 2020 and 2019, respectively. The change in Adjusted EBITDA reflects decreased selling, general and administrative expenses, including salary, benefits and travel, due to reduced personnel, offset by increased research and development expenses and increased costs and loss estimates related to the ongoing litigation.
Liquidity and Capital Resources
As of September 30, 2021, we had cash and cash equivalents of $20.6 million and an accumulated deficit of $170.0 million. Our primary sources of capital have been the net proceeds of $67.3 million from our IPO, the net proceeds of $19.1 million from our 2020 public offerings, the net proceeds of $15.1 million from our ATM offerings, the net proceeds of $3.5 million from the sale of our Dermatology Business, the proceeds of $2.0 million received in the form of a PPP Promissory Note and, to a lesser extent, private placements of common stock and equipment financing arrangements. Our ATM offering agreement was terminated on January 18, 2022.
Management expects operating losses and negative cash flows to continue for the foreseeable future with our reduced commercial footprint, and as we continue to incur costs related to our atherectomy clinical trial, engineering efforts to improve the shelf life of our catheters, development of our next-generation products and legal costs associated with ongoing litigation. We also expect the
COVID-19
pandemic to have a continued negative impact on the timing of enrollment in our atherectomy clinical trial as well as our ability to secure additional financing in a timely manner or on favorable terms, if at all. In the third quarter of 2019, we began implementing certain operational efficiency and cost savings initiatives intended to align our resources with our product strategy, reduce our operating expenses, and manage our cash flows. These cost efficiency initiatives included targeted workforce reductions of our sales and marketing teams. We continue to analyze opportunities for cost reductions. In addition, we may need to decrease or defer capital expenditures and development activities to further optimize our operations. Such measures may impair our ability to invest in developing, marketing and selling new and existing products.
As a public company, we incur and will continue to incur significant legal, accounting, insurance, and other expenses. We expect legal and related expenses to remain high in the near term in connection with the legal proceedings and evaluating strategic transactions.

Our future capital requirements will depend on many factors, including:

•
our ability to complete our atherectomy trial in a timely manner or at all, which may be affected by reductions in voluntary medical procedures during the ongoing
COVID-19
pandemic as well as by limitations in our DABRA catheter performance, as described above;

•
the amount and timing of revenue generated by sales of our DABRA products and other products that get approved in the U.S. and select non-U.S. markets,
as well as the amount of sales personnel required to generate the revenue;

•
our ability to remedy the inconsistencies in our DABRA catheter performance; including extending shelf life and reducing non-calibrations,
reducing kinking, and identifying other future issues, if any;

•	our ability to develop a guidewire-compatible version of our DABRA catheter designed to allow physicians to navigate the vasculature more easily;

•	our ability to develop a larger diameter catheter to facilitate treatment of larger vessels more commonly seen in above-the-knee procedures;

•	following our voluntary product recall, our ability to achieve market acceptance of DABRA;

•	matters arising out of our completed Audit Committee investigation;

•
the cost, timing and outcomes of any litigation involving our company, products, and business activities, including securities class actions and derivative lawsuits, and government investigation in which we are involved;

•	the extent to which our products are adopted by the physician community;

•	the ability of our customers to obtain adequate reimbursement from third-party payors for procedures performed using DABRA;

•	the degree of success we experience in commercializing DABRA;

•	the costs, timing and outcomes of any future clinical studies and regulatory reviews, including to seek and obtain approvals for new indications for our products;

•	the costs and timing of developing variations of DABRA and, if necessary, obtaining FDA clearance to market such variations;

•	the emergence of competing or complementary technologies;

•	the number and types of future products we develop and commercialize;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the level of our selling, general and administrative expenses.
Although we bolstered our liquidity resources in 2021 and 2020, have an effective shelf registration statement and may receive additional funds from the exercise of our warrants depending on market conditions, management has concluded that the aforementioned conditions, including the ongoing uncertainty related to the negative impacts of the
COVID-19
pandemic, continue to raise substantial doubt about our ability to continue as a going concern for a period of at least 12 months from the date of issuance of the financial statements (our current cash resources are not sufficient to fund operations at the expected level of activity beyond the second quarter of 2022). We plan to address this uncertainty by raising additional funds, if necessary, through public or private equity or debt financings as well as by engaging in regular and ongoing reviews of our business model and strategic options to help ensure that we are focusing our cash resources on advancing our key corporate initiatives. However, we may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if we issue equity securities to raise additional funds, our existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of our existing stockholders.

Further, SEC regulations limit the amount of funds we can raise during any
12-month
period pursuant to our shelf registration statement on Form
S-3.
We are currently subject to the Baby Shelf Rule, and the amount of funds we can raise through primary public offerings of securities in any
12-month
period using our registration statement on Form
S-3
is limited to
one-third
of the aggregate market value of the voting and
non-voting
common equity held by
non-affiliates.
We are currently limited by the Baby Shelf Rule until such time as our public float exceeds $75 million.
Our financial statements include explanatory disclosures regarding substantial doubt about our ability to continue as a going concern. Future reports on our financial statements may also include explanatory disclosures with respect to our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue our operations.
Cash Flows
The following information reflects cash flows for continuing operations and discontinued operations for the periods presented (in thousands):

	Nine Months Ended September 30,
	2021	2020
Net cash used in operating activities	$(21,914)	$(18,890)
Net cash provided by investing activities	3,803	15,928
Net cash provided by financing activities	14,821	22,024

	Years Ended December 31,
	2020	2019
Net cash used in operating activities	$(28,304)	$(33,173)
Net cash provided by (used in) investing activities	15,933	(16,032)
Net cash provided by (used in) financing activities	21,693	(526)
Net Cash Used in Operating Activities
Net cash used in operating activities of $21.9 million for the nine months ended September 30, 2021 consisted of a net loss of $16.8 million and non-cash
adjustments to net loss of $6.0 million, consisting of the gain on sale of the Dermatology Business of $3.5 million, gain on extinguishment of the PPP Promissory Note of $2.0 million and gain on sale of property and equipment of $0.5 million. In addition, we experienced a decrease in net operating assets and liabilities of $2.3 million and non-cash
charges of $3.2 million, consisting of stock-based compensation and depreciation and amortization.
Net cash used in operating activities of $18.9 million for the nine months ended September 30, 2020 consisted of a net loss of $25.6 million and a decrease in net operating assets and liabilities of $1.7 million and non-cash
charges of $5.0 million, consisting primarily of stock-based compensation and depreciation and amortization.
During the year ended December 31, 2020, net cash used in operating activities was $28.3 million, consisting primarily of a net loss of $36.0 million and a decrease in net operating assets of $1.0 million, partially offset by noncash charges of $6.7 million consisting of primarily stock-based compensation expense and depreciation and amortization.
During the year ended December 31, 2019, net cash used in operating activities was $33.2 million, consisting primarily of a net loss of $57.0 million and an increase in net operating assets of $1.9 million, partially offset by non-cash
charges of $25.7 million consisting of primarily stock-based compensation expense, depreciation and amortization and allowance for doubtful accounts.

Net Cash Provided by Investing Activities
Net cash provided by investing activities of $3.8 million for the nine months ended September 30, 2021 consisted primarily of the net proceeds from the sale of the Dermatology Business of $3.5 million and proceeds from sales of property and equipment of $0.5 million, partially offset by purchases of property and equipment of $0.2 million.
Net cash provided by investing activities of $15.9 million for the nine months ended September 30, 2020 consisted primarily of $16.0 million in proceeds from maturities of available-for-sale
securities.
During the year ended December 31, 2020, net cash provided by investing activities was $15.9 million, consisting of $16.0 million from proceeds of maturities of investments offset by $0.1 million in purchases of equipment.
During the year ended December 31, 2019, net cash used in investing activities was $16.0 million, consisting of $36.5 million to purchase short-term investments and $0.3 million to purchase manufacturing equipment and vehicles for our sales force to transport our laser equipment, partially offset by $21.0 million from proceeds of sales of investments.
Net Cash Provided by Financing Activities
Net cash provided by financing activities of $14.8 million for the nine months ended September 30, 2021 consisted primarily of net proceeds of $15.1 million from our ATM offerings, partially offset by payments of $0.3 million on our equipment financing.
Net cash provided by financing activities of $22.0 million for the nine months ended September 30, 2020 consisted primarily of net proceeds of $19.4 million from our 2020 public offerings, $0.8 million in proceeds from the exercise of warrants associated with the May 2020 public offering and $2.0 million in proceeds from the PPP Promissory Note, partially offset by payments of $0.2 million on our equipment financing.
During the year ended December 31, 2020, net cash provided by financing activities was $21.7 million consisting of $19.9 million proceeds, net of placement agent fees, received from our 2020 public offerings, $2.0 million proceeds under the PPP Promissory Note, and $0.8 million proceeds from the exercise of warrants, proceeds from issuance of common stock related to the employee stock purchase plan of $42,000, offset by payments of offering costs of $0.8 million and $0.3 million of payments on our financed equipment.
During the year ended December 31, 2019, net cash used in financing activities was $0.5 million due to payments on our financed equipment of $0.3 million and payments for taxes on the settlement of restricted stock units of $0.2 million, partially offset by proceeds from issuance of common stock related to the employee stock purchase plan of $37,000.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial position and results of operations is based on our unaudited interim condensed financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP. We believe certain of our accounting policies are critical to understanding our financial position and results of operations. There have been no significant changes to our critical accounting judgments, policies and estimates as described in our Annual Report on Form
10-K
for the year ended December 31, 2020 filed with the SEC on March 17, 2021.
The preparation of these financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.
Off-Balance
Sheet Arrangements
We do not engage in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, as a part of our ongoing business. Accordingly, we did not have any off-balance sheet
arrangements during any of the periods presented.
Contractual Obligations
During the nine months ended September 30, 2021, there were no material changes outside the ordinary course of business to our contractual obligations disclosed in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form
10-K
for the year ended December 31, 2020, except that the Company’s Paycheck Protection Program Promissory Note was forgiven in full by the U.S. Small Business Administration.
Our principal obligations consist of the operating leases for our facilities. The following table sets out, as of December 31, 2020, our contractual obligations due by period (in thousands):

	Payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations(1)	$3,323	$528	$877	$931	$987
Promissory note(2)	2,000	421	1,579	—	—
Equipment financing(3)	265	265	—	—	—

Total	$5,588	$1,214	$2,456	$931	$987

(1)	Consists of obligations under multi-year, non-cancelable building leases for our facilities in Carlsbad, California.
(2)	Consists of the Paycheck Protection Program Promissory Note, which we intend to apply for forgiveness under the provisions of the Coronavirus Aid, Relief, and Economic Security Act.
(3)	Consists primarily of obligations under the equipment financing for automobiles.

BUSINESS
Overview
Ra Medical Systems, Inc. is a medical device company leveraging its advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. We believe our products enhance patients’ quality of life by restoring blood flow in arteries.
Consistent with our business strategy to continue focusing on the PAD market, we completed the sale of our Pharos laser business, or Dermatology Business, to STRATA Skin Sciences, Inc., or Strata, on August 16, 2021. Accordingly, the financial information of the Dermatology Business has been presented as discontinued operations for all periods presented herein.
DABRA is used as a tool in the treatment of PAD which commonly occurs in the legs. DABRA is cleared by the FDA as a device for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease. DABRA was also granted CE mark approval in Europe in September 2016 for the endovascular treatment of infrainguinal arteries via atherectomy and for crossing total occlusions.
Our business strategy is focused on multiple engineering efforts to improve and expand our catheter offering and explore new markets, as well as conducting a clinical study to obtain an atherectomy “indication for use” in the U.S. Key catheter engineering efforts currently underway include projects to:

•
Extend our catheter’s shelf life. During 2020, we identified the factors limiting our shelf life, including the introduction of unwanted elements in the catheter’s fluid core and the degradation of the coating on the inner diameter, and we are currently implementing multiple remediations to address these issues. Our internal real time aging test data supports shelf life for our catheter of at least six months;

•
Increase the robustness of our catheter via a braided overjacket, or a similar design, to make the catheter more kink-resistant when navigating tortuous anatomy. We expect to complete the engineering work for this catheter and subsequently submit to the FDA for clearance in the first quarter of 2022; and

•
Develop a version of the DABRA catheter that is compatible with a standard guidewire. We selected a design in December 2021 based on physician evaluation in a preclinical model. We expect to finalize the design for this catheter by mid-year
2022. Engineering validation and verification will follow design freeze and we will subsequently submit to the FDA for clearance.

As stated, we are currently pursuing an atherectomy indication for use, which the FDA defines to include a pre-specified
improvement in luminal patency. To satisfy the FDA’s data requirements to support an atherectomy indication, we are performing a pivotal study designed to allow the FDA to evaluate the use of DABRA in atherectomy procedures. We received an IDE approval in January 2020, and the study is approved for up to 10 clinical sites and 100 subjects. In January 2022, primarily due to subject fallout for follow-up
visits due to the novel coronavirus, or
COVID-19,
we filed a protocol amendment with the FDA to add an additional 25 subjects to the study.
We enrolled the first subject in February 2020. Throughout much of 2021 and 2020, the
COVID-19
pandemic substantially impacted our ability to activate new sites and enroll additional subjects. Many sites or potential sites have been or are currently operating at a reduced capacity, and some have been closed from time to time. In addition, potential study subjects may voluntarily opt to postpone their procedures due to
COVID-19
concerns. As of January 14, 2022, we had enrolled 90 subjects and seven sites had been cleared to enroll subjects. Due to the unpredictable impact the
COVID-19
pandemic has had and will continue to have on enrollment in this study, we currently cannot estimate when enrollment will be completed, although we aim to complete study enrollment by the middle of 2022 and to complete the six-month follow up by the end of 2022.

We are continuing to supply catheters to those sites involved in our atherectomy clinical study. We paused shipments of catheters to commercial sites while we conducted further studies on the stability of their shelf life. We submitted additional test data with respect to the DABRA catheter shelf life in a traditional 510(k) in March 2021, which was cleared by the FDA in July 2021. Although eligible, we have not resumed commercial sales as we continue evaluating our commercial catheter strategy.
Finally, we are conducting research to prove the feasibility of using our liquid-filled catheter and excimer laser technology to fracture calcium in arteries in a procedure known as lithotripsy. Preliminary research work has demonstrated that our laser system can be utilized to create shockwaves of sufficient magnitude to fracture calcium in arteries. Fracturing calcium in coronary or peripheral arteries can help make the arteries less rigid, thus making subsequent procedures easier and/or safer to perform. We are fabricating various prototype systems and intend to advance our initial benchtop results.
Recent Developments
Preliminary Financial Information
For the quarter ended December 31, 2021, we used approximately $5.7 million in operating activities, a $1.5 decrease over the quarter ended September 30, 2021. As of December 31, 2021, our cash balance was approximately $15.0 million.
The preliminary financial information included in this prospectus reflects management’s estimates based solely upon information available to us as of the date of this prospectus and are the responsibility of management. The preliminary financial results presented above are not a comprehensive statement of our financial results for the quarter ended December 31, 2021 and have not been audited, reviewed or compiled by our independent registered public accounting firm, Haskell & White LLP, or H&W. Accordingly, H&W does not express an opinion and assumes no responsibility for and disclaims any association with such preliminary financial results. The preliminary financial results presented above are subject to the completion of our financial closing procedures, which have not yet been completed. Our actual results for the quarter ended December 31, 2021 will not be available until after this offering is completed and may differ from these estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial results presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors” and “Special Notes Regarding Forward-Looking Statements.”
Chief Executive Officer Health
Will McGuire, our Chief Executive Officer, was recently diagnosed with a serious illness not caused by
COVID-19
and has been undergoing treatment for his disease. He continues to fulfill all of his duties and responsibilities and has stated his desire to continue in such roles. Our board of directors has discussed a plan of succession and will continue to evaluate and monitor our options on an ongoing basis, should Mr. McGuire need to relinquish any of his responsibilities or duties at any time as a result of his illness or otherwise.
COVID-19
and Market Conditions
The global spread of
COVID-19
has created significant volatility, uncertainty and economic disruption. The ultimate effects of
COVID-19
on our business, operations and financial condition are unknown at this time. With the recent increase in cases due to the outbreak of the Omicron variant, we expect that enrollment in our atherectomy clinical trial will continue to be slowed, as patients elect to postpone voluntary treatments and physicians’ offices are either closed or operating at a reduced capacity. Our manufacturing facility located in Carlsbad, California is currently operational. We have experienced delays in receiving shipments of parts which has had an impact on the timing of our key engineering efforts but has not affected our ability to support our atherectomy clinical study. However, the extent to which
COVID-19
impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and the actions to contain it or treat its impact, among others.
We, like many companies, are also experiencing increased difficulty in attracting and retaining key personnel due to an extremely tight labor market.
Securities and Shareholder Litigation Update
On June 7, 2019, a putative securities class action complaint captioned Derr v. Ra Medical Systems, Inc., et. al., (Civil Action no. 19CV1079 LAB NLS) was filed in the U.S. District Court for the Southern District of California against us, certain current and former officers and directors, and certain underwriters of our IPO. Following the appointment of a lead plaintiff and the filing of a subsequent amended complaint, the lawsuit alleges that the defendants made material misstatements or omissions in our registration statement in violation of Sections 11 and 15 of the Securities Act and between September 27, 2018 and November 27, 2019, inclusive, in violation of Sections 10(b) and 20(a) of the Exchange Act. On March 11, 2020, lead plaintiffs voluntarily dismissed the underwriter defendants without prejudice. On March 13, 2020, defendants filed a motion to dismiss the amended complaint. On March 24, 2021, the court issued an order granting defendants’ motion to dismiss claims under the Securities Act in full and certain claims under the Exchange Act and denying defendants’ motion to dismiss certain Exchange Act claims. Plaintiffs filed their second amended complaint on April 19, 2021, realleging the Securities Act claims and certain of the previously dismissed Exchange Act claims. On June 10, 2021, defendants moved to dismiss the second amended complaint. The court has not yet ruled on defendants’ motion to dismiss. On November 12, 2021, following a private settlement mediation with the lead plaintiffs, the parties executed a stipulation of settlement that resolved the claims asserted in the securities class action. The settlement provides for a payment to the plaintiff class of $10.0 million. We expect to pay approximately $1.0 million towards the settlement, the amount remaining on our self-insured retention/deductible, and our insurers will pay the remaining balance. The proposed settlement requires both preliminary and final approval by the court. Should the court not approve the proposed settlement or if the proposed settlement otherwise does not become final, the parties will be returned to their litigation postures prior to the execution of the stipulation of settlement. Should we ultimately be found liable, the liability could have a material adverse effect on our financial condition and our results of operations for the period or periods in which it is incurred.
On October 1, 2019, a shareholder derivative complaint captioned Noel Borg v. Dean Irwin, et. al (Civil Action no.
1:99-cm-09999)
was filed in the U.S. District Court for the District of Delaware against certain current and former officers and directors, purportedly on behalf of the Company, which is named as a nominal defendant in the action. The complaint alleges breaches of fiduciary duty, unjust enrichment, waste, and violations of Section 14(a) of the Exchange Act. On October 21, 2019, pursuant to the parties’ stipulation, the court stayed the derivative lawsuit until the related class action is resolved. While we have obligations to indemnify and/or advance the defendants’ legal fees and costs in connection with this lawsuit, any monetary recovery from the defendants would be to the benefit of us.
Settlement Agreements with the Department of Justice and Participating States
As previously announced on December 28, 2020, we entered into a Settlement Agreement with the United States of America, acting through the DOJ and on behalf of the OIG, and other settlement agreements with certain state attorneys general to resolve investigations and a related civil action concerning our marketing of the DABRA laser system and DABRA-related remuneration to certain physicians.
Pursuant to the terms of the Settlement Agreement and the agreement with the participating states, (a) if our revenue exceeds $10 million in fiscal years 2021-2024, we also are required to pay an additional amount in settlement for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024; (b) if we are acquired or are otherwise involved in a change in control transaction before the end of 2024, we are required to pay an additional settlement amount of $5 million, plus 4% of the value attributed to us in the transaction, so long as the attributed value is in excess of $100 million, with the total change in control payment never to exceed $28 million; and (c) if our obligations under the Settlement Agreement are avoided by bankruptcy, the U.S. may rescind the releases and bring an action against us in which we agree is not subject to an automatic stay, is not subject to any statute of limitations, estoppel or laches defense, and is a valid claim in the amount of $56 million, minus any prior change in control payments.
DABRA
DABRA is our minimally-invasive excimer laser and
single-use
catheter system that is used by physicians as a tool in the endovascular treatment of vascular blockages resulting from lower extremity vascular disease, a form of PAD, both above- and below-the-knee
DABRA breaks down plaque to proteins, lipids and other chemical compounds, thereby eliminating blockages by essentially dissolving them without generating potentially harmful particulates. The accumulation of plaque in arteries, which is a result of lower extremity vascular disease, most commonly occurs in the pelvis and legs. Plaque accumulation, known as atherosclerosis, causes the narrowing of arteries, thereby reducing the flow of oxygenated blood to tissue and organs. If vascular blockages are left untreated, they can increase the risk of heart attack, stroke, amputation or death. Major risk factors for PAD include age, smoking, diabetes and obesity. Despite its prevalence, PAD is underdiagnosed and undertreated relative to many other serious vascular conditions, including coronary artery disease, or CAD, in part because up to half of the PAD population is asymptomatic, or shows no symptoms, and many dismiss symptoms as normal signs of aging. PAD affects approximately
19-21 million
people in the U.S. However, only
20-30%
of PAD patients are actively treated.
Current treatments for vascular blockages associated with PAD are largely endovascular and include angioplasty, stenting and atherectomy. Bypass surgery, which was frequently used in the past, is costly and often results in complications, including post-surgery pain, hospital stays and recovery times. Endovascular treatments employ catheter-based products for the displacement or removal of plaque. These treatments also have limitations in their safety or efficacy profiles and frequently result in recurrence of the disease.
DABRA is a novel technology for use in the endovascular treatment of vascular blockages resulting from lower extremity vascular disease. We believe that our liquid-filled, full aperture ratio catheter allows for a less traumatic endovascular treatment for the removal of vascular blockages and offers potential benefits over competing treatments and therapies. DABRA is predominantly used as an adjunct therapy with angioplasty balloons, drug-coated balloons, stents, and other endovascular treatments. DABRA employs photoablation to remove cross blockages by breaking the bonds of the obstructing plaque directly. DABRA is minimally invasive and is designed to not stretch the arterial walls or penetrate the layers of arterial tissue known as the subintimal space, which can lead to dissection, or a tear in the inner lining of the vessel wall, or perforation, or a hole or a break in the vessel wall, although these events may still occur with DABRA and other competing products. We believe DABRA’s mechanism of action, photoablation, may result in less mechanical and thermal trauma to the vessel compared to other devices. In May 2017, we received FDA 510(k) clearance to market the DABRA laser system and single-use
DABRA catheter in the U.S. for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease. Our initial commercial strategy will focus on placing DABRA in office-based laboratories, or OBLs, and subsequently we intend to expand into the hospital catheterization market. Reimbursement claims for DABRA procedures are typically submitted by the provider to Medicare or another third-party payor using established Current Procedural Terminology, or CPT, codes. DABRA was also granted CE mark approval in Europe in September 2016 for the endovascular treatment of infrainguinal arteries via atherectomy and for crossing total occlusions. As noted above, we are currently pursuing an atherectomy indication in the U.S.
Vascular Disease
Vascular disease refers to diseases of the blood vessels located throughout the body. The most common cause of vascular disease is atherosclerosis. Atherosclerosis is a progressive, degenerative condition in which plaque, consisting of lipids, cholesterol, calcium and other substances found in the blood stream, accumulates on the vascular wall. Plaque occurs in several different forms and may be located throughout the arterial system. Plaque varies in composition, with portions that are hard and brittle, referred to as calcified plaque, and other portions that are fatty or fibrous. Endovascular treatments for atherosclerosis are performed in a catheterization laboratory located in an OBL or hospital. These patients are diagnosed by their primary care physician, podiatrist, or other specialist, and then treatment is performed by an interventional cardiologist, interventional radiologist, or vascular surgeon.
PAD is atherosclerosis of the extremities, most commonly in the legs. Smoking, genetic predisposition, diabetes, aging, and obesity may significantly increase the risk of developing PAD. Plaque build-up
reduces blood flow to the surrounding tissue, causing claudication, pain or cramping in the leg, the most common early symptom of PAD. Symptoms may progress to include numbness, tingling or weakness in the legs and, in severe cases, burning or aching pain in the feet or toes.
As PAD progresses, additional symptoms may develop on the legs and feet, including cooling, color changes, or ulcers or wounds that do not heal. Left untreated, PAD can progress into critical limb ischemia, or CLI, the end stage of the disease where there is not enough oxygenated blood being delivered to the lower limbs to keep the tissue alive. As of July 2019, the estimated prevalence of CLI in the U.S. was approximately 2 million. If untreated, CLI may result in ulceration, infection, or gangrene in the feet and legs and eventually limb amputation or death.
Market Overview
PAD affects approximately 17 million people in the U.S. However, only 20-30% of
PAD patients are actively being treated. Despite its prevalence and poor outcomes, PAD is underdiagnosed and undertreated relative to many other serious vascular conditions, including CAD, in part because up to half of the PAD population is asymptomatic and many dismiss symptoms as normal signs of aging.
Without treatment, the disease can result in severe complications including amputation or death. The most common reason for amputation today is PAD. Despite the relative under diagnosis and treatment of PAD, the 2022 U.S. atherectomy and crossing chronic total occlusions market is projected to be approximately $900 million. Higher diagnosis and intervention rates resulting from greater physician and patient awareness of PAD, as well as higher prevalence, are helping drive the market opportunity for PAD treatments.
We believe that the following factors are contributing to a growing diagnosed patient population:

•
Increased Awareness
. Emphasis on PAD education from medical associations, insurance companies and online medical communities, as well as publication in medical journals is increasing public and physician awareness of PAD risk factors, symptoms and treatment options.

•
Evolving Physician Practice Patterns
. Given that many patients with CAD also have PAD, we believe that interventional cardiologists and vascular surgeons are increasingly screening patients for both diseases. As a result, we believe that physicians are diagnosing more cases of PAD. In addition, we believe that heightened awareness of PAD, its symptoms and treatment options is leading to increased referrals.

•
Conventional Means of Treatment and Their Limitations
. Physicians typically treat patients with mild to moderate PAD through non-invasive
management, including exercise and prescription medication, and, if symptoms worsen, may recommend interventional or surgical procedures. Some patients who initially are diagnosed with severe PAD are treated immediately through interventional or surgical procedures.

•	Non-Invasive Management . For many diagnosed cases of PAD in the U.S., lifestyle changes, including improved diet, regular exercise and smoking cessation, as well as drug treatment are often prescribed. Although these measures can be effective, many people do not sustain them. In addition, these measures may reduce the symptoms, but do not treat the underlying causes of the disease. Physicians may also prescribe medications that lower cholesterol and reduce blood pressure. These drug therapies are generally prescribed for the life of the patient and do not treat the obstruction, making them an ineffective treatment for many patients. As a result, many of these patients will ultimately require more aggressive treatments.

•
Interventional Procedures
. When PAD progresses beyond claudication, physicians may advise intervention, often beginning with minimally invasive procedures. Minimally invasive endovascular treatments include balloon angioplasty, stents, and plaque removal devices. These treatments have limitations in their safety or efficacy profiles and frequently result in recurrence of the disease. Recent data supports that there are approximately 1 million annual endovascular procedures for the treatment of PAD in the U.S. Angioplasty and stenting are the most commonly performed minimally invasive interventional treatments.

•
Angioplasty
. In an angioplasty procedure, a long, thin tube, or catheter, with a balloon tip is inserted into the blocked or narrowed part of the artery over a previously positioned guidewire that directs the catheter to the affected area. The balloon is then inflated, compressing the plaque and stretching the arterial wall. While angioplasty catheters are relatively easy to use, they stretch the arterial wall, sometimes leading to dissections of, and damage to, the arterial walls. Angioplasty does not remove the plaque, which remains in the artery. In addition, traditional angioplasty is not well suited to treat highly calcified lesions, lesions concentrated on one side of the arterial wall, or lesions that occur at bifurcations, all common manifestations of PAD in the leg.

•
Drug Coated Balloon
. Drug coated balloons, or DCBs, are often used in conjunction with atherectomy. Drug coated balloon angioplasty is similar to a regular angioplasty procedure, but in this case the balloon catheter used has an anti-restenotic drug coating on the surface of balloon. When the balloon is inflated the drug is delivered to the vessel wall which may help prevent restenosis. Unlike regular angioplasty, low pressures are generally used to inflate DCBs thereby reduced arterial wall stretch, dissections and damage to the arterial wall. However, the long-term safety and durability of DCB angioplasty remains uncertain, in particular in treating lesions below the knee.

•
Cutting Balloon
. A cutting balloon is a special balloon catheter which has small blades bonded along the length of the balloon. These devices were developed to overcome some of the limitations of regular angioplasty, namely the risk for dissection and vessel wall damage due to the dilating forces used with regular angioplasty balloons. When the balloon is inflated the dilating force is concentrated along the blades creating small, longitudinal incisions along the length of the vessel wall. Cutting balloons are commonly used as a vessel preparation tool in conjunction with a DCB or stenting, particularly in calcified lesions or for in-stent
restenosis.

•
Intravascular Lithotripsy
. Intravascular Lithotripsy is a calcium modification percutaneous transluminal angioplasty balloon, designed for the treatment of moderately to severely calcified PAD lesions. The catheter delivers sonic pressure waves to target and disrupt calcium within the vessel. Once the calcium is cracked the balloon is inflated at low pressures to achieve lumen gain.

•
Stenting
. Stenting is generally performed in tandem with angioplasty. A stent is a wire-mesh tube that acts as a scaffold inside the artery to keep it open. Stents are currently available in a wide range of varieties, including drug-coated stents. Despite their widespread use, stents may cause injury and inflammation to the arterial wall during placement and continued trauma post-procedure. Once a stent is implanted, it cannot be removed, which may limit future treatment options such as angioplasty, additional stenting, atherectomy and bypass.

•
Plaque Removal Devices
. Procedures to remove plaque are often referred to in the medical field as atherectomy procedures. There are several types of atherectomy devices, including directional, rotational and laser, each with different mechanisms of action to remove plaque. Atherectomy treatments are frequently used with a stent or balloon. Atherectomy technologies can damage the vessel walls, which may increase the risk of restenosis. For example, cutting devices, such as directional or rotational devices, introduce significant mechanical trauma.

•
Bypass Surgery
. More severe cases of PAD may be treated by surgeons with bypass surgery. The blood flow is diverted around the occluded area using a synthetic graft or harvested vessel. Bypass surgery is performed by physicians in an operating room with the patient under general anesthesia and requires multi-day
hospital stays for healing and rehabilitation. General anesthesia and the potential for surgical infections make this approach less suitable for patients with conditions such as high blood pressure, heart failure, chronic obstructive pulmonary disease or poor kidney function.

•
Amputation
. CLI is a serious form of PAD caused by severe lack of blood flow to the legs. Physicians may recommend full or partial amputation of the leg or foot for patients with CLI. Up to 200,000 lower limb amputations occur annually in the U.S. as a result of PAD.

Our Solution
Strengths of Our Approach
The DABRA system includes a portable excimer laser combined with proprietary, single-use catheters
that together represent a competitive plaque ablation solution for the minimally invasive endovascular treatment of blockages in the vasculature. DABRA represents a novel approach to the treatment of a broad range of vascular blockages that is safe and effective. We believe that the principal benefits of DABRA are:

•
Safety
. DABRA is designed to track the patient’s true lumen, or the center of the artery, and not to penetrate between the layers of arterial structure known as the subintimal space. No serious device-related adverse events were reported in our 2017 pivotal study.

•
Efficacy
. Unlike many treatments for PAD that do not remove plaque, DABRA employs photoablation to dissolve plaque by breaking its chemical bonds, thereby reducing the plaque to proteins, lipids and other chemical compounds.

•	Utility . DABRA enables physicians to ablate plaque to treat lower extremities both above and below the knee.
Our Strategy
Our goal is to become the leading medical device company marketing excimer lasers as tools for the treatment of endovascular diseases. Key components of our strategy to achieve this goal are:

•
Increasing the shelf life and improving the consistency of the DABRA catheter
. In the third quarter of 2019, we engaged in a voluntary recall of the catheters with a
12-month
shelf life to replace them with catheters with a
two-month
shelf life. We have identified current limitations on shelf life relating to aspects of the fluid core and coating and are currently implementing multiple remediations to address these issues. Our internal accelerated and real time aging test data supports shelf life for our catheter of at least six months.

•
Product enhancements
. We are working on two important design changes to the DABRA catheter. First, we are increasing the robustness of our catheter via a braided overjacket, or a similar design, to make the catheter more kink-resistant when navigating tortuous anatomy. Second, we are developing a version of the DABRA catheter that is compatible with a standard guidewire. Following these two enhancements, we intend to develop a larger diameter catheter to target atherectomy procedures in the larger vessels more commonly seen in above-the-knee
procedures.

•
Atherectomy indication for use
. We are currently pursuing an atherectomy indication for use, which the FDA defines to include a prespecified improvement in luminal patency. To satisfy the FDA’s data requirements to support an atherectomy indication, we are performing a pivotal study designed to allow the FDA to evaluate the use of DABRA in atherectomy procedures. We received an IDE approval in January 2020 and the study is approved for up to 10 clinical sites and 100 subjects. In January 2022, primarily due to subject fallout for follow-up
visits due to
COVID-19,
we filed a protocol amendment with the FDA to add an additional 25 subjects to the study. We enrolled the first subject in February 2020. Throughout much of 2021 and 2020, the
COVID-19
pandemic substantially impacted our ability to activate new sites and enroll additional subjects. Many sites or potential sites have been or are currently operating at a reduced capacity, and some have been closed from time to time. In addition, potential study subjects may voluntarily opt to postpone their procedures due to
COVID-19
concerns. As of January 14, 2022, seven sites have been cleared to enroll subjects and 90 subjects have been enrolled in the trial. Due to the unpredictable impact the
COVID-19
pandemic has had and will continue to have on enrollment in this study, we currently cannot estimate when enrollment will be completed.

•
Prove utility for lithotripsy
. We are conducting research to prove the feasibility of using our liquid-filled catheter technology to fracture calcium in arteries in a procedure known as lithotripsy. Our research program has demonstrated that our laser system can be utilized to create shockwaves of sufficient magnitude to fracture calcium in arteries. An initial benchtop study demonstrated the ability to fracture medial calcium in cadaveric tissue. Fracturing calcium in coronary or peripheral arteries can help make the arteries less rigid, thus making subsequent procedures easier and/or safer to perform. We are fabricating various prototype systems and intend to conduct further preclinical studies in the next few months to advance our initial benchtop results.

Products
The DABRA Product
DABRA combines a portable excimer laser console with
proprietary, single-use
catheters for the minimally invasive endovascular treatment of vascular blockages resulting from lower extremity vascular disease in both above- and below-the-knee
lesions.
The most important aspect of DABRA for the vascular market is the catheter, which transmits energy from the laser to the vascular blockage. The laser energy travels through the catheter and ablates the blockage, reducing it to chemicals that are found naturally in the bloodstream. The catheters are specifically designed for use with our excimer laser. The DABRA catheter uses a liquid-filled plastic tubing allowing for the efficient and precise delivery of the laser energy.
The current generation DABRA catheter is
a single-use, 5
French, wireless (no guidewire lumen) catheter that typically stays within the normal area in which blood is flowing or true lumen, even while crossing blockages. It is a full aperture ratio forward ablation catheter, delivering fast ablation of a wide variety of plaque, without the “dead-space” of fiber optic bundle laser catheters. It produces a high-quality lumen while minimizing trauma to the vasculature. The DABRA catheter has a 1.5 millimeter blunt-tip design
and a working length of 150 cm that tracks the true lumen, navigating the vascular curves. They have been used in both above- and below-the-knee
procedures, using both antegrade and retrograde approaches, and from femoral, popliteal access and pedal access.
The DABRA excimer laser is the power source for DABRA catheters that generates a laser light by a software controlled 308 nanometer excimer laser source that produces 308 nanometer ultraviolet-B photons
that are directed to the catheter through a lens to photoablate vascular blockages, reducing calcium, thrombus, and atheroma into proteins, lipids and other chemical compounds, minimizing downstream debris.

The laser is small enough for most catheterization laboratories, weighs approximately 180 pounds, (including a gas bottle), and is easily portable around and between rooms. It is easy-to-use, features
a simple and intuitive operator-interface, plugs into a standard
110-volt
outlet, and does not require any pumps or fluids.

The DABRA Laser

The DABRA Catheter
The DABRA Procedure
During the procedure, the physician inserts the proximal end of the single-use
DABRA catheter into the laser console. Using the buttons next to the screen of the console, the physician enters the calibration mode and inserts the distal end of the catheter into the calibration port of the console to perform the calibration. Once calibrated, the physician sets the treatment settings on the touch screen. The physician then inserts the catheter into the vasculature and under fluoroscopy, advances the catheter to the target lesion. The physician uses the footswitch to activate the laser unit and slowly advances the catheter to ablate the target lesion.

The DABRA procedure is typically performed under local anesthesia in a catheterization laboratory. A patient treated in an OBL is discharged the same day.

Clinical Studies and Patient Data
Pre-Marketing
Studies.
We applied and received FDA IDE approval for our pivotal study. It was a non-randomized, single-arm,
prospective, multi-site study that enrolled 64 subjects at four sites. The objective of the study was to evaluate lesion crossing by way of plaque photoablation using DABRA in the endovascular treatment resulting from lower extremity vascular disease of patients with Rutherford categories 3, 4, 5 and 6. The primary efficacy endpoint was the successful crossing of the target lesion based on angiographic analysis at time of the procedure. The safety endpoint was device-related major adverse events at the time of the procedure. It was conducted at four centers, including the California Heart and Vascular Center, an OBL in El Centro, California, Centro Medico Excel, a hospital in Tijuana, Mexico, the University of California, San Diego, a major teaching hospital in San Diego, California, and Merit Health Wesley, a hospital in Hattiesburg, Mississippi. As part of the inclusion criteria for the DABRA study, the target blockage must have been refractory to guidewire crossing. The average lasing time in our study was approximately two and a half minutes and the average lesion measured over seven centimeters, which is representative of a typical patient suffering from severe lower extremity vascular disease. The analyses pre-
and post-treatment were performed using standard angiographic and ultrasonic tools which are commonly used in catheterization laboratories.
The study was closed to enrollment on May 24, 2017 when we received 510(k) clearance for DABRA. 50 subjects were included in the FDA’s data used to determine the 510(k) clearance. The final study results demonstrated 94% effectiveness with 0% reported device-related SAEs, both related to the 50 subjects included in the data submitted to the FDA and the 64 subjects enrolled in the study. Furthermore, in our study, 64 lesions crossed were above the knee, or approximately 85%, and 11 lesions crossed were below-the-knee, or
approximately 15%.
Atherectomy Study.
In January 2020, we received final IDE approval to evaluate the safety and effectiveness of the DABRA laser system for use as an atherectomy device for the treatment of peripheral vascular stenoses.
The multicenter, open-label trial is approved to enroll up to 100 subjects with symptoms of PAD (Rutherford
Class 2-45).
In January 2022, primarily due to subject fallout for
follow-up
visits due to
COVID-19,
we filed a protocol amendment with the FDA to add an additional 25 subjects to the study. Outcome measures include safety, acute technical success and clinical success. The trial’s primary efficacy endpoint is the mean reduction in percent diameter stenosis in each subject’s primary lesion as measured by angiography immediately following treatment with DABRA, before any adjunctive treatment. Major adverse events at 30 days and incidence of primary target lesion revascularization (TLR) at six months will be the safety and clinical success endpoints.

Customers
We had four and three individual customers that represented more than 10% of our total revenue for the years ended December 31, 2020 and 2019, respectively.
Sales and Marketing
We are continuing to supply catheters to those sites involved in our atherectomy clinical study. We paused shipments of catheters to commercial sites while we conducted further studies on the stability of their shelf life. We submitted additional test data with respect to the DABRA catheter shelf life in a traditional 510(k) in March 2021, which was cleared by the FDA in July 2021. Although eligible, we have not resumed commercial sales as we continue evaluating our commercial catheter strategy.
Manufacturing
We manufacture our excimer lasers and catheters in our approximately 32,000 square foot facility located in Carlsbad, California. Our vertically integrated facility is ISO 13485 certified and is licensed by the state of California to manufacture our sterile single-use catheters
in our controlled environments. We specify and source our supplies primarily from U.S.-based manufacturers, contracting with local suppliers to manufacture custom components. We carefully choose our suppliers to ensure that all components meet our quality standards, adhere to all applicable regulations, and meet our supply needs. We inspect, test, and assemble our products under strict manufacturing processes supported by internal policies and procedures. We perform our own final quality control testing of all products before shipment. In addition to primary suppliers, secondary suppliers have been identified for contingency planning purposes for many key components. We audit our suppliers as required by our quality system and the FDA. We believe that our current manufacturing capacity is sufficient to produce enough lasers and catheters to meet our current expected demand for the foreseeable future.
Competition
The medical device industry is highly competitive, subject to rapid change and significantly affected by new product introductions and other activities of industry participants. We face potential competition from major medical device companies worldwide, many of which have longer, more established operating histories, and significantly greater financial, technical, marketing, sales, distribution, and other resources. Our overall competitive position is dependent upon a number of factors, including product performance and reliability, manufacturing cost, and customer support.
Vascular blockages are currently treated with angioplasty balloons, stents, and atherectomy devices that include excimer laser ablation. Our major competitors for our vascular solutions include Medtronic plc, Cardiovascular Systems Inc., Boston Scientific Corp., Avinger, Inc., Koninklijke Philips N.V., including Volcano Corporation and Spectranetics Corporation, Becton Dickinson and Company, including products from the C.R. Bard acquisition, AngioDynamics and Abbott Laboratories. We believe that DABRA competes favorably with our competitors’ products in terms of safety, ease of use, utility, and cost.
Reimbursement
Our customers do not receive reimbursement for the purchase of our products. However, procedures performed using DABRA are typically reimbursable using existing CPT codes. At this time, we believe that the existing CPT codes are generally adequate to describe the procedures using our products. We believe that there is no current need to apply for separate product specific CPT codes and we recognize that the existence of codes does not guarantee coverage or reimbursement. The CPT process is dynamic and changes or interpretations of codes can occur yearly. Sales of DABRA in the U.S. depend in part on the availability of coverage and adequate reimbursement to our customers for use of our products from third-party payors, such as private health insurers, managed care organizations and government health programs, like Medicare, Medicaid, TRICARE and the Department of Veterans Affairs. Medicare’s coverage and reimbursement policies are significant to our operations, as a large percentage of DABRA procedure patients are Medicare beneficiaries, and private third-party payors often rely upon Medicare coverage and reimbursement policies in setting their own payment policies. However, no uniform coverage or reimbursement policies for services using our products exist among third-party payors in the U.S. Changes in FDA regulatory status, clinical trials, and expanded indications can also have a bearing on coverage and reimbursement. The absence of uniform policies and limits on coverage can create barriers to sale. You should refer to the “
Risk factors
” section of this Registration Statement for risks related to reimbursement.
Market acceptance of the DABRA device is dependent on adequate payment levels from third-party payors to our customers. We receive payment from the provider, facility or other entity that purchases, leases, rents or uses the DABRA device and purchases related supplies. A physician who performs a procedure utilizing either device may be reimbursed separately from a hospital by third-party payors. Under Medicare, the physician would be reimbursed according to the physician fee schedule in effect at the time of the procedure. The physician fee schedule also applies when the procedure is performed in a free-standing OBL catheterization laboratory. When the procedure is performed in a hospital outpatient setting, the hospital would be reimbursed according to the outpatient hospital prospective payment system, based on ambulatory payment classification groups. Under Medicare, the physician fee schedule and outpatient hospital prospective payment amounts can change every year and may decline.
Reimbursement to facilities and physicians can vary substantially depending on the third-party payors’ coverage and reimbursement policies and other factors. For example, the type and geographical location of the facility in which the procedure was performed may impact the level of reimbursement. In addition, the specific use of the product may impact reimbursement. These codes and the corresponding payment levels differ based on the size of the affected area to be treated. As a result, there is wide variability in reimbursement, and third-party payor’s reimbursement policies are subject to change. Further, requests for reimbursement are subject to challenge, reduction or denial by third-party payors. In order to better manage the changing reimbursement environment, we have centralized our internal reimbursement resources.
Research and Development
The major focus of our research and development team is to leverage our existing technology platform for new applications and improvements to our existing applications, including multiple engineering efforts to improve our current catheter. Future research and development efforts will involve continued enhancements to and cost reductions for DABRA. We will also explore the development of other products that can be derived from our core technology platform and intellectual property. Our research and development team works together with our commercial team to set development priorities based on communicated customer needs. The feedback received from our customers is reviewed and evaluated for incorporation into new products.
Resources Material to Our Business
Patents and Proprietary Technology
Patents
In order to remain competitive, we must develop and maintain protection on the proprietary aspects of our technologies. We rely on a combination of patent, copyright, trademark and trade secret laws, and confidentiality and invention assignment agreements to protect our intellectual property rights. The protection of intellectual property has been and remains a priority for us. As of January 14, 2022, we owned nine issued U.S. patents and continue to pursue patent protection in five different patent families. In the patent family titled “Small Flexible Liquid Core Catheter for Laser Ablation in Body Lumens and Methods for Use,” we own two issued U.S. patents, one issued Chinese patent and one granted European patent which has been validated in Switzerland,

Germany, Denmark, France, United Kingdom, Italy, Netherlands and Sweden. Three U.S. continuation applications have also been filed in this patent family and remain pending. In the patent family titled “Methods and Devices for Treatment of Stenosis of Arteriovenous Fistula Shunts,” we own five issued U.S. patents and one continuation application remains pending in the U.S. In the patent family titled “Laser Ablation Catheters Having Expanded Distal Tip Windows for Efficient Tissue Ablation” we own one issued U.S. patent with one continuation application in this family still pending. The patent family titled “Liquid Filled Ablation Catheter with Overjacket” includes one issued U.S. patent and one pending U.S. continuation application. An additional international PCT patent application titled “Liquid Filled Laser Ablation Catheter with Full Length Outer Jacket Support” is also pending in another patent family. Our issued U.S. patents expire between 2034 and 2039, irrespective of any patent term adjustment or patent term extension and subject to payment of required maintenance fees, annuities, and other charges.
Trademarks
We own or have rights to trademarks that we use in connection with the operation of our business. We own or have rights to trademarks for Ra Medical Systems and our logo as well as other marks such as DABRA.
Trade Secrets
We also rely upon trade
secrets, know-how and
continuing technological innovation, and may in the future rely upon licensing opportunities, to develop and maintain our competitive position. We protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to proprietary information.
Government Regulation
United States Medical Device Regulation
In the U.S., medical devices are subject to extensive regulation by the FDA, under the FDCA, and its implementing regulations, and certain other federal and state statutes and regulations. The laws and regulations govern, among other things, the design, manufacture, storage, recordkeeping, approval, labeling, promotion, post-approval monitoring and reporting, distribution and import and export of medical devices. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as FDA refusal to approve pending pre-market approval
applications, or PMAs, issuance of warning letters or untitled letters, mandatory product recalls, import detentions, civil monetary penalties, and/or judicial sanctions, such as product seizures, injunctions, and criminal prosecution.
The FDCA classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the fewest regulatory controls. Class II devices provide intermediate levels of risk. They are subject to general controls, and must also comply with special controls. Class III devices are generally the highest risk devices and are subject to the highest level of regulatory control to provide reasonable assurance of the device’s safety and effectiveness. Class III devices must typically be approved by the FDA before they are marketed. DABRA is a Class II device.
Establishments that manufacture devices are required to register their establishments with the FDA and provide the FDA a list of the devices that they handle at their facilities.
The FDA conducts market surveillance and periodic visits, both announced and unannounced, to inspect or re-inspect
equipment, facilities, laboratories and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors. Following an inspection, the FDA may issue a report, known as a Form 483, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures or, if observed violations are severe and urgent, a warning letter. If the manufacturer does not adequately respond to a Form 483 or warning letter, the FDA make take enforcement action against the manufacturer or impose other sanctions or consequences, which may include:

•	cease and desist orders;

•	injunctions, or consent decrees;

•	civil monetary penalties;

•	recall, detention or seizure of our products;

•	operating restrictions, partial or total shutdown of production facilities;

•	refusal of or delay in granting requests for 510(k) clearance, de novo classification, or premarket approval of new products or modified products;

•	withdrawing 510(k) clearances, de novo classifications, or premarket approvals that are already granted;

•	refusal to grant export approval or export certificates for devices; and

•	criminal prosecution.
Pre-market Authorization
and Notification
While most Class I and some Class II devices can be marketed without prior FDA authorization, most medical devices can be legally sold within the U.S. only if the FDA has: (i) approved a pre-market approval,
or PMA, application prior to marketing, generally applicable to most Class III devices; (ii) cleared the device in response to a premarket notification, or 510(k) submission, generally applicable to Class I and II devices; or (iii) authorized the device to be marketed through the de novo process, generally applicable for novel Class I or II devices. Some devices that have been classified as Class III are regulated pursuant to the 510(k) requirements because the FDA has not yet called for PMAs for these devices.
510(k) Notification
Product marketing in the U.S. for most Class II and limited Class I devices typically follows a 510(k) pathway. To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a legally marketed device, referred to as the predicate device. A predicate device may be a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for submission of PMA applications, or a product previously granted de novo authorization. The manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or it is shown to be equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device.
There are three types of 510(k)s: traditional; special, for certain device modifications; and abbreviated, for devices that conform to a recognized standard. The special and abbreviated 510(k)s are intended to streamline review. The FDA intends to process special 510(k)s within 30 days of receipt and abbreviated 510(k)s within 90 days of receipt. Though the FDA has a user fee goal to clear a traditional 510(k) within 90 days of receipt, the clearance pathway for traditional 510(k)s can take substantially longer.
After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance for the modified device, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

We have received 510(k) premarket clearances from the FDA to market our excimer laser and catheter systems for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease.
De Novo Classification
Devices of a new type that the FDA has not previously classified based on risk are automatically classified into Class III by operation of section 513(f)(1) of the FDCA, regardless of the level of risk they pose. To avoid requiring PMA review of low- to
moderate-risk devices classified in Class III by operation of law, Congress enacted section 513(f)(2) of the FDCA. This provision allows the FDA to classify a low- to
moderate-risk device not previously classified into Class I or II through the de novo classification pathway. The FDA evaluates the safety and effectiveness of devices submitted for review under the de novo classification pathway and devices determined to be Class II through this pathway can serve as predicate devices for future 510(k) applicants. The de novo classification pathway can require clinical data and is generally more burdensome than the 510(k) pathway and less burdensome than the PMA approval pathway. According to the most recent FDA performance review goals, the agency will attempt to issue a decision within 150 days of receipt on 70% of de novo classification requests received during fiscal year 2022.
PMA Approval
A product not eligible for 510(k) clearance or de novo classification must follow the PMA approval pathway, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction.
Results from adequate and well-controlled clinical trials are required to establish the safety and effectiveness of a Class III PMA device for each indication for which FDA approval is sought. After completion of the required clinical testing, a PMA including the results of all preclinical, clinical, and other testing, and information relating to the product’s marketing history, design, labeling, manufacture, and controls, is prepared and submitted to the FDA.
The PMA approval process is generally more expensive, rigorous, lengthy, and uncertain than the 510(k) premarket notification process and de novo classification process and requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with QSR requirements, which impose elaborate testing, control, documentation and other quality assurance procedures. The FDA’s review of a PMA application typically takes one to three years but may last longer. If the FDA’s evaluation of the PMA application is favorable, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval and/or placement of restrictions on the sale of the device until the conditions are satisfied.
Even after approval of a PMA, a new PMA or PMA supplement may be required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.
Clinical Trials
A clinical trial is almost always required to support a PMA application and de novo
classification and is sometimes required for a premarket notification. For significant risk devices, the FDA regulations require that human clinical investigations conducted in the U.S. be approved under an IDE, which must become effective before clinical testing may commence. A nonsignificant risk device does not require FDA approval of an IDE. In some cases, one or more smaller IDE studies may precede a pivotal clinical trial intended to demonstrate the safety and efficacy of the investigational device.
A 30-day waiting
period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA disapproves the IDE within this 30-day period,
the clinical trial proposed in the IDE may not begin.
An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must also include a description of product manufacturing and controls, and a proposed clinical trial protocol. The FDA typically grants IDE approval for a specified number of patients to be treated at specified study centers. During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting, and record keeping. The investigators must obtain patient informed consent, follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with reporting and record keeping requirements. Prior to granting PMA approval, the FDA typically inspects the records relating to the conduct of the study and the clinical data supporting the PMA application for compliance with IDE requirements.
Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice, or GCP, an international standard intended to protect the rights and health of patients and to define the roles of clinical trial sponsors, investigators, and monitors; and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Pivotal clinical trials supporting premarket applications for devices are typically conducted at geographically diverse clinical trial sites and are designed to permit the FDA to evaluate the overall benefit-risk relationship of the device and to provide adequate information for the labeling of the device when considering whether a device satisfies the statutory standard for commercialization. Clinical trials, for significant and nonsignificant risk devices, must be approved by an institutional review board, or IRB – an appropriately constituted group that has been formally designated to review and monitor biomedical research involving human subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety, and welfare of the human research subject.
The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with the FDA requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial it has approved to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions or sanctions.
Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that the FDA may impose with respect to manufacturing. Investigational devices may only be distributed for use in an investigation and must bear a label with the statement: “CAUTION—Investigational device. Limited by Federal law to investigational use.”
Postmarket Requirements
After a device is placed on the market, numerous regulatory requirements apply. These include: the QSR, labeling regulations, the medical device reporting regulations (which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur), and reports of corrections and removals regulations (which require manufacturers to report recalls or removals and field corrections to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDCA). After a May 2018 inspection, the FDA issued to us a Form 483 that included observations for failure to properly evaluate whether certain complaints related to Pharos and DABRA that we have received rose to a level required to be reported to the FDA. In response, we informed the FDA that we modified our complaint review procedures and we completed a retrospective evaluation and have not found any complaints which require a submission to the FDA. In connection with our Audit Committee investigation, the Audit Committee also found failures to properly identify reportable events or to file timely reports, as well as failure to address each of the observations to FDA’s satisfaction. In addition, the FDA conducted an unannounced facility inspection in December 2019. The FDA issued to us a Form 483 that included observations that schedules for the adjustment, cleaning, and other maintenance of equipment have not been adequately established, a device master record index was not current, and document control procedures have not been fully established. All corrective actions to address the December 2019 inspectional observations are complete, and the final Form 483 report was sent to the FDA on September 25, 2020. Failure to properly identify reportable events or to file timely reports, as well as failure to address each of the observations to FDA’s satisfaction, can subject us to warning letters, recalls, or other sanctions and penalties.
Advertising, marketing and promotional activities for devices are also subject to FDA oversight and must comply with the statutory standards of the FDCA, and the FDA’s implementing regulations. The FDA’s oversight authority review of marketing and promotional activities encompasses, but is not limited to, direct-to-consumer
advertising, healthcare provider-directed advertising and promotion, sales representative communications to healthcare professionals, promotional programming and promotional activities involving electronic media. The FDA also regulates industry-sponsored scientific and educational activities that make representations regarding product safety or efficacy in a promotional context.
Manufacturers of medical devices are permitted to promote products solely for the uses and indications set forth in the approved or cleared product labeling. A number of enforcement actions have been taken against manufacturers that promote products for
“off-label”
uses (i.e., uses that are not described in the approved or cleared labeling), including actions alleging that claims submitted to government healthcare programs for reimbursement of products that were promoted for
“off-label”
uses are fraudulent in violation of the Federal False Claims Act or other federal and state statutes and that the submission of those claims was caused by off-label
promotion. The failure to comply with prohibitions on
“off-label”
promotion can result in significant monetary penalties, revocation or suspension of a company’s business license, suspension of sales of certain products, product recalls, civil or criminal sanctions, exclusion from participating in federal healthcare programs, or other enforcement actions. In the United States, allegations of such wrongful conduct could also result in a corporate integrity agreement with the U.S. government that imposes significant administrative obligations and costs.
The Federal Trade Commission, or FTC, also oversees the advertising and promotion of our products pursuant to its broad authority to police deceptive advertising for goods or services within the U.S. Under the Federal Trade Commission Act, or FTCA, the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. In the context of performance claims for products such as our devices and services, compliance with the FTC Act includes ensuring that there is scientific data to substantiate the claims being made, that the advertising is neither false nor misleading, and that any user testimonials or endorsements we or our agents disseminate related to the devices or services comply with disclosure and other regulatory requirements.
Violations of the FDCA or FTCA relating to the inappropriate promotion of approved products may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, including state consumer protection laws.
For a PMA or Class II 510(k) or de novo devices, the FDA also may require post-marketing testing, surveillance, or other measures to monitor the effects of an approved or cleared product. The FDA may place conditions on a PMA-approved device
that could restrict the distribution or use of the product. In addition, quality-control, manufacture, packaging, and labeling procedures must continue to conform to QSRs and other applicable regulatory requirements after approval and clearance, and manufacturers are subject to periodic inspections by the FDA. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with QSRs. If the FDA believes we or any of our contract manufacturers or regulated suppliers are not in compliance with these requirements and patients are being subjected to serious risks, the agency can shut down our manufacturing operations, require recalls of our medical device products, refuse to approve new marketing applications, initiate legal proceedings to detain or seize products, enjoin future violations, or assess civil and criminal penalties against us or our officers or other employees.
Radiation Emitting Products
The FDA regulates radiation emitting electronic products even when they are not intended to be used for medical purposes. X-rays, microwaves,
radio waves, laser, visible light, sound, ultrasound, and ultraviolet light are a few examples of the many types of radiation that may be produced by an electronic product.
Diagnostic X-ray systems,
laser products, laser light shows, and microwave ovens are a few examples out of the many different electronic products that emit radiation subject to FDA regulation. Many radiation emitting electronic products are also medical devices. In those cases, the products must comply with two independent sets of regulations—radiation safety regulations that apply to radiation emitting electronic products, as well as medical device regulations that apply to all medical devices.
Under the Electronic Product Radiation Control provisions of the FDCA, the FDA has established regulations specifying electronic product performance standards covering several varieties of radiation emitting electronic products. Companies that manufacture or import electronic products subject to an FDA performance standard are required to submit various electronic product reports to the FDA to demonstrate that their products comply with the standard. Unless exempted by the radiation safety regulations, a manufacturer or importer must also submit to the FDA follow-up
reports for product updates or modifications, as well as an annual report for their radiation emitting electronic products. The radiation safety regulations provide specific certification and labeling requirements for electronic products. Labeling, which includes user manuals, must contain certain information, such as warnings, declarations and clear and concise instructions for use and service. The information must also be formatted in accordance with the applicable regulations. The law and applicable federal regulations also require laser manufacturers to maintain manufacturing, testing and sales records, and report product defects. Various warning labels must be affixed and certain protective devices installed, depending on the class of the product.
Non-U.S.
Regulatory
International sales of medical devices are also subject to the regulatory requirements of each country in which the devices are commercialized. The international regulatory review process varies from country to country and authorization from one country to market a device does not guarantee that other countries will also grant marketing authorization. In China, the State Food and Drug Administration, or SFDA, is the agency primarily responsible for regulating medical devices. We have clearances from China, from both the SFDA and the China Food and Drug Administration, or CFDA. In Europe, the regulations of the European Union require that a medical device be granted a CE Mark indicating conformance with European Union laws and regulations before it can be sold in that market. We received a CE mark for the DABRA vascular system in the third quarter of 2016, enabling our product launch in Europe.
Other Healthcare Laws
Our business operations and current and future arrangements with healthcare professionals, consultants, customers and patients, expose us to broadly applicable state, federal, and foreign fraud and abuse and other healthcare laws and regulations. These laws constrain the business and financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our products. Such laws include, but are not limited to:

•
the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a U.S. healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the U.S. federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act;

•
U.S. federal civil and criminal false claims laws and civil monetary penalties laws, including the federal civil False Claims Act, which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. government. Persons and entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label;

•
HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the health care fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation;

•
in addition, HIPAA, as amended by the HITECH Act, and its implementing regulations, imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers as well as their business associates that perform certain services for or on their behalf involving the use or disclosure of individually identifiable health information;

•
the U.S. Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members. Effective January 2022, for data reported to CMS in 2022 and collected in 2021, reporting obligations with respect to covered recipients have been expanded to payments or transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse-midwives; and

•
analogous state
and non-U.S. laws
and regulations, such as state anti-kickback and false claims laws, which may apply to our business practices, including, but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party
payors, including private insurers, or by the patients themselves; state laws that require pharmaceutical and device companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; and state and non-U.S. laws
governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

In particular, activities and arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, waste and other abusive practices. These laws and regulations may restrict or prohibit a wide range of activities or other arrangements related to the development, marketing or promotion of products, including pricing and discounting of products, provision of customer incentives, provision of reimbursement support, other customer support services, provision of sales commissions or other incentives to employees and independent contractors and other interactions with healthcare practitioners, other healthcare providers and patients.
Because of the breadth of these laws and the narrow scope of the statutory or regulatory exceptions and safe harbors available, our business activities could be challenged under one or more of these laws. Relationships between medical product manufacturers and health care providers are an area of heightened scrutiny by the government. We engage in various activities, including the conduct of speaker programs to educate physicians, the provision of reimbursement advice and support to customers, and the provision of customer and patient support services, that have been the subject of government scrutiny and enforcement action within the medical device industry.
Government expectations and industry best practices for compliance continue to evolve and past activities may not always be consistent with current industry best practices. Further, there is a lack of government guidance as to whether various industry practices comply with these laws, and government interpretations of these laws continue to evolve, all of which creates compliance uncertainties. Any non-compliance
could result in regulatory sanctions, criminal or civil liability and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in preventing such conduct, mitigating risks, or reducing the chance of governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.
If a government entity opens an investigation into possible violations of any of these laws (which may include the issuance of subpoenas), we would have to expend significant resources to defend ourselves against the allegations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the above occur, it could adversely affect our ability to operate our business and our results of operations.
Allegations that we, our officers, or our employees violated any one of these laws can be made by individuals called “whistleblowers” who may be our employees, customers, competitors or other parties. Government policy is to encourage individuals to become whistleblowers and file a complaint in federal court alleging wrongful conduct. The government is required to investigate all of these complaints and decide whether to intervene. If the government intervenes and we are required to pay money back to the government as a result of a settlement or judgement, the whistleblower, as a reward, is awarded a percentage. If the government declines to intervene, the whistleblower may proceed on his or her own and, if successful, he or she will receive a percentage of any judgment or settlement amount the company is required to pay. The government may also initiate an investigation on its own. If any such actions are instituted against us, those actions could have a significant impact on our business, including the imposition of significant fines, and other sanctions that may materially impair our ability to run a profitable business. In particular, if our operations are found to be in violation of any of the laws described above or if we agree to settle with the government without admitting to any wrongful conduct or if we are found to be in violation of any other governmental regulations that apply to us, we, our officers and employees may be subject to sanctions, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, the curtailment or restructuring of our operations and the imposition of a corporate integrity agreement, any of which could adversely affect our business, results of operations and financial condition.
Foreign Corrupt Practices Act
The FCPA and similar anti-bribery laws in other jurisdictions, generally prohibit businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. The FCPA also obligates companies whose securities are listed in the U.S. to comply with accounting provisions requiring us to maintain books and records, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation, including international subsidiaries, if any, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements. The scope of the FCPA includes interactions with certain healthcare professionals in many countries.
We operate in parts of the world that have experienced governmental corruption to some degree and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. There is no assurance that our internal control policies and procedures will protect us from acts committed by our employees or agents. If we are found to be liable for FCPA or other violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others), we could suffer from civil and criminal penalties or other sanctions, including contract cancellations or debarment, and loss of reputation, any of which could have a material adverse impact on our business, financial condition, and results of operations.
Privacy and Data Protection Laws
HIPAA, as amended by the HITECH Act, and the regulations that have been issued under it, impose certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of protected health information. The requirements and restrictions apply to “covered entities” (which include health care providers and insurers) as well as to their business associates that receive protected health information from them in order to provide services to or perform certain activities on their behalf. The statute and regulations also impose notification obligations on covered entities and their business associates in the event of a breach of the privacy or security of protected health information. We occasionally receive protected health information from our customers in the course of our business. As such, we believe that we are business associates and therefore subject to HIPAA’s requirements and restrictions with respect to handling such protected health information and have executed business associate agreements with certain customers.
In addition, California has enacted the CCPA, which came into effect on January 1, 2020. Pursuant to the CCPA, certain businesses are required, among other things, to make certain enhanced disclosures related to California residents regarding the use or disclosure of their personal information, allow California residents to opt-out
of certain uses and disclosures of their personal information without penalty, provide Californians with other choices related to personal data in our possession, and obtain opt-in
consent before engaging in certain uses of personal information relating to Californians under the age of 16. The California Attorney General may seek substantial monetary penalties and injunctive relief in the event of our non-compliance
with the CCPA. The CCPA also allows for private lawsuits from Californians in the event of certain data breaches. Aspects of the CCPA remain uncertain, and we may be required to make modifications to our policies or practices in order to comply.

It is possible the data protection laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition, these privacy regulations may differ from country to country and state to state, and may vary based on whether testing is performed in the United States or in the local country. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Further, compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We can provide no assurance that we are or will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which we do business. If we fail to comply or are deemed to have failed to comply with applicable privacy protection laws and regulations such failure could result in government enforcement actions and create liability for us, which could include substantial civil and/or criminal penalties, as well as private litigation and/or adverse publicity that could negatively affect our operating results and business.
U.S. Healthcare Reform
In the U.S. and
some non-U.S. jurisdictions,
there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, affect our ability to profitably sell any product candidates for which we obtain marketing approval.
Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. For example, the Patient Protection and Affordable Care Act of 2010, or PPACA, and the Medicare Access and CHIP Reauthorization Act of 2015 substantially changed the way healthcare is delivered and financed by both governmental and private insurers. These changes included the creation of demonstration programs and other value-based purchasing initiatives that provide financial incentives for physicians and hospitals to reduce costs, including incentives for furnishing low cost therapies. Under the Trump Administration, there were ongoing efforts to modify or repeal all or part of PPACA or take executive action that affects its implementation. Tax reform legislation was passed that includes provisions that impact healthcare insurance coverage and payment such as the elimination of the tax penalty for individuals who do not maintain health insurance coverage (the so-called
“individual mandate”). Such actions or similar actions could have a negative effect on the utilization of our products. On December 18, 2019, the United States Court of Appeals for the Fifth Circuit upheld a lower court’s determination in Texas v. Azar,
4:18-cv-00167,
that the individual mandate was unconstitutional and remanded the case to the lower court for further analysis as to whether PPACA as a whole is unconstitutional because the individual mandate is not severable from other provisions of the law. In June 2021, the United States Supreme Court upheld the PPACA when it dismissed a legal challenge to the ACA’s constitutionality. Further legislative and regulatory changes under the PPACA remain possible, although the new federal administration under President Biden has signaled that it plans to build on the PPACA and expand the number of people who are eligible for health insurance subsidies under it. It is unclear how this Supreme Court decision, future litigation, and healthcare measures promulgated by the Biden administration will impact the implementation of the PPACA, our business, financial condition and results of operations. Complying with any new legislation or reversing changes implemented under the PPACA could be time-intensive and expensive, resulting in a material adverse effect on our business.
General legislative action may also affect our business. For example, the Budget Control Act of 2011 included provisions to reduce the federal deficit. The Budget Control Act, as amended, resulted in the imposition of reductions of up to 2% in Medicare payments to providers which began in April 2013, which, due to subsequent legislative amendments, will stay in effect through 2030, with the exception of a temporary suspension implemented under various
COVID-19
relief legislation from May 1, 2020 through June 30, 2022 (the sequestration cut will be reduced to 1% from April 1, 2022 to June 20, 2022, unless additional congressional action is taken). These or other similar reductions in government healthcare spending could result in reduced demand for our products or additional pricing pressure.

Further, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. Additionally, individual states in the U.S. have also become increasingly active in passing legislation and implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. Moreover, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase and which suppliers will be included in their healthcare programs.
Employees and Human Capital
As of December 31, 2021, we had 61 full-time employees. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we believe our relationship with our employees is good.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Backlog
We have no material backlog of orders.
Corporate and Other Information
We were incorporated in California on September 4, 2002 and reincorporated in Delaware in July 2018. Our principal executive offices are located at 2070 Las Palmas Drive, Carlsbad, California 92011 and our telephone number is
(760) 804-1648 or
(877) 635-1800 toll-free.
Our corporate website address is www.ramed.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this document, and you should not consider information on our website to be part of this document.
You may find on our website at www.ramed.com electronic copies of our annual report on
Form 10-K,
quarterly reports on Form
10-Q,
current reports on Form
8-K,
and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such filings are placed on our website as soon as reasonably possible after they are filed with the SEC.
Investors and others should note that we announce material financial information to our investors using our investor relations website (
https://ir.ramed.com/
), SEC filings, press releases, public conference calls and webcasts. We use these channels as well as social media to communicate with our members and the public about our company, our services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the social media channels listed on our investor relations website.

MANAGEMENT
The names of our executive officers and key employees, their ages, their positions with the Company and other biographical information as of January 14, 2022 are set forth below. There are currently no family relationships among any of our directors or executive officers.

Name	Age	Position
Jonathan Will McGuire	59	Chief Executive Officer
Andrew Jackson	52	Chief Financial Officer
Jonathan Will McGuire
 has served as the Chief Executive Officer and a director of Ra Medical since March 2020. From August 2015 through March 2020, Mr. McGuire served as President and CEO of Second Sight Medical Products (Nasdaq: EYES), a developer, manufacturer and marketer of implantable visual prosthetics to treat blindness where he remains on the board as a director. Prior to Second Sight Medical Products, he held leadership positions at Volcano Corporation including President of Americas Commercial and Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management. Prior to that, Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien, and President and Chief Executive Officer at AtheroMed, Inc., a venture capital-backed peripheral atherectomy company. For approximately five years, Mr. McGuire served as Chief Operating Officer for Spectranetics Corporation, a publicly traded medical device company with laser-based atherectomy products for treating peripheral and coronary arterial disease. Earlier in his career, he held senior management positions at Guidant Corporation including General Manager of Latin America, Director of U.S. and Global Marketing for Vascular Intervention, and Production Manager for Coronary Stents. Mr. McGuire also held positions in Finance and Production at IVAC Medical Systems. Mr. McGuire received an engineering degree from the Georgia Institute of Technology and his MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. We believe that Mr. McGuire is qualified to serve as a director because of his extensive knowledge of our industry and his prior and current experience as a senior officer of medical device companies.
Andrew Jackson
 has served as our Chief Financial Officer since April 2018. From October 2016 to April 2018, he was Chief Financial Officer for AltheaDx, Inc, a molecular diagnostics company specializing in precision medicine. From March 2014 to March 2016, Mr. Jackson held senior financial positions, including Chief Financial Officer, at Celladon Corporation (NASDAQ: CLDN), a publicly-traded, clinical stage biotechnology company. From April 2013 to March 2014, he held senior financial positions at Sapphire Energy, an industrial biotechnology company. Mr. Jackson received a MSBA in Finance in December 2006 from San Diego State University and a BSB in Accounting in June 1992 from the University of Minnesota. Mr. Jackson is also a certified public accountant (inactive).

Summary Compensation Table
The following table provides information regarding the compensation of our chief executive officer, and each of the next two most highly compensated executive officers during 2021, together referred to as our “Named Executive Officers,” for 2021 and 2020, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)(5)	Total ($)
Jonathan Will McGuire(6)	2021	495,192	—	—	—	—		40,933	536,125
Chief Executive Officer	2020	378,846	50,000	609,153	248,355	329,063	(4)	41,568	1,656,985

Andrew Jackson(7)	2021	366,709	—	—	—	—		15,141	381,850
Chief Financial Officer	2020	385,923	134,415	162,975	—	173,564	(4)	17,754	874,631

Daniel Horwood	2021	224,578	—	—	—	166,829	(8)	13,234	404,641
Former General Counsel and Secretary (9)	2020	328,004	78,678	90,510	—	153,542	(4)	16,964	667,698

(1)
Amounts in this column relate to: (i) for Mr. McGuire in 2020, a signing bonus of $50,000; (ii) for Mr. Jackson, in 2020, retention bonus payments of $134,415 and (iii) for Mr. Horwood in 2020, retention bonus payments of $78,678. Year-end bonuses for 2021 have not yet been determined by the Company’s board of directors.

(2)
This column reflects the aggregate grant date fair value of restricted stock units and restricted stock awards granted to the named individuals during the corresponding year, computed in accordance with the provisions of ASC Topic 718. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of restricted stock units. The actual value that may be realized is also subject to time-based vesting restrictions that require the named executive officer to continue to provide services to us.

(3)
This column reflects the aggregate grant date fair value of stock options granted to the named individuals during the corresponding year computed in accordance with the provisions of ASC Topic 718. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The actual value that may be realized is also subject to time-based vesting restrictions that require the named executive officer to continue to provide services to us.

(4)	Amounts shown represent performance bonuses earned in 2020, which were paid in cash in March 2021.
(5)	Amounts reflect Company matching contributions to the Named Executive Officers’ 401(k) plans. In addition, for Mr. McGuire, this column includes $19,848 paid for a supplemental health insurance plan.
(6)	Mr. McGuire was hired as our Chief Executive Officer effective March 30, 2020.
(7)	Mr. Jackson also served as our Interim Chief Executive Officer from August 11, 2019 through March 29, 2020.
(8)	Amount represents severance pay that Mr. Horwood received upon his resignation on July 30, 2021.
(9)	Mr. Horwood served as our General Counsel and Secretary until July 30, 2021.
Executive Employment Agreements and Arrangements
Jonathan Will McGuire
We entered into an offer letter with Mr. McGuire dated March 9, 2020. The offer letter provides for at-will
employment. The offer letter provided for an initial base salary $500,000 and eligibility annually for a target cash bonus of 100% of his annual base salary, based on achieving performance objectives established by our board of directors or a committee of our board of directors. For 2020, his bonus was prorated based on his length of service and he was guaranteed a bonus of at least 75% of his prorated annual base salary. Mr. McGuire also received a signing bonus of $100,000 payable in equal installments within ten business days of his start date and the one-year
anniversary of his start date. However, if Mr. McGuire voluntary resigns from the Company for any reason before the two-year
anniversary of his start date, Mr. McGuire will be required to repay a pro rata portion of the signing bonus based on his length of service. Mr. McGuire is also eligible for severance benefits, as more fully described in “
Executive Change in Control and Severance Agreements
.”
Andrew Jackson
We entered into a confirmatory employment letter with Mr. Jackson dated July 13, 2018, and effective as of the closing of our IPO. The confirmatory employment letter has no specific term and provides for at-will
employment. The confirmatory employment letter provided for an initial base salary, effective on the closing of our IPO, of $348,000 and eligibility annually for a target cash bonus of 50% of his annual base salary, based on achieving performance objectives established by our board of directors or a committee of our board of directors. In connection with his appointment as Interim Chief Executive Officer, on August 11, 2019, the compensation committee also approved an Interim Chief Executive Officer offer letter that included an additional $6,000 per month stipend amount, less applicable tax withholdings, to Mr. Jackson during the period in which Mr. Jackson served as Ra Medical’s Interim Chief Executive Officer. This stipend was discontinued in March 2020, when Mr. Jackson no longer served as Interim Chief Executive Officer. Mr. Jackson is also eligible for severance benefits, as more fully described in “
Executive Change in Control and Severance Agreements
.”
Executive Change in Control and Severance Agreements
Our board of directors has approved a change in control and severance agreement for certain of our executive officers, including our named executive officers, which agreements provide for certain severance and change in control benefits as described below. Each change in control and severance agreement supersedes any prior agreement or arrangement the executive officer may have had with us that provides for severance and/or change in control payments or benefits.
Each change in control and severance agreement has an initial term of three years, starting on the effective date of the agreement. On the third anniversary of the effective date of the agreement (the fifth anniversary in the case of Mr. McGuire), the agreement will renew automatically for additional one year terms unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal. However, if a change in control (as defined in the applicable agreement) occurs when there are fewer than 12 months remaining during the initial term or during an additional term, the term of the change in control and severance agreement will extend automatically through the date that is 12 months following the date of the change in control.
If an executive officer’s employment is terminated outside the period beginning three months before a change in control and ending 12 months following a change in control, or the Change in Control Period, either (1) by the Company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the executive officer for “good reason” (as such terms are defined in the executive officer’s change in control and severance agreement), the executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:

•
a
lump-sum
payment equal to: (1) 18 months for Mr. McGuire and (2) 12 months for Mr. Jackson of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction);

•
for Mr. McGuire, a lump sum payment equal to the
pro-rata
amount of the executive’s annual bonus for the fiscal year in which the executive terminates employment, based on actual achievement and pro-rated
based on the number of days the executive was employed by the Company during such year; and

•
payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the executive officer and the executive officer’s eligible dependents, if any, for up to: (1) 18 months for Mr. McGuire and (2) 12 months for Mr. Jackson, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.
If, within the Change in Control Period, the executive officer’s employment is terminated either (1) by the Company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the executive officer for good reason, the executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor.

•
a
lump-sum
payment equal to: (1) 24 months for Mr. McGuire and (2) 12 months for Mr. Jackson of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control);

•	a lump-sum payment equal to: (1) 150% for Mr. McGuire and (2) 100% for Mr. Jackson of the executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;

•
payment of premiums for coverage under COBRA for the executive officer and the named executive officer’s eligible dependents, if any, for up to; (1) 24 months for Mr. McGuire and (2) 12 months for Mr. Jackson, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•
100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at target.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax
benefits to the executive officer. The change in control and severance agreements do not require us to provide any tax gross-up
payments.
Outstanding Equity Awards at 2021 Fiscal
Year-End
The following table sets forth certain information concerning outstanding equity awards for our named executive officers at December 31, 2021:

	Option Awards					Stock Awards
Name and Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Jonathan Will McGuire	7,875	(2)	10,125	$25.50	3/30/2030
Chief Executive Officer						3,125	(3)	$4,875
						46,568	(4)	$72,646
Andrew Jackson	11,600	(5)	—	$723.50	6/4/2028
Chief Financial Officer	5,562		—	$30.50	12/3/2029
						15,757	(4)	$24,581

(1)
Market value of the unvested restricted stock units identified in this column is based on a closing price of $1.56 per share of the Company’s common stock as of December 31, 2021. These amounts do not correspond to the actual value that may be realized by the Named Executive Officers.

(2)	One forty-eighth of the shares subject to the option vest monthly after March 30, 2020, subject to continued service.
(3)	Restricted stock award, or RSA, vests and becomes non-forfeitable in equal installments every six months after November 20, 2020.
(4)
RSAs vest and become
non-forfeitable
according to the following schedule: 50% of the shares underlying the RSA shall vest and become non-forfeitable
as follows: 1/3 of the number of shares vested on November 20, 2021, and 1/6th of the number of shares will vest on each May 20 and November 20 thereafter, such that 50% of the RSA will be fully vested on November 20, 2023. The remaining 50% of the shares underlying the RSA shall vest and become non-forfeitable
upon certain performance milestones being met by November 20, 2021. Since only one of the three performance milestones was met by November 20, 2021, only 16.67% of the remaining 50% of the shares vested and became non-forfeitable on November 20, 2021. Vesting is subject to continued service.

(5)	One-third of the shares subject to the option vested on June 4, 2018 and one thirty-sixth of the shares subject to the option vested monthly thereafter, in each case subject to continued service.
Perquisites, Health, Welfare and Retirement Benefits
Our Named Executive Officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) savings plan to our employees, including our current named executive officers, as discussed in the section below titled “
401(k) Savings Plan
.”
We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances and as noted in the Summary Compensation Table above. Our board of directors may elect to adopt qualified or non-qualified
benefit plans in the future if it determines that doing so is in our best interests.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our business and affairs are managed under the direction of our board of directors, which currently consists of five members, four of which are “independent” under NYSE American listing standards. Our bylaws provide that the number of directors will be fixed from time to time by resolution of the board of directors. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes with staggered three year terms: Class I, whose term expires at the 2022 Annual Meeting of Stockholders; Class II, whose term expires at the 2023 annual meeting of Stockholders; and Class III, whose term expires at the 2024 Annual Meeting of Stockholders.

Name	Class	Age	Position	Director Since	Current Term Expires
Richard Mejia, Jr.(1)	III	73	Director	2018	2024
Martin Colombatto(2)(3)	II	63	Chairman of the Board of Directors	2017	2023
Jonathan Will McGuire	I	59	Chief Executive Officer, Director	2020	2022
Susanne Meline(2)	II	54	Director	2021	2023
Joan Stafslien(1)(3)	II	57	Director	2020	2023

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
Richard Mejia, Jr.
 has served as a director of Ra Medical since July 2018. Mr. Mejia previously served as a partner in the San Diego office of Ernst & Young LLP, a public accounting firm, from 1988 up until his retirement in 2008, including that from 2001 through 2008 he led the Life Sciences practice. From 2014 to 2018, he served on the Board of Stemedica Cell Technologies, Inc., a life science company and from 2008 to 2015, Mr. Mejia served on the board of directors of Dot Hill Systems Corp., a public company which manufacturers software and hardware storage systems. From 2010 to 2012, he served on the board of directors of Sharp Health, a healthcare delivery system. Mr. Mejia holds a B.S. in Accounting from the University of Southern California. We believe that Mr. Mejia is qualified to serve as a director because of his extensive experience in public accounting, financial matters, industry knowledge and serving on boards of directors.
Martin Colombatto
 has served as a director of Ra Medical since January 2017. Mr. Colombatto has served as a Venture and Industry Partner of Seven Peaks Ventures LLP, a venture capital fund based in Bend, OR, since January 2016. From December 2013 to August 2014, Mr. Colombatto served as a director of PLX Technology, Inc., a technology company. Mr. Colombatto has also served as the Chief Executive Officer and President of Staccato Communications, Inc., an Ultra Wideband semiconductor company, from January 2006 to March 2009 and as Executive Chairman of Staccato Communications, Inc., from January 2006 to September 2010. Prior to joining Staccato, Mr. Colombatto served as Vice President and General Manager of the Networking Business unit of Broadcom Corp., a broadband communication semiconductor company, from July 1996 to July 2002. Mr. Colombatto was also previously employed by LSI Logic, an application specific semiconductor company, from August 1987 to July 1996. Mr. Colombatto also previously held engineering positions at Reliance Electric, a production automation and control company, from August 1985 to June 1987 and Texas Instruments, an electronics company, from June 1982 to April 1985. Mr. Colombatto holds a Bachelor’s of Science Degree in Electronic Engineering Technology from California State Polytechnic University, Pomona. We believe that Mr. Colombatto is qualified to serve as a member of our board of directors due to his extensive management experience and familiarity with our business and strategy.

Jonathan Will McGuire
 has served as the Chief Executive Officer and a director of Ra Medical since March 2020. From August 2015 through March 2020, Mr. McGuire served as President and CEO of Second Sight Medical Products (Nasdaq: EYES), a developer, manufacturer and marketer of implantable visual prosthetics to treat blindness where he remains on the board as a director. Prior to Second Sight Medical Products he held leadership positions at Volcano Corporation including President of Americas Commercial and Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management. Prior to that, Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien, and President and Chief Executive Officer at AtheroMed, Inc., a venture capital-backed peripheral atherectomy company. For approximately five years, Mr. McGuire served as Chief Operating Officer for Spectranetics Corporation, a publicly traded medical device company with laser-based atherectomy products for treating peripheral and coronary arterial disease. Earlier in his career, he held senior management positions at Guidant Corporation including General Manager of Latin America, Director of U.S. and Global Marketing for Vascular Intervention, and Production Manager for Coronary Stents. Mr. McGuire also held positions in Finance and Production at IVAC Medical Systems. Mr. McGuire received an engineering degree from the Georgia Institute of Technology, and his MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. We believe that Mr. McGuire is qualified to serve as a director because of his extensive knowledge of our industry and his prior and current experience as a senior officer of medical device companies.
Susanne Meline
has served as a director of Ra Medical since January 2021. Ms. Meline co-founded
Francis Capital Management, or FCM, a value-based investment advisor, where she serves as the firm’s special situations advisor. She previously worked as an investment banker with Houlihan Lokey, a global investment bank serving corporations, institutions, and governments worldwide and also practiced law in the corporate group of Jones Day, an international law firm that provides legal advisory services across multiple disciplines and jurisdictions. Ms. Meline is a Certified Director through the UCLA Anderson School of Management, a Board Leadership Fellow for the National Association of Corporate Directors, or NACD, and holds a CERT Certificate in CyberSecurity Oversight from the NACD and Carnegie Mellon University Software Engineering Institute. Ms. Meline received a B.A from UCLA, and a J.D. from the UC Hastings College of the Law. She currently serves on the board of directors of ClearSign Technologies Corporation (Nasdaq: CLIR) where she is the Lead Independent Director and Compensation Committee Chair and has also served on the board of directors of Finomial Corporation and AquaMetals Corporation. We believe that Ms. Meline is qualified to serve as a director because of her extensive knowledge of the capital markets, her experience in identifying business and financial opportunities, and her experience as a board member at other public companies.
Joan Stafslien
has served as a director of Ra Medical since April 2020. Prior to that, she served as Executive Vice President, General Counsel and Corporate Secretary of Nuvasive, Inc. from October 2016 through June 2018, and then as an Executive Consultant from June 2018 through October 2019. Previously, Ms. Stafslien served as General Counsel, Corporate Secretary and Chief Compliance Officer of CareFusion Corporation, where she led the legal team through the spin-off
from Cardinal Health, Inc. in 2009 until its acquisition by Becton, Dickinson and Company in March 2015. Prior to that, Ms. Stafslien was the segment general counsel of Cardinal Health’s Clinical Technologies and Services from 2004 to 2009, joining Cardinal Health through the acquisition of Alaris Medical Systems in 2004, where she served as deputy general counsel and assistant secretary. Prior to joining Alaris, she was in private practice with Brobeck, Phleger & Harrison. We believe that Ms. Stafslien is qualified to serve as a director because of her leadership experience in the medical device industry and extensive knowledge of legal and regulatory issues.
Director Independence
Our common stock is listed on the NYSE American. Under the rules of the NYSE American, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of such company’s IPO. In addition, the rules of the NYSE American require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of the NYSE American, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of
Rule 10A-3
and under the rules of NYSE American, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of Martin Colombatto, Richard Mejia, Jr., Susanne Meline and Joan Stafslien, representing four of our five directors, is “independent” as that term is defined under the rules of NYSE American.
Our board of directors also determined that Richard Mejia, Jr. (Chairperson) and Joan Stafslien, who currently comprise our audit committee, and Martin Colombatto (Chairperson) and Susanne Meline, who currently comprise our compensation committee, and Joan Stafslien (Chairperson) and Martin Colombatto, who currently comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable Securities and Exchange Commission, or SEC, rules and the listing standards of the NYSE American.
In making these determinations, our board of directors considered the relationships that each non-employee
director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including consulting relationships, family relationships and the beneficial ownership of our capital stock by each non-employee
director.
There are currently no family relationships among any of our directors or executive officers. For a description of the prior family relationships among our directors or executive officers, see the section titled “
Certain Relationships and Related Party Transactions: Certain Family Relationships.
”
Board Leadership Structure
As described below, Mr. Colombatto, an independent director with substantial executive leadership experience, currently serves as our Chairman of the board of directors and Mr. McGuire currently serves as our Chief Executive Officer.
Chairman of the Board
Our corporate governance principles provide that the board will fill the chairman position based upon the board’s view of what is in our best interests at any point in time. Our board of directors believes that Mr. Colombatto’s service as chairman is in the best interests of Ra Medical Systems and its stockholders. As Mr. Colombatto currently serves as our chairman and is an independent director, the board does not currently have a lead independent director. The Board has determined that this leadership structure, specifically the separation of the Chief Executive Officer and Chairman of the board of directors positions, is appropriate for our company because, in the judgment of the board of directors, an independent chairman of the board of directors (or lead independent director, if the chair of the board of directors is not an independent director) is best positioned to express to management the views of the board of directors (and, particularly, the independent directors) and to provide constructive feedback to the Chief Executive Officer regarding management’s performance.

Given his tenure with and status within Ra Medical Systems, our board of directors believes Mr. Colombatto possesses detailed and in-depth
knowledge of the issues, opportunities, and challenges facing Ra Medical Systems, and we believe he is best positioned, in consultation with Mr. McGuire, to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. In addition, we believe the working relationship between Mr. Colombatto and Mr. McGuire, on the one hand, and between Mr. Colombatto and the other independent directors, on the other, enhances and facilitates the flow of information between management and our board as well as the ability of our independent directors to evaluate and oversee management and its decision-making. Mr. Colombatto and Mr. McGuire speak regularly on strategic, operational, and management matters facing Ra Medical Systems. In addition, as discussed below, our board of directors typically holds executive sessions consisting only of non-employee
directors in conjunction with each regular quarterly meeting of the board, and Mr. Colombatto and Mr. McGuire discuss board feedback to management following these executive sessions.
Role of Board in Risk Oversight Process
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements and reviews related party transactions, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The board believes its leadership structure is consistent with and supports the administration of its risk oversight function.
Board Meetings and Committees
During our fiscal year ended December 31, 2021, our board of directors held seventeen (17) meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the period.
It is the policy of our Board to regularly have separate meeting times for independent directors without management. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.
Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees comply with the requirements of, the Sarbanes-Oxley Act, the rules of the NYSE American, and SEC rules and regulations.
Audit Committee
The members of our audit committee are Richard Mejia, Jr. and Joan Stafslien. Mr. Mejia serves as the chairperson of our audit committee. Our board of directors has determined that each of the members of our audit committee is an independent director under the NYSE American listing rules, satisfies the additional independence criteria for audit committee members and satisfies the requirements for financial literacy under the NYSE American listing rules and
Rule 10A-3
of the Exchange Act, as applicable. Our board has also determined that Mr. Mejia qualifies as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC and satisfies the financial sophistication requirements of the NYSE American listing rules.
Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee responsibilities also include, among other things:

•	selecting and hiring the independent registered public accounting firm to audit our financial statements;

•	overseeing the performance of the independent registered public accounting firm and taking those actions as it deems necessary to satisfy itself that the accountants are independent of management;

•
reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls;

•	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	overseeing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•	approving or, as required, pre-approving, all audit and all permissible non-audit services and fees to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and the listing requirements of NYSE American. The charter is available on our website, www.ramed.com, under the Investor Relations tab under Governance. Our audit committee held five (5) meetings during 2021.
Compensation Committee
The members of our compensation committee are Martin Colombatto and Susanne Meline. Mr. Colombatto serves as the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee is an independent director under the current rules of NYSE American and is a
“non-employee
director” within the meaning of
Rule 16b-3
under the Exchange Act.
Our compensation committee oversees our corporate compensation programs. The compensation committee responsibilities also include, among other things:

•	reviewing and approving or recommending to the board for approval compensation of our executive officers;

•	reviewing and recommending to the board for approval compensation of directors;

•	overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for service providers, including our executive officers;

•	reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity plans; and

•	administering our equity compensation plans.
Our compensation committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and the listing requirements of NYSE American. The charter is available on our website, www.ramed.com, under the Investor Relations tab under Governance. Our compensation committee held five (5) meetings during 2021.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Joan Stafslien and Martin Colombatto. Ms. Stafslien serves as the chairperson of our nominating and corporate governance committee. All current members of our nominating and corporate governance committee meet the requirements for independence under current NYSE American listing standards and SEC rules and regulations. The nominating and corporate governance committee oversees our nominations for directors and corporate governance matters. The nominating and corporate governance committee responsibilities also include, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and the listing requirements of NYSE American. The charter is available on our website, www.ramed.com, under the Investor Relations tab under Governance. Our nominating and corporate governance committee held three (3) meetings during 2021.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee, or other board committee performing equivalent functions (or in the absence of any such committee, the entire board of directors) or director of any entity that has one or more executive officers serving on our compensation committee or our board of directors. None of the members of our compensation committee during the last fiscal year, which included Martin Colombatto, William R. Enquist, Jr. and Richard Mejia, Jr. is or has been an officer or employee of the Company.
Corporate Governance Principles and Code of Ethics and Conduct
Our board of directors has adopted corporate governance principles. These principles address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a written code of ethics and conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our corporate governance principles and code of ethics and conduct are available on our website, www.ramed.com, under the Investor Relations tab under Governance, then Governance Documents. If we make any substantive amendments to, or grant any waivers from, the code of ethics and conduct for any officer or director, we will disclose the nature of such amendment or waiver on our website.

Director Compensation
In connection with our IPO, our board of directors retained Compensia, a national compensation consultant, to provide our board of directors with an analysis of market data compiled from certain comparable public companies and assistance in determining compensation of directors. Our board of directors adopted our Outside Director Compensation Policy which currently provides that each non-employee
director is entitled to receive the following cash compensation for their services:

•	$40,000 retainer per year for each non-employee director;

•	$40,000 retainer per year for service as non-employee chairman of the board of directors;

•	$30,000 retainer per year for service as lead non-employee director;

•	$20,000 retainer per year for the chairman of the audit committee or $10,000 retainer per year for each other member of the audit committee;

•	$15,000 retainer per year for the chairman of the compensation committee or $7,000 retainer per year for each other member of the compensation committee; and

•	$8,500 retainer per year for the chairman of the nominating and corporate governance committee or $4,500 retainer per year for each other member of the nominating and corporate governance committee.
Each
non-employee
director may also elect to receive all or part of his or her cash retainer payments in the form of restricted stock granted under our 2018 Equity Incentive Plan, referred to as “retainer stock.” Elections to convert a cash retainer payment into retainer stock, referred to as “retainer stock elections,” must generally be made on or prior to December 31 of the year prior to the year in which the cash retainer payment is scheduled to be paid, or such earlier deadline as established by our board of directors or compensation committee, and is subject to a maximum of 4,000 shares per director, with the remainder of his or her cash payments made in cash. Each individual who first becomes a non-employee
director is permitted to elect to convert cash retainer payments payable in the same calendar year into retainer stock, referred to as an “initial retainer election,” provided that the retainer stock election is made prior to the date the individual becomes a non-employee
director. The number of shares subject to a retainer election will be equal to the quotient of (i) the dollar value of the aggregate retainer cash payments that the non-employee
director elects to forego over the course of a specified period covered by a retainer option election in favor of receiving a retainer option divided by (ii) the grant date value (calculated in accordance with the Black-Scholes option valuation methodology, or such other methodology as our board of directors or the compensation committee may determine) of retainer stock, provided that the number of shares covered by such retainer election shall be rounded down to the nearest whole share. Retainer stock generally vests over one year at the rate of 25% each calendar quarter, subject to the non-employee
director’s continued service as a director through each vesting date, provided that retainer stock granted pursuant to an initial retainer election will vest at the rate of 25%, 33%, 50% or 100% each calendar quarter depending on whether the date of the applicable non-employee
director’s election or appointment to our board of directors occurs during the first, second, third or fourth quarter of the applicable calendar year.
In addition to the cash compensation structure described above, our Outside Director Compensation Policy provides the following equity incentive compensation program for non-employee
directors. Each
non-employee
director who first joins us (other than a director who becomes a non-employee
director as a result of terminating employment with us) is eligible to be granted on the first trading date on or after his or her start date as a non-employee
director a
one-time,
initial restricted stock unit award with a value of $140,000. Ms. Stafslien was awarded 1,000 restricted stock units upon joining the Board in April 2020 and Ms. Meline was awarded 4,000 restricted stock units upon joining the Board in 2021 in lieu of the $140,000 value award. Further, on the date of each of our annual stockholder meetings, each non-employee
director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual restricted stock unit award with a value of $100,000. For 2021, each outside director was awarded 4,000 shares of restricted stock in lieu of the $100,000 value award. Unless otherwise determined by our board of directors or our compensation committee, the number of restricted stock units subject to such awards will be determined based on the per share fair market value of our common stock on the applicable grant date. Each initial restricted stock unit award vests as to 1/3rd of the award on each of the first three anniversaries of the date the director’s service as a non-employee
director started, subject to continued service through each relevant vesting date. Each annual restricted stock unit award will vest as to 100% of the underlying shares on the earlier of the one-year
anniversary of the award’s grant date or the day before the date of our annual stockholder meeting next following the award’s grant date, subject to continued service through such date. In the event of a change in control of our company, all equity awards granted to a non-employee
director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable, subject to continued service through such date.
For compensation awarded following our IPO, in any fiscal year, a non-employee
director may be paid, issued or granted cash compensation and equity awards with a total value of no greater than $500,000 (with the value of an equity award based on its grant date fair value for purposes of this limit), or the annual director limit. Equity awards or cash compensation granted to a non-employee
director while he or she was an employee or consultant (other than a non-employee
director) will not count toward the annual director limit.
Our Outside Director Compensation Policy also provides for the reimbursement of our non-employee
directors for reasonable, customary and documented travel expenses to attend meetings of our board of directors and committees of our board of directors.
Compensation for our
non-employee
directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee
directors remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our board of directors.
2021 Director Compensation Table
The following table sets forth information regarding compensation earned or paid to our directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Martin Colombatto(2)	23,897	90,620	114,517
William R. Enquist, Jr.(3)	—	71,018	71,018
Richard Mejia, Jr.(4)	—	86,518	86,518
Joan Stafslien(5)	58,654	19,520	78,174
Susanne Meline(6)	42,209	46,160	88,369
Mark Saad(7)	—	58,494	58,494

(1)
Amounts represent the aggregate grant date fair value of the awards calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation, without regard to estimated forfeitures. See Note 14 to our audited financial statements included elsewhere in this prospectus for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our awards.

(2)	Mr. Colombatto had 3,680 options to purchase shares of our common stock outstanding, 2,739 restricted stock units and 18,000 restricted stock awards outstanding as of December 31, 2021.
(3)
Mr. Enquist had 1,746 options to purchase shares of our common stock outstanding, 1,523 restricted stock units and 15,243 restricted stock awards outstanding as of December 31, 2021. Mr. Enquist resigned from our board of directors effective as of December 31, 2021.

(4)	Mr. Mejia had 2,000 options to purchase shares of our common stock outstanding, 1,523 restricted stock units and 17,423 restricted stock awards outstanding as of December 31, 2021.
(5)	Ms. Stafslien had no options to purchase shares of our common stock outstanding, 1,000 restricted stock units and 8,000 restricted stock awards outstanding as of December 31, 2021.
(6)	Ms. Meline had no options to purchase shares of our common stock outstanding, 4,000 restricted stock units and 4,000 restricted stock awards outstanding as of December 31, 2021.
(7)
Mr. Saad had no options to purchase shares of our common stock outstanding, 1,414 restricted stock units and 2,056 restricted stock awards outstanding as of December 31, 2021. Mr. Saad resigned from our board of directors effective as of May 10, 2021.

401(k) Savings Plan
We maintain a
tax-qualified
retirement plan that provides eligible employees, including named executive officers, with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax
and
after-tax
contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The Company, in its sole discretion, may make certain contributions to the plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified
retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions, if any, are deductible by us when made. The Company began matching contributions to this plan for all eligible employees in 2019 when the 401(k) plan was implemented.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transactions
The following is a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section titled “
Management
.”
Certain Family Relationships
Melissa Burstein, the wife of our former Chief Executive Officer, Dean Irwin, served as our Executive Vice President until March 2019, our Vice President until November 2019, and was a member of our board of directors until March 2019. For the year ended December 31, 2019, Ms. Burstein received a salary of $237,561, a $1,500 car allowance, a $1,939 reimbursement for COBRA premiums, $8,882 for a health insurance plan paid for by us on behalf of Ms. Burstein, and a severance payment of $230,000.
Ray Hartman, the brother-in-law of Mark Saad, a former member of our board of directors, is a partner of Cooley LLP. For the year ended December 31, 2019, we paid Cooley LLP $403,827 for legal services rendered, in a matter for which Cooley LLP no longer represents us.
Indemnification of Officers and Directors
We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.
Policies and Procedures for Transactions with Related Persons
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve or disapprove in advance any related party transaction.
Our board of directors and audit committee have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of any of the foregoing persons, are not permitted to enter into any transaction with us for which disclosure would be required under Item 404 of Regulation
S-K,
referred to as a related person transaction, without the review and approval or ratification of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any related person transaction must be presented to our audit committee for review, consideration and approval or ratification. In approving or rejecting any such related person transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 12, 2022 by:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our Named Executive Officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
The percentage beneficial ownership information prior to the offering shown in the table is based on an aggregate of 7,009,594 shares of our common stock outstanding as of January 12, 2022. The percentage of beneficial ownership after this offering shown in the table is based on 18,330,348 shares of common stock outstanding after the closing of this offering, assuming no sale of pre-funded
units, no exercise of outstanding options issued under our equity incentive plans, no exercise of any warrants or pre-funded
warrants issued in this offering and no exercise by the underwriters of their option to purchase additional shares of common stock and/or warrants to purchase additional shares of common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to: (i) the exercise of stock options that are either immediately exercisable or exercisable on or before March 13, 2022, which is 60 days after January 12, 2022, (ii) RSUs held by that person that will vest within 60 days of January 12, 2022, and (iii) outstanding warrants to purchase common stock held by that person that is either immediately exercisable or exercisable on or before March 13, 2022, which is 60 days after January 12, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Ra Medical Systems, Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Beneficially Owned After this Offering
	Shares	Percentage	Shares	Percentage
5% Stockholders:	—	—	—	—
Other Directors and Named Executive Officers:
Jonathan Will McGuire(1)	75,746	1.1%	75,746	*
Andrew Jackson(2)	40,603	*	40,603	*
Martin Colombatto(3)	34,619	*	34,619	*
Richard Mejia, Jr.(4)	23,946	*	23,946	*
Susanne Meline(5)	123,267	1.7%	123,267	*
Joan Stafslien(6)	12,744	*	12,744	*
All directors and executive officers as a group (6 persons)	310,925	4.4%	310,925	1.7%

(1)	Includes 8,625 shares of common stock subject to options exercisable within 60 days of January 12, 2022.
(2)	Includes 17,162 shares of common stock subject to options exercisable within 60 days of January 12, 2022.
(3)
Includes (i) 3,680 shares of common stock subject to options exercisable within 60 days of January 12, 2022; and (ii) 1,500 shares held of record by M. Colombatto Trust. Martin Colombatto, a member of our board of directors, serves as trustee of the M. Colombatto Trust.

(4)	Includes 2,000 shares of common stock subject to options exercisable within 60 days of January 12, 2022.
(5)
Includes (i) 77,459 shares of common stock subject to warrants exercisable within 60 days of January 12, 2022 held of record by Catalysis Partners (“CP”), and (ii) 40,000 shares owned by held of record by CP. Ms. Meline has an investment interest in CP through her IRA and, together with an immediate family member, owns a controlling interest in Francis Capital Management, LLC, which also has an investment interest in CP and serves as both its Managing Member and Investment Manager. Ms. Meline disclaims beneficial interest of these securities except to the extent of her pecuniary interest therein.

(6)
Includes 5,000 shares held of record by Thomas & Joan Stafslien Family B Trust dated 6/17/1997. Joan Stafslien, a member of our board of directors, serves as trustee of the Thomas & Joan Stafslien Family B Trust.

DESCRIPTION OF SECURITIES WE ARE OFFERING
The following description summarizes certain terms of our capital stock, certain provisions of our certificate of incorporation and bylaws and certain terms of the warrants and pre-funded
warrants included in this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws and the provisions of the warrants and the pre-funded
warrants, copies of which are filed with the SEC as exhibits to the Registration Statement on Form
S-1
of which this prospectus forms a part, and to the applicable provisions of Delaware law.
We are offering (i) 11,320,754 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock, and (ii) 11,320,754 pre-funded units,
each
pre-funded
unit consisting of one pre-funded warrant to purchase one share of common stock and one warrant to purchase one share of common stock. For each pre-funded unit
we sell, the number of units we are offering will be decreased on a one-for-one basis.
Each share of common stock and accompanying warrant included in each unit will be immediately separable upon issuance and will be issued separately, and each pre-funded
warrant to purchase one share of common stock and the accompanying warrant included in each pre-funded
unit will be immediately separable upon issuance and will be issued separately. The units and pre-funded
units will not be issued or certificated. We are also registering the shares of common stock included in the units and the shares of common stock issuable from time to time upon exercise of the pre-funded
warrants included in
pre-funded
units and warrants included in the units and the
pre-funded
units offered hereby.
Our authorized capital stock consists of 310,000,000 shares of capital stock, of which 300,000,000 shares are designated as common stock, $0.0001 par value per share, and 10,000,000 shares are designated as preferred stock, $0.0001 par value per share. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of the NYSE American, to issue shares of our preferred stock. As of January 12, 2022, there were 7,009,594 shares of common stock issued and outstanding and there were 66 holders of record of our common stock. As of January 12, 2022, there were no outstanding shares of preferred stock.
As of January 21, 2022, 2,419,280 shares of our common stock were issuable upon exercise of outstanding warrants to purchase shares of our common stock, at a weighted average exercise price of $9.64 per share The outstanding warrants have substantially the same terms as the warrants offered hereby. For more information, see “—Warrants.”
Common Stock
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See the section captioned “
Dividend Policy
” for additional information. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.
Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws
The provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions and certain provisions of Delaware law, which are summarized below, may have the effect of discouraging takeover bids, coercive or otherwise, and may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. These provisions could also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.
Issuance of Undesignated Preferred Stock
. As discussed above under “—Preferred Stock,” our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting.
Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. In addition, our bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, our chief executive officer or president (in the absence of a chief executive officer) or a majority of our board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance
 Requirements for Advance Notification of Stockholder Nominations and Proposals.
Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.
Board Classification
. Our certificate of incorporation provides that our board of directors are divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
Election and Removal of Directors
. Our certificate of incorporation and bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our certificate of incorporation and bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors. Under our certificate of incorporation and bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.
No
 Cumulative Voting.
The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.
Amendment of
 Charter Provision
.
Any amendment of the above provisions in our certificate of incorporation would require approval by holders of at least 66 2/3% of our then outstanding capital stock entitled to vote, voting together as a single class.
Choice of Forum.
Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, our certificate or our bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; and (v) any action asserting a claim against us that is governed by the internal-affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Delaware Anti-Takeover Statute.
We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is
718-921-8300.
Our shares of common stock are issued in uncertificated form only, subject to limited circumstances.
Market Listing
Our common stock is listed on the NYSE American under the symbol “RMED.”
Warrants
The following description of the warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Duration and Exercise Price
.
Each warrant offered hereby will have an initial exercise price per share equal to $        . The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.
Exercisability
. The warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers in this offering may also elect, prior to the issuance of the warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round down to the next whole share.
Cashless Exercise
.
If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

Transferability
.
Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.
Exchange Listing
. There is no trading market available for the warrants on any securities exchange or nationally recognized trading system. We do not intend to list the warrants on any securities exchange or nationally recognized trading system.
Right as a Stockholder
.
Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their warrants.
Fundamental Transaction
.
In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the warrants will be entitled to receive upon exercise of the pre-funded
warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.
Pre-Funded
Warrants
The following description of the
pre-funded
warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the pre-funded
warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Duration and Exercise Price
.
Each
pre-funded
warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded
warrants will be immediately exercisable and may be exercised for a period of 100 years following the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The pre-funded warrants
will be issued in certificate form.
Exercisability
. The
pre-funded
warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly-executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded
warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded
warrants at closing to have their
pre-funded
warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded
warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded
warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded
warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded
warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round down to the next whole share.
Cashless Exercise
.
At any time, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of the shares of common stock determined according to a formula set forth in the pre-funded
warrants.
Transferability
.
Subject to applicable laws, a
pre-funded
warrant may be transferred at the option of the holder upon surrender of the pre-funded
warrant to us together with the appropriate instruments of transfer.
Exchange Listing
. There is no trading market available for the
pre-funded
warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded
warrants on any securities exchange or nationally recognized trading system.
Right as a Stockholder
.
Except as otherwise provided in the
pre-funded
warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the pre-funded
warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their pre-funded
warrants.
Fundamental Transaction
.
In the event of a fundamental transaction, as described in the pre-funded
warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the pre-funded
warrants will be entitled to receive upon exercise of the
pre-funded
warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded
warrants immediately prior to such fundamental transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S.
HOLDERS
The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. holders
(as defined below) with respect to their purchase, ownership and disposition of our common stock, warrants and pre-funded
warrants purchased in this offering. This discussion is for general information only, is not tax advice and does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This discussion does not address the tax considerations arising under the laws of any U.S. state, local or non-U.S.
jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons whose functional currency is not the U.S. dollar;

•
persons who hold our common stock, warrants or
pre-funded
warrants as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our common stock, warrants or pre-funded warrants pursuant to the exercise of any warrant or option or otherwise as compensation;

•	persons who hold or receive our common stock, warrants or pre-funded warrants pursuant to conversion rights under convertible instruments;

•	persons who do not hold our common stock, warrants or pre-funded warrants as a capital asset within the meaning of Section 1221 of the Code;

•	persons deemed to sell our common stock, warrants or pre-funded warrants under the constructive sale provisions of the Code; or

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, warrants or pre-funded
warrants, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, entities classified as partnerships for U.S. federal income tax purposes and other pass-through entities that hold our common stock, warrants or pre-funded
warrants, as well as partners or members in such entities, should consult their tax advisors.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock, warrants or pre-funded
warrants arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or
other taxing jurisdiction or under any applicable tax treaty. In addition, significant changes in U.S. federal income tax laws were recently enacted. You should consult with your tax advisor with respect to such changes in U.S. tax law as well as potentially conforming changes in state tax laws.
Non-U.S. Holder
Defined
For purposes of this discussion, you are
a non-U.S. holder
if you are any holder of our common stock, warrants or
pre-funded
warrants other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or:

•	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

General Treatment of
Pre-Funded
Warrants
Although it is not entirely free from doubt, a
pre-funded
warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded
warrants should generally be taxed in the same manner as a holder of common stock as described below. You should consult your own tax advisor regarding the risks associated with the acquisition of a pre-funded
warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.
Allocation of Purchase Price and Characterization of Units and
Pre-Funded
Units
For U.S. federal income tax purposes, each unit and
pre-funded
unit should be treated as an “investment unit” consisting of one share of our common stock or one pre-funded
warrant, as applicable, and a warrant to acquire one share of our common stock, subject to adjustment. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the investment unit is purchased by each holder. This allocation of the purchase price for each investment unit will establish your initial tax basis for U.S. federal income tax purposes in the share of common stock or pre-funded
warrant, as applicable, and the warrant included in each investment unit. The separation of the share of common stock or
pre-funded
warrant, as applicable, and the warrant included in each investment unit should not be a taxable event for U.S. federal income tax purposes. You should consult your own tax advisor regarding the allocation of the purchase price for an investment unit.
Distributions
As described in the section captioned “
Dividend policy
,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—
Gain on Disposition of Common Stock, Warrants or
Pre-Funded
Warrants
.”
Subject to the discussion below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FACTA, withholding any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS
Form W-8BEN, IRS
Form W-8BEN-E or
other appropriate version of IRS
Form W-8 certifying
qualification for the reduced rate.
Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from the withholding tax described in the previous paragraph, subject to the discussion below on backup withholding. In order to obtain this exemption, you must provide us with an IRS
Form W-8ECI or
other applicable IRS
Form W-8 properly
certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder,
dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.
If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock, Warrants or
Pre-Funded
Warrants
Subject to the discussion below on backup withholding and FACTA withholding on common stock, warrants or pre-funded
warrants held by or through foreign entities, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, warrants or pre-funded
warrants unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•
you are
a non-resident alien
individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
we are treated as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes within the meaning of Section 897I(2) of the Code at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock, warrants or pre-funded
warrants.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock. Special rules may apply to the determination of the five percent threshold in the case of a holder of a warrant or pre-funded
warrant.
Non-U.S.
holders are urged to consult their own tax advisors regarding the effect of holding our warrants or pre-funded
warrants on the calculation of such five percent threshold.
If you are
a non-U.S. holder
described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder
described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder
described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.
Warrants and
Pre-Funded
Warrants
Exercise of Warrants or
Pre-Funded
Warrants
. In general, a
non-U.S.
holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a warrant or pre-funded
warrant, except to the extent the
non-U.S.
holder receives a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the warrant or pre-funded
warrant, which will be treated as a sale subject to the rules described above for “—
Gain on Disposition of Common Stock, Warrants or
Pre-Funded
Warrants
.” A
non-U.S.
holder’s initial tax basis in the share of common stock received upon exercise of a warrant or a pre-funded
warrant, as applicable, should be equal to the sum of (i) the
non-U.S.
holder’s tax basis in the warrant or
pre-funded
warrant (that is, an amount equal to the portion of the purchase price of a unit or a pre-funded
unit, as applicable, allocable to the warrant or
pre-funded
warrant, as applicable, as described above) plus (ii) the exercise price paid by the
non-U.S.
holder on the exercise of the warrant or
pre-funded
warrant. A
non-U.S.
holder’s holding period for shares of common stock received on exercise of a warrant will commence on the date following the date of exercise of the warrant and will not include the period during which the
non-U.S.
holder held the warrant. A
non-U.S.
holder’s holding period for shares of common stock received on exercise of a pre-funded
warrant should include the period during which the
non-U.S.
holder held the
pre-funded
warrant.
In certain limited circumstances, a
non-U.S.
holder may be permitted to undertake a cashless exercise of warrants or pre-funded
warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise of warrants or pre-funded
warrants into our common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant or pre-funded
warrant described in the preceding paragraph.
Non-U.S.
holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants or pre-funded
warrants.
Expiration of Warrants or
Pre-Funded
Warrants
. Expiration of warrants or
pre-funded
warrants will be treated as if the
non-U.S.
holder sold or exchanged the warrant or
pre-funded
warrant, as applicable, and recognized a capital loss equal to the
non-U.S.
holder’s tax basis in such warrant or
pre-funded
warrant.

However, a
non-U.S.
holder will not be able to utilize a loss recognized upon expiration of a warrant or pre-funded
warrant against the
non-U.S.
holder’s U.S. federal income tax liability unless the loss is effectively connected with the
non-U.S.
holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) or is treated as a U.S.-source loss and the
non-U.S.
holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.
Certain Adjustments to the Warrants or
Pre-Funded
Warrants
. Under Section 305 of the Code, an adjustment to the number of shares of common stock issued on the exercise of the warrants or pre-funded
warrants, or an adjustment to the exercise price of the warrants or pre-funded
warrants, may be treated as a constructive distribution to a
non-U.S.
holder of the warrants or
pre-funded
warrants, as applicable, if, and to the extent that, such adjustment has the effect of increasing such
non-U.S.
holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). In addition, if we were to make a distribution in cash or other property with respect to our common stock after the issuance of the warrants or pre-funded
warrants, then we may, in certain circumstances, make a corresponding distribution to a warrant or pre-funded
warrant holder. The taxation of a distribution received with respect to a warrant or pre-funded
warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the tax considerations related to distributions, see the discussion above regarding “—
Distributions
.”
Non-U.S.
holders should consult their tax advisors regarding the proper treatment of any adjustments to and adjustments on the warrants or pre-funded
warrants.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status
on an IRS
Form W-8BEN, IRS
Form W-8BEN-E or
another appropriate version of IRS
Form W-8. Notwithstanding
the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock, warrants or pre-funded
warrants effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed and appropriate
IRS Form W-8 or otherwise
meets documentary evidence requirements
for establishing non- U.S. holder
status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where
the transaction is effected outside the U.S.
through a non-U.S. office of a non-U.S. broker. Information
reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if we or the broker has actual knowledge, or reason to know, that you are, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, you may be able to obtain a refund or credit from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under FACTA
FACTA and the rules and regulations promulgated thereunder generally impose withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our common stock, warrants or pre-funded
warrants paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock, warrants or pre-funded
warrants paid to
a “non-financial foreign
entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, warrants or pre-funded
warrants, and, subject to the proposed regulations described in the next sentence, will apply to gross proceeds of a sale or other disposition of our common stock, warrants and pre-funded
warrants. The Treasury Department has released proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) which, if finalized in their present form, would eliminate the FACTA withholding on gross proceeds of a disposition of our common stock, warrants or pre-funded
warrants. Under certain circumstances,
a non-U.S. holder
might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. You should consult your tax advisors regarding the possible implications of FATCA on your investment in our common stock, warrants or pre-funded
warrants.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax
consequences of purchasing, holding and disposing of our common stock, warrants or pre-funded
warrants, including the consequences of any proposed change in applicable laws.

UNDERWRITING
We are offering the units and pre-funded units described in this prospectus through the underwriters named below. Ladenburg Thalmann & Co. Inc. is acting as the representative of the underwriters in this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriters	Number of Units	Number of Pre- Funded Units
Ladenburg Thalmann & Co. Inc.	—
Total
A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.
We have been advised by the underwriters that they propose to offer the units and pre-funded
units directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $         per share and $         per warrant.
The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement.
No action has been taken by us or the underwriters that would permit a public offering of the units or pre-funded
units, or the shares of common stock,
pre-funded
warrants and warrants included in the units or
pre-funded
units in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.
The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.
Underwriting Discount and Expenses
The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Unit(1)	Per Pre-Funded Unit(2)	Total Without Over- Allotment	Total With Full Over- Allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions to be paid to underwriters by us(3)(4)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1)
The public offering price and underwriting discount corresponds to, in respect of the units, (i) a public offering price per share of common stock of $         ($         net of the underwriting discount) and (ii) a public offering price per warrant of $         ($         net of the underwriting discount).

(2)
The public offering price and underwriting discount in respect of the pre-funded
units corresponds to (i) a public offering price per
pre-funded
warrant to purchase one share of common stock of $        ($        net of the underwriting discount) and (ii) a public offering price per warrant of $        ($        net of the underwriting discount).

(3)
We have also agreed to reimburse the accountable expenses of the representative, including a pre-closing
expense allowance of up to a maximum of $25,000 and an additional closing expense allowance up to a maximum of $95,000.

(4)
We have granted a
45-
day option to the underwriters to purchase up to                 additional shares of common stock and/or additional warrants exercisable for up to an additional                 shares of common stock at the assumed public offering price per share of common stock and the assumed public offering price per warrant set forth above less the underwriting discounts and commissions solely to cover over-allotments, if any.

We estimate the total expenses payable by us for this offering to be approximately $                 , which amount includes (i) the underwriting discount of $                 , (ii) reimbursement of the accountable expenses of the underwriters, including the legal fees of the representative, in an amount not to exceed $25,000 for pre-closing
expenses plus $95,000 for closing expenses and (iii) other estimated company expenses of approximately $750,000, which includes legal, accounting, printing costs, and various fees associated with the registration and listing of our shares.
We have agreed to pay the previous placement agent of our ATM offering that was terminated on January 18, 2022 a tail fee equal to 7.5% cash compensation for the gross proceeds raised, and 7% warrant coverage of the number of shares of Common Stock placed, in any public or private offering consummated within twelve months of the expiration or termination of our engagement with such placement agent by any investor contacted by the placement agent in the ATM offering.
The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.
Over-allotment Option
We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to an additional                 shares and/or                 warrants at the assumed public offering price per share of common stock and the public offering price per warrant set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional shares of common stock and/or warrants are purchased, the underwriters will offer these shares of common stock and/or warrants on the same terms as those on which the other securities are being offered.
Right of First Refusal
We have granted to Ladenburg Thalmann & Co. Inc. the a right of first refusal for a period of six months following the closing of this offering to act as sole bookrunner, exclusive placement agent or exclusive sales agent in connection with any financing of the Company.
Listing
Our shares of common stock are listed on the NYSE American under the symbol “RMED.”
The last reported sales price of our shares of common stock on January 21, 2022 was $1.06 per share. The actual public offering price per unit or pre-funded
unit, as the case may be, will be determined between us, the underwriters and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. There is no established public trading market for the warrants or the pre-funded
warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the warrants or the pre-funded
warrants on any national securities exchange or other nationally recognized trading system.

See “Prospectus Summary” for information about the listing of our common stock. We do not intend to apply for listing of the warrants or pre-funded
warrants on any securities exchange or other trading system.
Lock-up
Agreements
Our officers, directors and each of their respective affiliates and associated partners have agreed with the underwriters to be subject to a lock-up
period of 90 days following the date of this prospectus. This means that, during the applicable lock-up
period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up
period if the transferee agrees to these
lock-up
restrictions. We have also agreed, in the underwriting agreement, to similar lock-up
restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. Ladenburg Thalmann & Co. Inc. may, in their sole discretion and without notice, waive the terms of any of these lock-up
agreements.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Stabilization, Short Positions and Penalty Bids
The underwriters may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock;

•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NYSE American, in the over-the-counter
market or on any other trading market and, if commenced, may be discontinued at any time.
In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., Boston, Massachusetts.
EXPERTS
The financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form
10-K,
Quarterly Reports on Form
10-Q,
and Current Reports on Form
8-K,
including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also access these filings through our website at www.ramed.com.
We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement, along with our most recent annual report on Form
10-K,
subsequent reports on Form
10-Q
and current reports on Form
8-K,
as well as other filings that we make with the SEC, are also available on our Internet website, www.ramed.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Ra Medical Systems, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Ra Medical Systems, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced net losses and negative cash flows from operations and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
San Diego, California
March 16, 2021 (January 14, 2022 as to the effects of the discontinued operations as described in Note 3)
We began serving as the Company’s auditor in 2018. In 2021 we became the predecessor auditor.

RA MEDICAL SYSTEMS, INC.
Balance Sheets
(in thousands, except par value data)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$23,906	$14,584
Short-term investments	—	15,993
Accounts receivable, net	24	223
Inventories	877	1,292
Prepaid expenses and other current assets	1,100	1,628
Current assets of discontinued operations	1,713	2,280

Total current assets	27,620	36,000
Property and equipment, net	2,527	4,144
Operating lease right-of-use-assets	2,484	2,835
Other non-current assets	45	45
Long-term assets of discontinued operations	762	1,057

TOTAL ASSETS	$33,438	$44,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$471	$1,220
Accrued expenses	4,147	2,360
Current portion of equipment financing	265	293
Current portion of promissory note	421	—
Current portion of operating lease liabilities	356	318
Current liabilities of discontinued operations	2,102	2,623

Total current liabilities	7,762	6,814
Deferred revenue	—	—
Equipment financing	—	265
Promissory note	1,579	—
Operating lease liabilities	2,264	2,620
Long-term liabilities of discontinued operations	686	1,232

Total liabilities	12,291	10,931

Commitments and contingencies (Note 16)
Stockholders’ Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized at December 31, 2020 and 2019; none issued	—	—
Common stock, $0.0001 par value, 300,000,000 shares authorized at December 31, 2020 and 2019; 3,188,679 and 550,814 issued and outstanding at December 31, 2020 and 2019, respectively	7	1
Additional paid-in capital	174,342	150,280
Accumulated deficit	(153,202)	(117,157)
Accumulated other comprehensive income	—	26

Total stockholders’ equity	21,147	33,150

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,438	$44,081

See accompanying notes to financial statements.

RA MEDICAL SYSTEMS, INC.
Statements of Operations
(in thousands, except per share data)

	Year Ended December 31,
	2020	2019
Net revenue
Product sales	$254	$1,255
Service and other	5	18

Total net revenue	259	1,273
Cost of revenue
Product sales	1,369	3,375
Service and other	803	758

Total cost of revenue	2,172	4,133
Gross loss	(1,913)	(2,860)
Operating expenses
Selling, general and administrative	24,533	45,302
Research and development	8,955	4,445

Total operating expenses	33,488	49,747

Operating loss	(35,401)	(52,607)
Other income (expense), net
Interest income	129	1,038
Interest expense	(41)	(71)

Total other income (expense), net	88	967

Loss before income tax expense	(35,313)	(51,640)
Income tax expense	7	15

Net loss from continuing operations	(35,320)	(51,655)

Gain (loss) from discontinued operations before income tax expense	(725)	(5,302)
Income tax expense	—	—

Net gain (loss) from discontinued operations	(725)	(5,302)

Net loss	$(36,045)	$(56,957)

Basic and diluted net loss per share
Continuing operations	$(20.79)	$(98.20)
Discontinued operations	(0.43)	(10.08)

	$(21.22)	$(108.28)

Basic and diluted weighted average common shares outstanding	1,699	526

See accompanying notes to financial statements.

RA MEDICAL SYSTEMS, INC.
Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2020	2019
Net loss	$(36,045)	$(56,957)

Other comprehensive income:
Unrealized (loss) gain related to short-term investments	(26)	26

Total other comprehensive (loss) income	$(26)	$26

Comprehensive loss	$(36,071)	$(56,931)

See accompanying notes to financial statements.

RA MEDICAL SYSTEMS, INC.
Statements of Stockholders’ Equity
(in thousands)

	Common Stock Shares	Common Stock Amount	Additional Paid- in- Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
Balances at January 1, 2019	508	$1	$126,925	$—	$(60,200)	$66,726
Common stock issued	43	—	(188)	—	—	(188)
Stock-based compensation	—	—	23,543	—	—	23,543
Other comprehensive income	—	—	—	26	—	26
Net loss	—	—	—	—	(56,957)	(56,957)

Balances at December 31, 2019	551	$1	$150,280	$26	$(117,157)	$33,150

Common stock issued	2,551	5	11,620	—	—	11,625
Warrants issued, net	—	—	7,492	—	—	7,492
Exercise of warrants	74	1	826	—	—	827
Common stock issued pursuant to the vesting of restricted stock units and ESPP	13	—	42	—	—	42
Stock-based compensation	—	—	4,082	—	—	4,082
Other comprehensive loss	—	—	—	(26)	—	(26)
Net loss	—	—	—	—	(36,045)	(36,045)

Balances at December 31, 2020	3,189	$7	$174,342	$—	$(153,202)	$21,147

See accompanying notes to financial statements.

RA MEDICAL SYSTEMS, INC.
Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(36,045)	$(56,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,365	1,750
Provision for doubtful accounts	180	283
Stock-based compensation	4,082	23,543
Loss on disposal of property and equipment	99	123
Changes in operating assets and liabilities:
Accounts receivable	368	251
Inventories	352	(2,185)
Prepaid expenses and other assets	642	(338)
Accounts payable	(961)	407
Accrued expenses	1,706	(184)
Deferred revenue	(774)	417
Other liabilities	(318)	(283)

Net cash used in operating activities	(28,304)	(33,173)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities	—	(36,461)
Proceeds from maturities of available-for-sale securities	16,000	20,697
Purchases of property and equipment	(67)	(268)

Net cash provided by (used in) investing activities	15,933	(16,032)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants, net of placement agent fees of $2,113	19,887	—
Proceeds from issuance of common stock in connection with the exercise of warrants	827	—
Proceeds from issuance of common stock in connection with the employee stock purchase plan	42	37
Proceeds from promissory note	2,000	—
Payments of offering costs related to the issuance of common stock and warrants	(770)	—
Payments on equipment financing	(293)	(338)
Payments for restricted stock tax liability on settlement	—	(225)

Net cash provided by (used in) financing activities	21,693	(526)

NET CHANGE IN CASH AND CASH EQUIVALENTS	9,322	(49,731)
CASH AND CASH EQUIVALENTS, beginning of year	14,584	64,315

CASH AND CASH EQUIVALENTS, end of year	$23,906	$14,584
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Transfer from inventories to property and equipment for lasers	$207	$1,505

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for interest	$28	$49

Cash payments for taxes	$—	$30

See accompanying notes to financial statements.

Ra Medical Systems, Inc.
Notes to Financial Statements
Note 1—Organization and Nature of Operations
Ra Medical Systems, Inc. (the “Company”) was formed in September 4, 2002, in the state of California and reincorporated in Delaware on July 14, 2018. The Company is a medical device company that develops, manufactures and markets advanced excimer laser systems for use in the treatment of vascular and dermatological diseases. The Company’s product development centers around proprietary applications of its advanced excimer laser technology for use as a tool in the treatment of peripheral artery disease (“PAD”) and psoriasis, vitiligo, atopic dermatitis and leukoderma.
Reincorporation
—In July 2018, the Company reincorporated in Delaware, the par value of each share of common stock was established to be $0.0001 and the number of authorized shares of common stock was increased from 10,000,000 to 25,000,000. In connection with the reincorporation, common stock and additional paid-in
capital amounts in these financial statements have been adjusted to reflect the par value of common stock. All share information included in these financial statements has been adjusted to reflect this reincorporation.
Initial Public Offering—
On October 1, 2018, the Company closed its initial public offering (“IPO”). The Company’s registration statement on Form
S-1
relating to its IPO was declared effective by the Securities and Exchange Commission on September 26, 2018.
In October 2018, in connection with the IPO, the Company filed an Amended and Restated Certificate of Incorporation which authorizes the issuance of 300,000,000 shares of common stock with a par value of $0.0001 and 10,000,000 shares of preferred stock with a par value of $0.0001.
Reverse Stock Split
—In November 2020, the board of directors approved a Reverse Stock Split ratio of
1-for-25.
 On
the effective date of November 16, 2020, the number of the Company’s issued and outstanding shares of common stock was decreased from 73.0 million shares to 2.9 million shares. The number of authorized shares and par value per common share remained unchanged. No fractional shares were issued as a result of the reverse stock split. Stockholders who would otherwise have been entitled to receive a fractional share received a cash payment in lieu thereof. The financial statements have been retrospectively adjusted to reflect the
1-for-25
reverse stock split of our common stock.
Discontinued Operations
—On August 16, 2021, the Company completed the sale of its Pharos dermatology business (the “Dermatology Business”). As a result, the Company has reported the operating results of the Dermatology Business as discontinued operations in the statements of operations for all periods presented. In addition, the related assets and liabilities associated with the Dermatology Business were reported as assets of discontinued operations and liabilities of discontinued operations in the balance sheets. Unless otherwise noted, discussion within these notes to the financial statements relates to continuing operations. See
Note 3. Discontinued Operations
for additional information.
Segment Information
After the sale of the Dermatology Business, the Company began operating its business in one segment, which includes all activities related to the research, development and manufacture of the DABRA system. The chief operating decision-maker reviews the operating results on an aggregate basis and manages the operations as a single operating segment.
COVID-19
—The global spread of the novel coronavirus
(COVID-19)
has created significant volatility, uncertainty and economic disruption. The ultimate effects of the
COVID-19
on the Company’s business, operations and financial condition are unknown at this time. In the near term, the Company expects that its revenue will continue to be adversely impacted and enrollment in its atherectomy clinical trial will continue to be delayed or slowed, as patients elect to postpone voluntary treatments and many physicians’ offices have been either closed or operating at a reduced capacity. In addition, some customers are requesting more flexible payment terms on a temporary basis. The Company’s manufacturing facility located in Carlsbad, California is currently operational. Employee travel is limited to essential travel only and many employees are working from home when feasible. The Company has experienced minor delays in receiving shipments of parts, which has not had a material impact on the timing of its key engineering efforts, nor ability to support its atherectomy indication clinical trial. However, the extent to which
COVID-19
impacts its business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and the actions to contain it or treat its impact, among others.
Going Concern
—The Company has experienced recurring net losses from operations and negative cash flows from operating activities, has a significant accumulated deficit and expects to continue to incur net losses into the foreseeable future. The Company had an accumulated deficit of $153.2 million at December 31, 2020. In 2020, the Company used $28.3 million in cash for operating activities.
As of December 31, 2020 the Company had cash and cash equivalents of $23.9 million.
Management expects operating losses and negative cash flows to continue for the foreseeable future with the Company’s reduced commercial footprint, and as the Company continues to incur costs related to its atherectomy clinical trial, engineering efforts to improve the shelf-life of its catheters and develop next generation products and legal costs associated with ongoing litigation. In September 2020, the Company paused commercial sales of DABRA catheters not being used for the atherectomy clinical trial while it conducts further studies on the stability of its shelf life. We submitted additional test data in March 2021, which will need to be cleared by the FDA prior to resuming commercial shipments of catheters. The Company also expects the
COVID-19
pandemic to have a continued negative impact on its revenue and the timing of enrollment in its atherectomy clinical trial as well as the Company’s ability to secure additional financing in a timely manner or on favorable terms, if at all.
Although the Company bolstered its liquidity resources in 2020, has an effective shelf registration statement and an “at the market” offering to allow it to raise additional capital when the opportunities permit and may receive additional funds from the exercise of its warrants depending on market conditions, management concluded that the aforementioned conditions, including the ongoing uncertainty related to the negative impacts of the
COVID-19
pandemic, continue to raise substantial doubt about the Company’s ability to continue as a going concern within 12 months from the date of issuance of the financial statements. Management’s plans to address this uncertainty include raising additional funding, if necessary, through public or private equity or debt financings. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders.
The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.
Note 2—Significant Accounting Policies
Use of estimates
—The financial statements of the
Company
have been prepared by management in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and reported disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s financial
statements
are based upon a number of estimates, including but not limited to, allowance for doubtful accounts, reserves for warranty costs including product recalls, evaluation of probable loss contingencies, fair value of stock option awards granted and revenue recognition for multiple performance obligations.

Short-term Investments
—
Investments with original maturities of greater than three months are classified as short-term investments. Debt investments are classified as available-for-sale
and realized gains and losses are recorded using the specific identification method. Changes in fair value, excluding other-than-temporary impairments, are recorded in other comprehensive income (“OCI”). Debt investments are impaired when a decline in fair value is judged to be other-than-temporary. Fair value is calculated based on publicly available market information or other estimates determined by management. The Company employs a systematic methodology on a quarterly basis that considers available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds its fair value, the Company evaluates, among other factors, general market conditions, credit quality of debt instrument issuers, and the duration and extent to which the fair value is less than cost. The Company also evaluates whether it has plans to sell the security or it is more likely than not that the Company will be required to sell the security before recovery. In addition, the Company considers specific adverse conditions related to the financial health of and business outlook for the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded in other income (expense), net and a new cost basis in the investment is established.
Fair value measurements
—
Fair value represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier value hierarchy is used to identify inputs used in measuring fair value as follows:
Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—Inputs other than the quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.
The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
The Company measures its cash and cash equivalents and short-term investments at fair value.
Fair value of financial instruments
—Cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, deferred revenue and other current assets and liabilities are reported on the balance sheets at carrying value which approximates fair value due to the short-term maturities of these instruments.
The fair value of the Company’s debt, which is classified as equipment financing liability on the balance sheets, is estimated based on current rates offered to the Company for similar debt and approximates carrying value.
Cash and cash equivalents
—
The
Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents primarily represent funds invested in readily available checking and money market accounts. The Company maintains deposits in financial institutions in excess of federally insured limits.
Accounts receivable, net
—Trade accounts receivable are presented net of allowances for doubtful accounts.

The Company sells or leases its lasers to distributors or physicians directly with various forms of financing options. The Company extends credit based on an evaluation of the customers’ financial condition generally without requiring collateral. Exposure to losses on trade receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.
The Company maintains an allowance for doubtful accounts for balances that appear to have specific collection issues and expected credit losses. The collection process is based on the age of the invoice and requires attempted contacts with the customer at specified intervals. If, after a specified number of days, the Company has been unsuccessful in its collection efforts, provision for doubtful accounts is recorded for the balance in question. Delinquent accounts receivable are charged against the allowance for doubtful accounts once the Company has determined the amounts are uncollectible. The factors considered in reaching this determination are the apparent financial condition of the customer and the Company’s success in contacting and negotiating with the customer. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
The following table shows the allowance for doubtful accounts activity (in thousands):

	Year Ended December 31,
	2020	2019
Balance at beginning of period	$305	$193
Provision for doubtful accounts	42	254
Deductions	(263)	(142)

Balance at end of period	$84	$305

Inventories
—Inventories are stated at the lower of cost
(first-in,
first-out
method) or net realizable value. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technological developments or other economic factors.
Catheters are manufactured
in-house
and each catheter is tested at various stages of the manufacturing process for adherence to quality standards. Catheters that do not meet functionality specification at each test point are destroyed and immediately written off, with the expense recorded in cost of revenue in the statements of operations. Once manufactured, completed catheters that pass quality assurance, are sent to a third-party for sterilization and sealed in a sterile container. Upon return from the third-party sterilizer, a sample of catheters from each batch are re-tested.
If the sample tests are successful, the batch is accepted into finished goods inventory and if the sample tests are unsuccessful, the entire batch is written off, with the expense recorded in cost of revenue in the statements of operations.
Property and equipment, net
—Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives as follows:

Computer hardware and software	4 -5 years
Furniture and fixtures	5 years
Machinery and equipment	5 -10 years
Lasers	3 - 5 years
Automobiles	5 years
Leasehold improvements are depreciated over the shorter of the useful life of the leasehold improvement or the term of the underlying property’s lease.

When assets are retired
or
otherwise disposed of, the cost and related accumulated depreciation are removed from the account balances and any resulting gain or loss is recognized in income for the period. The cost of repairs and maintenance is expensed as incurred, whereas significant betterments are capitalized.
Impairment of long-lived assets
—The
Company
periodically reviews its long-lived assets for impairment when certain events or changes in circumstances indicate that the carrying value of the long-lived assets may not be recoverable. Should the sum of the undiscounted expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. The inconsistencies in the DABRA catheter performance, the voluntary product recall and the reduction in the sales force resulted in lower current and expected revenues for the vascular segment, led the Company to accelerate its annual testing for asset impairment into the third quarter of 2019. There were no impairment charges for the years ended December 31, 2020 or 2019.
Product warranty
—The Company records estimated product warranty costs at the time of sale. Products are warrantied against defects in material and workmanship when properly used for their intended purpose and appropriately maintained. Accordingly, the Company generally replaces catheters that kink or fail to calibrate. The product warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor. The product warranty liability also includes the estimated costs of a product recall.
Product warranties are included for the first year after the sale for laser sales. For lasers, the customer may purchase an extended service contract, which is either negotiated in the contract or sold as a separate component for which revenue is recognized over the term of the agreement.
The warranty accrual is included in accrued expenses in the accompanying balance sheets. Warranty expenses are included in cost of revenue in the accompanying statements of operations. Changes in estimates to previously established warranty accruals result from current period updates to assumptions regarding repair and product recall costs and are included in current period warranty expense.
Revenue recognition
—The Company adopted ASC Topic 606 (Topic 606),
Revenue from Contracts with Customers
, on January 1, 2019 using the modified retrospective method to all contract agreements not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606 while, as permitted by Topic 606, prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. The Company recorded a cumulative catch up adjustment to beginning accumulated deficit to reflect the impact of adopting Topic 606. The adoption of Topic 606 did not have a material effect on our results of operations for the year ended December 31, 2019.
The Company generates revenue from the sale of products and services. Product sales consist of the sale of DABRA and Pharos laser systems, the sale of catheters for use with the DABRA laser, and the sale of consumables and replacement parts. The Company’s sales agreements generally do not include right-of-return
provisions for any form of consideration including partial refund or credit against amounts owed to the Company. Services and other revenue primarily consist of sales of extended warranty and billable services, including repair activity and income from rental of lasers.
The Company determines revenue recognition incorporating the following steps:

•	Identification of each contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, performance obligations are satisfied.

The Company accounts for a contract with a customer when it has a legally enforceable contract with the customer, the arrangement identifies the rights of the parties, the contract has commercial substance, and the Company determines it is probable that it will collect the contract consideration. The Company recognizes revenue when control of the promised goods or services transfers to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Taxes collected from customers relating to goods or services and remitted to governmental authorities are excluded from revenue.
Catheter Revenue
The Company enters into a DABRA laser commercial usage agreement or DABRA laser placement acknowledgement with each customer that is supplied a DABRA laser, collectively the “usage agreement”. The usage agreement provides for specific terms of continued use of DABRA laser, including a nominal periodic fee. The terms of a usage agreement typically allow the Company to place a DABRA laser at a customer’s specified location without a specified contract term. Under the usage agreement terms, the Company retains all ownership rights to the DABRA laser and is permitted to request the return of the equipment within 10 business days of notification. While the laser periodic fees are nominal, the laser usage agreements provide the Company the exclusive rights to supply related single-use
catheters to the customer which aggregate the majority of the vascular segment revenue. There are no specified minimum purchase commitments for the catheters.
The Company recognizes revenue associated with the usage agreement and catheter supply arrangements in accordance with Topic 606 as the contract primarily includes variable payments, the catheters are priced at their standalone selling price and the laser equipment is insignificant in the context of the contract. Revenue is recognized when the performance obligation is satisfied, which is generally upon shipment of the catheter.
Laser Sales
Sales of laser systems and are included in product sales in the statements of operations. The Company recognizes revenue on laser sales at the point in time that control transfers to the customer. Control of the product typically transfers upon shipment.
Warranty Service Revenue
The Company typically provides a
12-month
warranty with the purchase of its laser systems. Customers can extend the warranty period through the purchase of extended warranty service contracts. Extended warranty service contracts are sold with contract terms ranging from 12 to 60 months and cover periods after the end of the initial
12-month
warranty period. The warranty provides the customer with maintenance services in addition to the assurance that the laser product complies with agreed-upon specifications. Therefore, the warranty service is treated as a separate performance obligation from the laser system. Warranty services are a stand-ready obligation, and the Company recognizes revenue on a straight-line basis over the service contract term. Warranty service revenue is included in service and other revenue in the statements of operations. Deferred revenue, on January 1, 2020 and 2019, was $3.3 million and $2.8 million, respectively. Revenue recognized in the years ended December 31, 2020 and 2019 relating to amounts previously included in deferred revenue was $2.0 million and $1.9 million, respectively. The deferred revenue greater than one year will be recognized during the remaining service period through 2024. The deferred revenue is recorded as liabilities of discontinued operations in the balance sheets at December 31, 2020 and 2019.
Distributor Transactions
In certain markets outside the U.S., the Company sells products and provides services to customers through distributors that specialize in medical device products. The terms of sales transactions through distributors are generally consistent with the terms of direct sales to customers. The Company accounts for these transactions in accordance with the Company’s revenue recognition policy described herein.

Contracts with multiple performance obligations
Certain of the Company’s contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual products and services as separate performance obligations if they are distinct, which is if (i) a product or service is separately identifiable from other items in the arrangement and (ii) the customer can benefit from the product or service on its own or with other readily available resources. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines standalone selling prices based on observable prices of products or services sold separately in comparable circumstances to similar customers.
Significant Financing Component
For multi-year warranty service contracts in which there is a difference between the cash selling price and the consideration in the contract and a significant amount of time between the payment, which is due up-front,
and delivery of the services (greater than one year), the Company records an adjustment for significant financing to reflect the time value of money. The Company recognizes revenue associated with the cash selling price and interest expense using the effective interest method as the Company satisfies its performance obligation(s). The amount of interest expense the Company recognizes over the contract term is based on the contract liability balance, which increases for the accrual of interest and decreases as services are provided.
For services contracts that have an original duration of one year or less, the Company uses the practical expedient applicable to such contracts and does not adjust the transaction price for the time value of money.
Practical expedients elected
As part of the Company’s adoption of Topic 606, the Company elected to use the following practical expedients:

•
not to adjust the promised amount of consideration for the effects of a significant financing component when the Company expects, at contract inception, that the period between the Company’s transfer of a promised product or service to a customer and when the customer pays for that product or service will be one year or less;

•	to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less;

•	to exclude government assessed taxes from the transaction price; and

•	not to recast revenue for contracts that begin and end in the same fiscal year.
Contract Costs
The Company capitalizes costs to obtain contracts that are considered incremental and recoverable, such as sales commissions. The capitalized costs are amortized to selling, general and administrative expense over the estimated period of benefit of the asset, which is the contract term. The Company elected to use the practical expedient to expense the costs to obtain a contract when the amortization period is less than one year. The Company has contract costs of $0.2 million and $0.4 million capitalized at December 31, 2020 and December 31, 2019, respectively. The capitalized costs are recorded as assets of discontinued operations in the balance sheets at December 31, 2020 and 2019.
Rental Income
The Company also adopted ASC Topic 842,
Leases
, on January 1, 2019 using the optional transitional method. There was no adjustment to accumulated deficit at January 1, 2019.
The Company also derives income pursuant to product lease agreements for its Pharos laser systems, as operating leases. Consequently, the Company retains title to the equipment and the equipment remains on Company’s balance sheet within property and equipment. Depreciation expense on these leased lasers is recorded to cost of revenues on a straight-line basis. The costs to maintain these leased lasers are charged to cost of revenues as incurred.
These lease arrangements contain one lease component (the laser) and one nonlease component (warranty service) for which the Company elected the practical expedient to not separate the nonlease component from the lease component. The Company accounts for the combined lease component as an operating lease and recognizes lease income on a straight-line basis over the lease term. Rental income from lease arrangements for the years ended December 31, 2020 and 2019 was $0.6 million and $0.7 million, respectively.
Shipping and handling costs
—Shipping and
handling
charged to customers is included in net product sales. Shipping and handling costs are included in selling, general and administrative expenses in the accompanying statements of operations. Shipping and handling costs were $0.1 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.
Advertising expense
—The Company
expenses
advertising costs as incurred.
There
was no advertising expense for the year ended December 31, 2020. Advertising expense for the year ended December 31, 2019 was $0.1 million.
Research and development
—Major components of research and development costs include personnel compensation expenses, stock-based compensation, consulting, materials and clinical trial expenses. Research and development expenses are charged to operations in the period they are incurred.
Patents
—The Company expenses patent
costs
, including related legal costs, as incurred and records such costs within selling, general and administrative expense in the accompanying statements of operations.
Stock-based compensation
—
The Company evaluates whether an award should be classified and accounted for as a liability award or equity award for all stock-based compensation awards granted. There were no liability awards outstanding at December 31, 2020 or 2019.
Stock-based compensation expense for equity instruments issued to employees and directors is measured based on estimating the fair value of each stock option on the date of grant using the Black Scholes option pricing model. Equity instruments issued to nonemployee consultants and service providers are valued using the Black Scholes option pricing model and are subject to revaluation as the underlying equity instruments vest. The Company recognizes forfeitures as they occur.
The Company recognizes stock-based compensation expense as follows:

	Employees	Nonemployees
Service condition only	Straight-line	In the same period and in the same manner as if the Company paid cash for services.

Performance criterion is probable of being met:

Service criterion is complete	Recognize the grant date fair value of the award once the performance criterion is considered probable of occurrence	Recognize the grant date fair value of the award once the performance criterion is considered probable of occurrence

Service criterion is not complete	Straight-line	Straight-line unless a performance condition is not probable

Performance criterion is not probable of being met	No expense is recognized until the performance criterion is considered probable, at which point expense is recognized per above	No expense is recognized until the performance criterion is considered probable, at which point expense is recognized per above

Income taxes
—The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.
The Company accounts for uncertainty in income taxes using a two-step
approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining whether it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. An uncertain tax position is considered effectively settled on completion of an examination by a taxing authority if certain other conditions are satisfied. Should the Company incur interest and penalties relating to tax uncertainties, such amounts would be classified as a component of interest expense and other expense, respectively.
Concentrations of credit risk
—Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.
Financial instruments, which potentially subject the Company to concentration of credit risk, consist of cash, cash equivalents and short-term investments balances maintained in excess of Federal Depository Insurance Corporation limits, and accounts receivable which have no collateral or security. The Company monitors the financial condition of the banks in which it currently has deposits. The Company has not experienced any significant losses in this respect and believes that it is not exposed to any significant related risk.
Exposure to losses on accounts receivable is dependent on the individual customer’s financial condition. The Company monitors its exposure to credit losses and reserves for those accounts receivable that it deems to be not collectible.
The Company had four and three individual customers that represented greater than 10% of total net revenue for the years ended December 31, 2020 and 2019, respectively. One and three individual customers represented 10% of accounts receivable for each of the years ended December 31, 2020 and 2019, respectively.
Recently Adopted Accounting Pronouncements
—As an emerging growth company, the Company may elect to adopt new or revised accounting standards when they become effective for non-public
companies, which typically is later than public companies must adopt the standards. The Company has elected to take advantage of the extended transition period afforded by the JOBS Act and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public
companies, which are the dates included below.
In June 2018, the FASB issued ASU
2018-07,
Improvements to Nonemployee Share-Based Payment Accounting
. ASU
2018-07
expands the scope of Topic 718,
Compensation—Stock Compensation
, to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. ASU
2018-07
supersedes
Subtopic 505-50,
Equity—Equity-Based Payments to
Non-Employees
. The amendments are effective for fiscal years beginning after December 15, 2019. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company adopted this guidance on January 1, 2020 and there was no impact on the financial statements and related disclosures.

In August 2018, the FASB issued ASU No.
2018-13,
 Fair Value Measurement (Topic 820)
—Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement
, which is designed to improve the effectiveness of disclosures by removing, modifying and adding disclosures related to fair value measurements. ASU
No. 2018-13
is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and the ASU allows for early adoption in any interim period after issuance of the update. The Company adopted this guidance on January 1, 2020 and there was no impact on the financial statements and related disclosures.
In June 2016, the FASB issued ASU
No. 2016-13, Financial
Instruments—Credit Losses (Topic 326), to require the measurement of expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable forecasts and applies to all financial assets, including trade receivables. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASU
No. 2016-13
is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2020 and there was no material impact on the financial statements.
In December 2019, the FASB issued ASU
2019-12,
“
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
,” which simplifies various aspects related to accounting for income taxes. ASU 2019- 12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. ASU
2019-12
is required to be adopted for annual periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted this guidance on January 1, 2021 and there was no material impact on the financial position, results of operations and cash flows.
Note 3—Discontinued Operations
Consistent with the Company’s continued focus on the PAD market, the Company completed the sale of its Dermatology Business to Strata Skin Sciences, Inc. (“Strata”) on August 16, 2021 for cash proceeds of $3.7 million. The Company paid broker and legal fees of approximately $0.2 million related to the sale of the Dermatology Business. In addition, the Company issued a warrant to the broker to purchase 74,247 shares of common stock at an exercise price of $2.99 per share. The warrant is immediately exercisable and expires five years following the date of issuance. The warrant was valued at approximately $0.1 million on the grant date using the Black-Scholes option pricing model based on the following assumptions: expected volatility of 104.55%, risk-free interest rate of 0.32%, expected dividend yield of 0% and an expected term of 2.5 years.
The Dermatology Business was previously disclosed as a separate reportable segment of the Company. The sale of the Dermatology Business resulted in a gain of $3.5 million which is included as a component of income (loss) from discontinued operations in the condensed statements of operations for the three and nine months ended September 30, 2021.
Beginning in the third quarter of 2021, the Company has reported the results of the Dermatology Business in income (loss) from discontinued operations in the condensed statements of operations and excluded them from continuing operations for all periods presented. The assets and liabilities of the Dermatology Business are recorded as assets of discontinued operations and liabilities of discontinued operations, respectively, in the condensed balance sheets.
Certain overhead costs previously allocated to the Dermatology Business for segment reporting purposes did not qualify for classification within discontinued operations and have been reallocated to continuing operations for all periods presented.

The following table summarizes the carrying amounts of the assets and liabilities included as discontinued operations in the balance sheets at December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Assets of discontinued operations
Accounts receivable, net	$214	$563
Inventories	1,341	1,485
Prepaid expenses and other current assets	158	232
Property and equipment, net	684	906
Other long-term assets	78	151

Total assets of discontinued operations	$2,475	$3,337

Liabilities of discontinued operations
Accounts payable	$100	$312
Accrued expenses	201	282
Deferred revenue	2,487	3,261

Total liabilities of discontinued operations	$2,788	$3,855

The assets and liabilities of discontinued operations have been classified as current and long-term, as applicable, in the balance sheets at December 31, 2020 and 2019.
The following table summarizes the major classes of items constituting income (loss) from discontinued operations in the statements of operations for each of the periods presented (in thousands):

	Years Ended December 31,
	2020	2019
Net revenues
Product sales	$1,154	$2,604
Service and other	2,992	3,320

Total net revenues	4,146	5,924

Cost of revenues
Product sales	1,522	2,483
Service and other	1,789	2,236

Total cost of revenues	3,311	4,719

Gross income (loss)	835	1,205

Operating expenses
Selling, general and administrative	1,440	6,242
Research and development	54	86

Total operating expenses	1,494	6,328

Operating loss	(659)	(5,123)
Interest expense, net	(66)	(179)

Loss from discontinued operations	$(725)	$(5,302)

Depreciation expense for the Dermatology Business was $0.4 million for each of the years ended December 31, 2020 and 2019. Capital expenditures for the Dermatology Business for the years ended December 31, 2020 and 2019 were nil and approximately $32,000, respectively.

Stock
-based compensation expense for the Dermatology Business was $0.2 million and $4.9 million for the years ended December 31, 2020 and 2019, respectively. Stock-based compensation expense of $0.2 million and $1.0 million was capitalized to inventory and property and equipment during the years ended December 31, 2020 and 2019, respectively.
Note 4—Short-term Investments
A summary of debt securities by major security type is as follows as of December 31, 2019 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities-available-for-sale:
U.S. agency securities	$1,000	$—	$—	$1,000
U.S. government securities	14,967	26	—	14,993

Total debt securities	$15,967	$26	$—	$15,993

All debt securities were due in less than one year.
The following table presents the hierarchy for assets measured at fair value on a recurring basis (in thousands):

	Total Fair Value	Quoted Market Prices for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
As of December 31, 2020
Money market funds	$18,394	$18,394	$—	$—
As of December 31, 2019
Money market funds	$13,219	$13,219	$—	$—
U.S. government securities	$14,993	$14,993	$—	$—
U.S. agency securities	$1,000	$—	$1,000	$—
Note 5—Inventories
Inventories consisted of the following (in thousands):

	December 31,
	2020	2019
Raw materials	$547	$977
Work in process	270	215
Finished goods	60	100

Inventories	$877	$1,292

Note 6—Property and Equipment, net
Property and equipment consisted of the following (in thousands):

	December 31,
	2020	2019
Lasers	$3,194	$3,307
Machinery and equipment	834	809
Automobiles	1,054	1,109
Computer hardware and software	353	348
Leasehold improvements	119	119
Furniture and fixtures	48	48
Construction in progress	51	23

Property and equipment, gross	5,653	5,763
Accumulated depreciation	(3,126)	(1,619)

Property and equipment, net	$2,527	$4,144

Depreciation expense was $1.6 million and $1.0 million for the years ended December 31, 2020 and 2019, respectively.
Note 7—Accrued Expenses
Accrued expenses consisted of the following (in thousands):

	December 31,
	2020	2019
Compensation and related benefits	$2,479	$985
Accrued warranty (Note 8)	204	234
Accrued services	1,464	1,141

Accrued expenses	$4,147	$2,360

Note 8—Accrued Warranty
Activity in the product warranty accrual is included in accrued expenses above and consists of the following (in thousands):

	Year ended December 31,
	2020	2019
Balance at beginning of period	$234	$50
Increase in warranty accrual	19	709
Change in liability for pre-existing warranties	4	(28)
Claims satisfied	(53)	(497)

Accrued warranty	$204	$234

Warranty expense was approximately $19,000 and $0.7 million for the years ended December 31, 2020 and 2019, respectively. The accrued warranty balances at December 31, 2020 and 2019 include $0.1 million and $0.2 million, respectively, relating to the voluntary recall of catheters, which was initiated in September 2019. Warranty expense is included in cost of revenue in the accompanying statements of operations.

Note 9—Paycheck Protection Program Promissory Note
In May 2020, the Company entered into a $2.0 million Paycheck Protection Program Promissory Note and Agreement (“PPP Promissory Note”) with a commercial bank under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. The PPP Promissory Note bears interest at 1.0% per annum. Under the terms of the PPP Promissory Note, payments would be due monthly beginning November 1, 2020 and the principal amount of the PPP Promissory Note along with any unpaid interest would be due on May 3, 2022. On June 5, 2020, the Paycheck Protection Program Flexibility Act of 2020 (the “PPPFA”) extended the deferral period for all loans to 10 months after the last day of the covered period. Under the revised terms, payments are due beginning August 2021 and the principal amount along with unpaid interest is due in May 2022. The Company has requested from its lender an extension of the loan maturity from two years to five years as permitted under the PPPFA. The principal and interest may be forgiven if the proceeds are used for forgivable purposes as defined by the terms in the PPP Promissory Note, and the Company believes it has used the proceeds from the PPP Promissory Note for forgivable purposes as defined by the terms of the PPP Promissory Note. The Company intends to apply for forgiveness under the provisions of the CARES Act. Forgiveness is subject to the sole approval of the Small Business Administration. Interest expense for the year ended December 31, 2020 was $13,000.
Note 10—Leases
The Company recognized
non-cash
right-of-use
assets and lease liabilities of $3.2 million upon adoption of ASU
2016-02
on January 1, 2019. The Company has two operating leases for office and manufacturing space which requires it to pay base rent and certain utilities. Monthly rent expense is recognized on a straight-line basis over the terms of the leases, which expire in 2027 and 2021.
At December 31, 2020 the weighted average remaining lease term was seven years. The operating leases are included in the balance sheet at the present value of the lease payments at a 7% discount rate using the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment as the leases do not provide an implicit rate.
For the years ended December 31, 2020 and 2019, operating lease expense and cash paid were each $0.5 million. Operating lease right-of-use
assets amortization was $0.4 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively. Variable costs are de minimis.
The following table presents the lease liabilities within the balance sheet, related to the Company’s operating leases as of December 31, 2020 (in thousands):

Years Ending December 31,
2021	$528
2022	432
2023	445
2024	459
2025	472
Thereafter	987

Total operating lease payments	$3,323

Less: imputed interest	(703)
Total operating lease liabilities	$2,620

Note 11—Equipment Financing
During 2018, the Company entered into four loan agreements to finance 25 automobiles. The loans mature in 2021 and bear interest at a weighted average interest rate of 6.5%. These loans are secured by the automobiles.

Interest expense for the years ended December 31, 2020 and 2019 was $28,000 and $48,000, respectively. The outstanding balance at December 31, 2020 was $0.3 million and included in equipment financing. The loans were repaid in March 2021.
Note 12—Loss per Share
The Company calculates basic loss per share by dividing net loss by the weighted average number of common shares outstanding during the reporting period. A net loss cannot be diluted, so when the Company is in a net loss position, basic and diluted loss per common share are the same. If in the future the Company achieves profitability, the denominator of a diluted earnings per common share calculation will include both the weighted-average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive. Dilutive common stock equivalents potentially include warrants, stock options and non-vested
restricted stock awards and units using the treasury stock method, along with the effect, if any, from outstanding convertible securities.
The Company’s outstanding warrants to purchase common stock have participation rights to any dividends that may be declared in the future and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, no loss is allocated to the participating securities since the holders have no contractual obligation to share in the losses of the Company.
Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share at December 31, 2020 consisted of warrants of 2,345,033, stock options of 142,171, restricted stock units of 33,548, restricted stock awards of 290,536 and Employee Stock Purchase Plan shares of 3,200.
Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share at December 31, 2019 consisted of stock options of 125,579, restricted stock units of 10,864 and Employee Stock Purchase Plan shares of 2,473.
Note 13—Stockholders’ Equity
Common stock
—In May 2020, the Company completed a public offering (the “May 2020 Offering”) of an aggregate of 888,888 shares of common stock, together with accompanying warrants to purchase up to an aggregate of 888,888 shares of common stock, at a public offering price of $11.25 per share and accompanying warrant. Each share of common stock was sold in the offering with one warrant to purchase one share of common stock. The warrants have an exercise price of $11.25 per share, are immediately exercisable, and expire five years following the date of issuance. Placement agent warrants were issued to purchase up to an aggregate of 62,222 shares of common stock, are immediately exercisable for an exercise price of $14.0625, and expire five years following the date of issuance. The Company received approximately $8.7 million in net proceeds, after deducting placement agent’s fees and other offering expenses of $1.3 million payable by it.
The warrants and placement agent warrants were valued at an aggregate $3.5 million using the Black-Scholes option pricing model based on the following assumptions; expected volatility 59.86%, risk-free interest rate 0.34%, expected dividend yield 0.00% and an expected term of 2.5 years.
In June 2020, the Company issued 73,506 shares of common stock in connection with the exercise of warrants issued in the May 2020 Offering.
At December 31, 2020, the Company had 815,382 shares and 62,222 shares of common stock reserved for issuance pursuant to the warrants and placement agent’s warrants, respectively, issued by the Company in the May 2020 Offering, at an exercise price of $11.25 per share and $14.0625 per share, respectively.

In August 2020, the Company completed another public offering (the “August 2020 Offering”) of an aggregate of 1,371,429 shares of common stock, together with accompanying warrants to purchase up to an aggregate of 1,371,429 shares of common stock, at a public offering price of $8.75 per share and accompanying warrant. Each share of common stock was sold in the offering with one warrant to purchase one share of common stock. The warrants have an exercise price of $8.75 per share, are immediately exercisable, and expire five years following the date of issuance. Placement agent warrants were issued to purchase up to an aggregate of 96,000 shares of common stock, are immediately exercisable for an exercise price of $10.9375, and expire five years following the date of issuance. The Company received approximately $10.4 million in net proceeds, after deducting placement agent’s fees and other estimated offering expenses of $1.6 million payable by it.
The warrants and placement agent warrants were valued at an aggregate $4.0 million using the Black-Scholes option pricing model based on the following assumptions; expected volatility 59.72%, risk-free interest rate 0.17%, expected dividend yield 0.00% and an expected term of 2.5 years.
At December 31, 2020, the Company had 1,371,429 shares and 96,000 shares of common stock reserved for issuance pursuant to the warrants and placement agent’s warrants, respectively, issued by the Company in the August 2020 Offering, at an exercise price of $8.75 per share and $10.9375 per share, respectively.
Preferred stock
—At December 31, 2020 and 2019, the Company has no shares of preferred stock outstanding.
Note 14—Stock-Based Compensation
On June 4, 2018, the 2018 Stock Compensation Plan was established (the “Compensation Plan”) whereby 132,000 shares of the Company’s common stock were reserved for issuance. On June 4, 2018, the Company’s board of directors authorized 76,076 replacement equity awards of stock options for awards that had been granted under a previous plan, and, on June 8, 2018, 53,633 restricted stock units (collectively, the “Replacement Awards”) to eligible employees, directors, consultants and service providers. The Compensation Plan terminated in connection with the adoption of the Company’s 2018 Equity Incentive Plan, described below, and, accordingly no new awards are available for issuance under this plan. The Compensation Plan continues to govern awards granted thereunder.
Stock options granted under the Compensation Plan, including those granted as a component of the Replacement Awards, generally vest 33% on the first anniversary of the grant date with the balance vesting monthly over the remaining two years. The restricted stock units granted under the Compensation Plan, including those granted as a component of the Replacement Awards, include a service condition and a performance condition. The service condition generally begins on the grant date and continues through January 2020 and the restricted stock units vest at various times commencing March 27, 2019 until January 2020. The performance condition related to the Company completing its IPO and the vesting of the restricted stock units were contingent upon the achievement of such IPO, which was achieved on October 1, 2018.
The restricted stock units granted under the Compensation Plan, including those granted as a component of the Replacement Awards, include a service condition and a performance condition. The service condition generally begins on the grant date and continues through January 2020 and the restricted stock units vest at various times commencing the day following the expiration of the lock-up
until January 2020. The performance condition related to the Company completing its IPO and the vesting of the restricted stock units were contingent upon the achievement of such IPO, which was achieved on October 1, 2018. Stock options granted under the 2018 Plan generally vest 25% on the first anniversary of the vesting commencement date with the balance vesting monthly over the remaining three years. Restricted stock units granted under the 2018 plan generally have a vesting schedule with one third of the total number of shares underlying the restricted stock units vesting on the first anniversary of the vesting commencement date and one sixth of the total shares vesting every six months thereafter such that the award will be fully vested on the third anniversary of the vesting commencement date.

In September 2018, the Company’s board of directors adopted, and the Company’s stockholders approved, the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). As of December 31, 2020, 110,329 shares of common stock are reserved for future issuance pursuant to the Company’s 2018 Plan. In addition, the shares reserved for issuance under the 2018 Plan include (1) those shares reserved but unissued under the Compensation Plan as of the date of stockholder approval of the 2018 Plan and (2) shares of common stock subject to or issued pursuant to awards granted under the Compensation Plan that, after the date of stockholder approval of the 2018 Plan, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by us (provided that the maximum number of shares that may be added to the 2018 Plan pursuant to (1) and (2) is 132,000 shares). The 2018 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code to the Company’s employees and any of the Company’s parent and subsidiary corporations’ employees, if applicable, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to the Company’s employees, directors and consultants and the Company’s parent and subsidiary corporations’ employees, if applicable, and consultants. The number of shares available for issuance under the Company’s 2018 Plan also includes an annual increase on the first day of each fiscal year beginning with our 2019 fiscal year, equal to the least of 1) 65,285 shares; 2) five percent (5%) of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or 3) such other amount as our board of directors may determine.
In March 2020 the Company adopted the 2020 Inducement Equity Incentive Plan (the “2020 Plan”) with the purpose of attracting, retaining and incentivizing employees in furtherance of the Company’s success. The 2020 Plan was adopted without stockholder approval pursuant to Rule 303A.08 of the New York Stock Exchange rules. In accordance with New York Stock Exchange rules, this plan is used to offer equity awards as material inducements for new employees to join the Company. On adoption, 32,000 shares of common stock were reserved solely for the granting of inducement stock options, restricted stock, restricted stock units and other awards. The 2020 Plan provides for the granting of stock options with exercise prices equal to the fair market value of our common stock on the date of grant. During the year ended December 31, 2020 there were 18,000 stock options granted with a weighted average exercise price of $25.50. There are 3,375 exercisable options in the 2020 Plan at December 31, 2020. During the year ended December 31, 2020, 5,000 restricted stock awards were granted, of which 625 vested, with a grant date fair value of $0.1 million, under the 2020 Plan.
A summary of the activity and related information of the stock options issued under the 2018 Equity Incentive Plan and the Compensation Plan is presented below:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2018	76,804	$714.75	9.43	$—

Granted	60,854	30.50
Forfeited	(12,079)	670.25

Outstanding at December 31, 2019	125,579	$387.50	9.43	$—

Granted	11,729	30.69
Forfeited	(13,137)	297.57

Outstanding at December 31, 2020	124,171	$363.31	6.42	$—

Exercisable at December 31, 2020	84,376	$466.78	5.89	$—

Vested and expected to vest at December 31, 2020	124,171	$363.31	6.42	$—

A summary of the activity and related information of the restricted stock units is presented below:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2018	59,767	$672.75
Granted	12,010	98.75
Vested and released	(48,269)	698.25
Forfeited	(12,644)	497.75

Outstanding at December 31, 2019	10,864	$128.82
Granted	32,019	10.82
Vested and released	(7,906)	114.55
Forfeited	(1,429)	101.79

Outstanding at December 31, 2020	33,548	$21.93

A summary of the activity and related information of the restricted stock awards is presented below:

	Restricted Stock Awards (in shares)	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2019	—	$—
Granted	286,161	4.77
Forfeited	—	—
Vested	—	—

Outstanding at December 31, 2020	286,161	$4.77

Stock-based compensation expense recorded in operating expenses was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Selling, general and administrative	$3,235	$16,141
Research and development	444	1,537

Stock-based compensation in operating expenses	$3,679	$17,678

Stock-based compensation amounts of $0.2 million and $1.0 million were capitalized to property and equipment and inventory during the years ended December 31, 2020 and 2019, respectively.
Unrecognized compensation expense for stock options issued as of December 31, 2020 was $1.8 million and is expected to be recognized over a weighted-average period of 1.2 years. Unrecognized compensation expense for the restricted stock units as of December 31, 2020 was $0.6 million and is expected to be recognized over a weighted-average period of 1.9 years. Unrecognized compensation expense for the restricted stock awards as of December 31, 2020 was $1.4 million and is expected to be recognized over a weighted-average period of 2.8 years.

The fair value of the stock options issued under the 2018 Plan was estimated using the Black Scholes option pricing model and the weighted-average assumptions used in the model are noted in the following table:

	Year Ended December 31,
	2020	2019
Risk-free interest rate	1.3%	1.6%
Volatility	58.96%	59.26%
Expected dividend yield	0.00%	0.00%
Expected life (in years)	5.8	5.9
The fair value of the stock options issued under the 2020 Plan was estimated using the Black Scholes option pricing model and the weighted-average assumptions used in the model are noted in the following table:

Year Ended December 31,
2020
Risk-free interest rate	0.5%
Volatility	58.33%
Expected dividend yield	0.00%
Expected life (in years)	6.3
The Company’s 2018 Employee Stock Purchase Plan (ESPP) became effective in September 2018. A total of 19,463 shares of common stock were available for sale under our ESPP as of December 31, 2020. Under the Company’s ESPP, eligible employees are allowed to purchase the Company’s stock at a discounted price, which is 85% of the lower market price of the Company’s common stock at the beginning or at the end of the six-month
purchase period. The Company issued 5,278 and 368 shares in exchange for $42,000 and $37,000 in the years ended December 31, 2020 and 2019, respectively, under the ESPP. The number of shares of common stock that will be available for sale under the ESPP also includes an annual increase on the first day of each fiscal year beginning with our 2019 fiscal year, equal to the least of (1) 11,870 shares; (2) one and one quarter percent (1.25%) of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (3) such other amount as the administrator may determine.
Note 15—Income Taxes
A reconciliation of the differences between the United States statutory federal income tax rate and the effective tax rate as provided in the statements of operations is as follows:

	Year Ended December 31,
	2020	2019
Tax computed at the federal statutory rate	21.0%	21.0%
State income taxes, net of federal benefits	5.1	1.9
Nondeductible expenses	(0.1)	(0.4)
Stock-based compensation	(2.2)	(9.5)
Deferred tax adjustments	(57.0)	—
Change in valuation allowance	33.2	(13.0)

	—	—

The federal and state income tax provision is summarized as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current
Federal	$—	$—
State	7	15

	7	15
Deferred
Federal	—	—
State	—	—

	—	—

Income tax expense	$7	$15

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, and (b) operating losses and tax credit carryforwards.
The tax effects of significant components of the Company’s deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2020	2019
Deferred Tax Assets:
Net operating loss carryforwards	$3,720	$16,096
Operating lease liabilities	691	766
Other accruals	101	61
Accrued compensation	448	—
Reserves	299	301
Deferred revenue	642	850
Intangible assets	32	253
Stock-based compensation	4,910	4,821

Total gross deferred tax assets	$10,843	$23,148
Deferred Tax Liabilities:
Property and equipment	(805)	(1,026)
Operating lease right-of-use assets	(655)	(739)
Other	(61)	(92)

Total gross deferred tax liabilities	$(1,521)	$(1,857)
Valuation allowance	(9,322)	(21,291)

Total deferred taxes	$—	$—

At December 31, 2020, the Company had available federal and state net operating loss carryforwards of approximately $14.3 million and $13.4 million, respectively, which may be used to offset future federal and state taxable earnings. The federal net operating loss can be carried forward indefinitely and the state net operating losses begin expiring in 2032. Use of these net operating loss carryforwards may be significantly limited under the tax rules regarding the use of losses following an ownership change under Internal Revenue Code (“IRC”) Section 382. The Company has completed an IRC Section 382 analysis regarding the limitation of net operating losses through December 31, 2020 and determined that an ownership change occurred in May 2020. The

Company calculated the limitation on net operating losses and other tax attributes and reduced the value of the deferred tax assets resulting in a tax expense impact of $20.8M. The tax expense was offset by tax benefit recorded on the reduction in valuation allowance recorded for the deferred tax assets for the year ended December 31, 2020.
As of December 31, 2020, the Company does not have any unrecognized tax benefits. The Company does not anticipate that the amount of unrecognized tax benefits will significantly increase in the next 12 months. There were no interest and penalties accrued as of December 31, 2020. The Company files U.S. federal and various states income tax returns, which are subject to examination by the taxing authorities for years 2016 and later. However, the federal net operating loss carryover may be adjusted three years from the date the loss is utilized on an income tax return.
ASC 740,
Income Taxes
, requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is not currently more likely than not to be realized and, accordingly, has provided a full valuation allowance at December 31, 2020 and 2019.
On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (CARES) Act (H.R. 748) which includes a number of provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. Under ASC 740, the effects of new legislation are recognized upon enactment. Accordingly, the effects of the CARES Act have been incorporated into the income tax provision computation for the year ended December 31, 2020. These provisions did not have a material impact on the income tax provision.
The Consolidated Appropriations Act, 2021 (CAA 2021), which was signed into law on December 27, 2020, provided that deductions are allowed for otherwise deductible expenses paid with the proceeds of a Paycheck Protection Program (PPP) loan that is forgiven and that the tax basis and other attributes of the borrower’s assets will not be reduced as a result of the loan forgiveness. Prior to the enaction of the CCA, the deductions paid with proceeds of a PPP loan that was forgiven were not allowed. These provisions did not have a material impact on the income tax provision.
Note 16—Commitments and Contingencies
Legal
—In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.
Securities Litigation
On June 7, 2019, a putative securities class action complaint captioned
Derr v. Ra Medical Systems, Inc., et. al.,
(Civil Action no. 19CV1079 LAB NLS) was filed in the United States District Court for the Southern District of California against the Company, certain current and former officers and directors, and certain underwriters of the Company’s IPO. Following the appointment of a lead plaintiff and the filing of a subsequent amended complaint, the lawsuit alleges that the defendants made material misstatements or omissions in the Company’s registration statement in violation of Sections 11 and 15 of the Securities Act of 1933 and between September 27, 2018 and November 27, 2019, inclusive, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Management intends to vigorously defend the Company against this lawsuit. On March 11, 2020, lead plaintiffs voluntarily dismissed the underwriter defendants without prejudice. On March 13, 2020, defendants filed a motion to dismiss the amended complaint. On July 14, 2020, the court informed the parties that the motion to dismiss is suitable for decision without oral argument. At this time, the Company cannot predict how a court or jury will rule on the merits of the claims and/or the scope of the potential loss in the event of an adverse outcome. Should the Company ultimately be found liable, the liability could have a material adverse effect on the Company’s financial condition and its results of operations for the period or periods in which it is incurred. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.
On October 1, 2019, a shareholder derivative complaint captioned
Noel Borg v. Dean Irwin, et. al
(Civil Action no.
1:99-cm-09999)
was filed in the United States District Court for the District of Delaware against certain current and former officers and directors, purportedly on behalf of the Company, which is named as a nominal defendant in the action. The complaint alleges breaches of fiduciary duty, unjust enrichment, waste, and violations of Section 14(a) of the Securities Exchange Act of 1934. On October 21, 2019, pursuant to the parties’ stipulation, the court stayed the derivative lawsuit until the related class action is resolved. While the Company has obligations to indemnify and/or advance the defendants’ legal fees and costs in connection with this lawsuit, any monetary recovery from the defendants would be to the benefit of the Company. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.
Government Investigations
As previously announced in the Form
8-K
filed on August 12, 2019, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) conducted an investigation of certain allegations raised by a former employee. The Company announced the Audit Committee’s findings in the Form
8-K
filed on October 31, 2019. The primary investigative findings were: (i) the DABRA catheter frequently failed to calibrate and occasionally overheated, posing a risk of injury to physicians and patients; (ii) the Company’s explanations regarding its fourth quarter 2018 and first quarter 2019 sales created a risk of confusion because they did not explicitly reference inconsistent DABRA catheter performance and catheter failures; (iii) the Company failed to timely make at least two Medical Device Reports, or MDRs, to the FDA; (iv) the Company, out of a concern for the DABRA catheters’ performance, engaged in systematic efforts to replace product held by customers, which constituted product recalls, but were not documented as such, (v) the Company lack documentation of sufficient detail and specificity to support certain payments to physicians, ostensibly for training and consulting services, and as to three physicians did not accurately reflect the purpose and nature of approximately $300,000 of payments, which could be perceived as an improper attempt to obtain business or to gain special advantage, (vi) while the indication for use in the 510(k) clearance the Company obtained for the DABRA system is not for atherectomy, the Company’s salespeople were instructed to characterize DABRA as performing atherectomy and to encourage doctors to seek reimbursement using atherectomy codes, (vii) the Company’s determinations to direct potentially valuable benefits and opportunities to doctors were informed in part by sales prospects, and (viii) the Company received complaints regarding regulatory or compliance concerns that, because they implicated executive officers, should have been brought to the attention of the Board or the Audit Committee, but were not. The Audit Committee, in reviewing the allegations, identified certain behavior inconsistent with the Company’s Code of Ethics and Conduct and related policies.
On December 28, 2020, the Company entered into a Settlement Agreement with the United States of America, acting through the DOJ and on behalf of the OIG, to resolve the pending DOJ investigation and a related civil action concerning our marketing of the DABRA laser system and DABRA-related remuneration to certain physicians. In connection with the Settlement Agreement, the Company also has reached tentative agreements that, if executed by participating states, resolve previously disclosed related investigations conducted by certain state attorneys general.
The Settlement Agreement recites that a complaint filed by a former employee on behalf of the federal government in the United States District Court for the Eastern District of Michigan, and subsequently amended to assert claims on behalf of certain states, alleged, among other things, that the Company violated the False Claims Act, 31 U.S.C. § 3729, and certain state false claims acts by paying kickbacks to certain physicians in order to induce them to use the DABRA laser system, promoting off-label
use of the DABRA laser system, failing to report adverse events to the United States Food and Drug Administration, marketing a device that does not work as advertised, and failing to adhere to Current Good Manufacturing Practices. The complaint, which was settled in connection with the Settlement Agreement, also alleged that we unlawfully retaliated against the former employee. Separate from the former employee’s allegations in the civil action, the United States and the participating states contend that from May 1, 2017 through October 31, 2019, the Company (a) paid illegal remuneration to certain physicians to induce them to use the DABRA laser system in violation of the federal anti-kickback statute and (b) marketed the DABRA laser system for off-label
use in atherectomy procedures despite product performance issues causing calibration and overheating problems, which posed a risk to physicians and patients (the “Covered Conduct”). The Company denies the allegations in the civil action and those asserted by the United States and the participating states, and the settlement does not constitute an admission of liability or wrongdoing by the Company.
Under the Settlement Agreement, and the tentative agreements with the participating states, the Company is required to make an initial payment of $2.5 million, of which the Company paid $2.4 million in December 2020 and will pay the remaining $0.1 million when the agreements with the participating states are finalized. Pursuant to the terms of the Settlement Agreement, (a) if its revenue exceeds $10 million in any of the next four fiscal years (2021-2024), it also is required to pay an additional amount in settlement for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024; (b) if it is acquired or is otherwise involved in a change in control transaction in the years 2020 through 2024, it is required to pay an additional settlement amount of $5 million, plus 4% of the value attributed to the Company in the transaction, so long as the attributed value is in excess of $100 million, with the total change in control payment never to exceed $28 million; and (c) if its obligations under the Settlement Agreement are avoided by bankruptcy, the United States may rescind the releases and bring an action against the Company in which the Company agrees is not subject to an automatic stay, is not subject to any statute of limitations, estoppel or laches defense, and is a valid claim in the amount of $56 million, minus any prior change in control payments. Under the Settlement Agreement, the Company also paid the former employee’s reasonable expenses, costs and attorneys’ fees, which amount to $0.2 million. The Company has expensed $2.7 million and has remaining accrued expenses of $0.3 million at December 31, 2020 relating to this matter.
The OIG has agreed, conditioned upon our full payment of amounts owed in the Settlement Agreement, and in consideration of the Company’s obligations under a Corporate Integrity Agreement, to release its permissive exclusion rights and refrain from instituting any administrative action seeking to exclude it from participating in Medicare, Medicaid, or other federal health care programs as a result of the Covered Conduct. The Corporate Integrity Agreement has a five-year term and imposes monitoring, reporting, certification, documentation, oversight, screening, and training obligations on the Company, including the hiring of a compliance officer and independent review organization.
Pursuant to the terms of the Settlement Agreement, the United States and the former employee have dismissed the complaint against the Company with prejudice, and have released the Company from any civil or administrative monetary liability arising under the Covered Conduct. The Settlement Agreement does not include a release for any conduct other than the Covered Conduct or any criminal liability related to the Covered Conduct. The Settlement Agreement does not release any claims under investigation by the SEC.
As also previously announced, the Company voluntarily contacted the SEC’s Enforcement Division regarding the Audit Committee’s investigation. On November 13, 2019, the SEC notified the Company that it is conducting an investigation. The Company has been, and intends to continue, cooperating with the SEC in this ongoing investigation. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.

On November 21, 2019, the Company became aware that the Criminal Division, Fraud Section of the DOJ has an open investigation related to the Company. At this time, it is unclear if the Company is a target in this investigation. The Company has been, and intends to continue, cooperating with the DOJ in its active and ongoing investigation. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.
Other Litigation
On August 30, 2018, Strata Skin Sciences, Inc. (“Strata”) and Uri Geiger, a member of the board of directors of Strata Skin Sciences, Inc. (collectively “Strata”) filed an action against the Company in Court of Common Pleas of, Montgomery County, Pennsylvania (Civil Action
No. 18-21421)
(the “Pennsylvania Case”), requesting declaratory relief that: (1) Strata and Mr. Geiger are not liable for tortious interference, defamation, libel, or unfair competition based on an
e-mail
by Mr. Geiger to an investment bank (the “Geiger Email”); (2) Strata and Mr. Geiger made no actionable statements about the Company to such investment bank; (3) the Company cannot enforce the 2011 settlement and release agreement between the Company and PhotoMedex, Inc. (“Settlement Agreement”) against Strata; and (4) that any dispute regarding the Geiger Email does not relate to the Settlement Agreement. The action filed by Strata and Mr. Geiger does not request any monetary damages.
On May 16, 2019, the Company filed an action against Strata, Mr. Geiger and Accelmed Growth Partners, L.P. (collectively, the “Strata Parties”) in the United States District Court for the Southern District of California (Civil Action No.
19-cv-0920-AJB-MSB
(the “California Case”)) alleging (1) breach of the Settlement Agreement, (2) intentional interference in contractual relations, (3) intentional interference in prospective economic relations, and (4) trade libel. In the California Case, the Company alleges, among other things, that the statements in the Geiger Email regarding alleged patent infringement constitute a breach of the Settlement Agreement, that the Strata Parties employed deceptive practices designed to delay the Company’s initial public offering and reduce the amount of capital raised by the Company, and that statements in the Geiger Email regarding patent infringement, off label promotion and reimbursement constitute trade libel.
On August 11, 2020, the Company and the Strata Parties executed a settlement agreement, dated as of August 6, 2020, that includes a mutual release of claims and an agreement to terminate the Pennsylvania Case and the California Case.
On February 12, 2020, Dean Irwin, the Company’s former Chief Executive Officer, filed a Demand for Arbitration, alleging that the Company attempted to coerce him into signing a non-standard
separation agreement and release of claims, contrary to the terms of his Severance Agreement. Mr. Irwin claims that he was willing to sign the Company’s standard separation agreement and release of claims. Based on this allegation, Mr. Irwin is claiming nonpayment of wages, penalties for nonpayment of wages, failure to provide wage statements, breach of contract, and breach of implied covenant of good faith and fair dealing. On December 21, 2020, the arbitrator granted summary judgment in favor of the Company on four of the five issues raised by Mr. Irwin in the arbitration. The Company and Mr. Irwin executed a settlement agreement, effective as of January 19, 2021, whereby the Company paid Mr. Irwin $265,000 in exchange for a mutual release of claims and dismissal of the arbitration. The Company has accrued this settlement amount at December 31, 2020.
401(k)
—
In January 2019, the Company established a defined contribution plan under Section 401(k) of the Internal Revenue Code (“401(k) Plan”) that the Company administers for participating employees’ contributions. All full-time employees are eligible under the 401(k) Plan. The Company will make contributions, based on a match of 100% of each employee’s contribution up to 3% and 50% of contributions between 3% and 5%, with the match-eligible contribution being limited to 4% of the employee’s eligible compensation. The Company match expense was $0.3 million for each of the years ended December 31, 2020 and 2019.

Note 17—Net Revenue by Geography
Net revenue, classified by the major geographic areas in which our customers are located, was as follows (in thousands):

	Year Ended December 31,
	2020	2019
United States	$259	$1,273
All other countries	—	—

Net revenue	$259	$1,273

RA MEDICAL SYSTEMS, INC.
Condensed Balance Sheets
(in thousands, except par value data)
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$20,616	$23,906
Accounts receivable, net	17	24
Inventories	997	877
Prepaid expenses and other current assets	1,169	1,100
Current assets of discontinued operations	—	1,713

Total current assets	22,799	27,620
Property and equipment, net	2,030	2,527
Operating lease right-of-use assets	2,205	2,484
Other long-term assets	45	45
Long-term assets of discontinued operations	—	762

TOTAL ASSETS	$27,079	$33,438

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$543	$471
Accrued expenses	2,632	4,147
Current portion of operating lease liabilities	301	356
Current portion of equipment financing	—	265
Current portion of PPP promissory note	—	421
Current liabilities of discontinued operations	—	2,102

Total current liabilities	3,476	7,762
Operating lease liabilities	2,054	2,264
PPP promissory note	—	1,579
Long-term liabilities of discontinued operations	—	686

Total liabilities	5,530	12,291

Commitments and contingencies (Note 14)
Stockholders’ Equity
Preferred stock, $0.0001 par value; 10,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value; 300,000 shares authorized; 7,042 and 3,189 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	7	7
Additional paid-in capital	191,527	174,342
Accumulated deficit	(169,985)	(153,202)

Total stockholders’ equity	21,549	21,147

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,079	$33,438

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues
Product sales	$5	$66	$17	$254
Service and other	—	2	—	5

Total net revenues	5	68	17	259

Cost of revenues
Product sales	68	323	676	1,131
Service and other	178	245	537	615

Total cost of revenues	246	568	1,213	1,746

Gross loss	(241)	(500)	(1,196)	(1,487)

Operating expenses
Selling, general and administrative	4,211	4,695	11,285	18,154
Research and development	2,942	2,312	8,521	5,534

Total operating expenses	7,153	7,007	19,806	23,688

Operating loss	(7,394)	(7,507)	(21,002)	(25,175)

Other income (expense), net
Other income (expense), net	16	(8)	5	97
Gain on extinguishment of PPP promissory note	—	—	2,023	—

Total other income (expense), net	16	(8)	2,028	97

Loss from continuing operations before income taxes	(7,378)	(7,515)	(18,974)	(25,078)
Income taxes	—	—	—	—

Loss from continuing operations	(7,378)	(7,515)	(18,974)	(25,078)

Discontinued operations (Note 3)
Income (loss) from discontinued operations (including gain on sale of $3,500 in 2021) before income taxes	3,080	(264)	2,191	(523)
Income taxes	—	—	—	—

Income (loss) from discontinued operations	3,080	(264)	2,191	(523)

Net loss	$(4,298)	$(7,779)	$(16,783)	$(25,601)

Net (loss) income per share, basic and diluted
Continuing operations	$(1.15)	$(3.15)	$(4.23)	$(19.32)
Discontinued operations	0.48	(0.11)	0.49	(0.40)

Total net loss per share, basic and diluted	$(0.67)	$(3.26)	$(3.74)	$(19.72)

Weighted average number of shares used in computing net income (loss) per share, basic and diluted	6,415	2,386	4,487	1,298

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.
Condensed Statements of Comprehensive Loss
(in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(4,298)	$(7,779)	$(16,783)	$(25,601)
Other comprehensive loss:
Unrealized losses related to short-term investments	—	—	—	(26)

Comprehensive loss	$(4,298)	$(7,779)	$(16,783)	$(25,627)

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.
Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,783)	$(25,601)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of discontinued operations	(3,473)	—
Gain on extinguishment of PPP promissory note	(2,023)	—
Stock-based compensation	1,967	3,044
Depreciation and amortization	1,250	1,845
(Gain) loss on sales and disposals of property and equipment	(489)	64
Provision for doubtful accounts	—	25
Changes in operating assets and liabilities:
Accounts receivable	93	286
Inventories	(262)	78
Prepaid expenses and other assets	9	1,437
Accounts payable	171	(633)
Accrued expenses	(1,875)	1,678
Deferred revenue	(234)	(876)
Other liabilities	(265)	(237)

Net cash used in operating activities	(21,914)	(18,890)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	3,700	—
Payment of fees related to sale of discontinued operations	(227)	—
Proceeds from sales of property and equipment	554	—
Purchases of property and equipment	(224)	(72)
Proceeds from maturities of available-for-sale securities	—	16,000

Net cash provided by investing activities	3,803	15,928

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants, net	15,430	19,887
Payments of offering costs related to the issuance of common stock and warrants	(370)	(499)
Payments on equipment financing	(265)	(218)
Proceeds from purchases under employee stock purchase plan	26	27
Proceeds from PPP promissory note	—	2,000
Proceeds from issuance of common stock in connection with the exercise of warrants	—	827

Net cash provided by financing activities	14,821	22,024

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,290)	19,062
CASH AND CASH EQUIVALENTS, beginning of period	23,906	14,584

CASH AND CASH EQUIVALENTS, end of period	$20,616	$33,646

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unpaid property and equipment	$26	$—

Unpaid offering costs	$—	$281

Transfer of lasers from inventories to property and equipment	$—	$107

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for interest	$2	$23

Cash payments for taxes	$2	$—

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.
Condensed Statements of Stockholders’ Equity
(in thousands)
(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2020	3,189	$7	$174,342	$—	$(153,202)	$21,147
Common stock issued, net	35	—	65	—	—	65
Stock-based compensation	35	—	1,169	—	—	1,169
Net loss	—	—	—	—	(7,236)	(7,236)

Balances at March 31, 2021	3,259	7	175,576	—	(160,438)	15,145
Common stock issued, net	2,582	—	10,645	—	—	10,645
Common stock issued pursuant to the vesting of restricted stock units and employee stock purchase plan	6	—	26	—	—	26
Stock-based compensation	56	—	696	—	—	696
Net loss	—	—	—	—	(5,249)	(5,249)

Balances at June 30, 2021	5,903	7	186,943	—	(165,687)	21,263
Common stock issued, net	1,139	—	4,350	—	—	4,350
Warrant issued	—	—	132	—	—	132
Stock-based compensation	—	—	102	—	—	102
Net loss	—	—	—	—	(4,298)	(4,298)

Balances at September 30, 2021	7,042	$7	$191,527	$—	$(169,985)	$21,549

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2019	551	$1	$150,280	$26	$(117,157)	$33,150
Common stock issued	5	—	—	—	—	—
Stock-based compensation	—	—	1,047	—	—	1,047
Other comprehensive loss	—	—	—	(22)	—	(22)
Net loss	—	—	—	—	(7,701)	(7,701)

Balances at March 31, 2020	556	1	151,327	4	(124,858)	26,474
Common stock issued, net	889	2	5,282	—	—	5,284
Warrants issued, net	—	—	3,464	—	—	3,464
Exercise of warrants	73	1	826	—	—	827
Common stock issued pursuant to the vesting of restricted stock units and employee stock purchase plan	9	—	27	—	—	27
Stock-based compensation	—	—	1,033	—	—	1,033
Other comprehensive loss	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	(10,121)	(10,121)

Balances at June 30, 2020	1,527	4	161,959	—	(134,979)	26,984
Common stock issued, net	1,371	3	6,338	—	—	6,341
Warrants issued, net	—		4,028	—	—	4,028
Stock-based compensation	—		964	—	—	964
Net loss	—		—	—	(7,779)	(7,779)

Balances at September 30, 2020	2,898	$7	$173,289	$—	$(142,758)	$30,538

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.
Notes to Unaudited Condensed Financial Statements
Note 1. Organization and Nature of Operations
The Company
Ra Medical Systems, Inc. (the “Company”) is a medical device company that develops, manufactures and markets an advanced excimer laser and single-use
catheter system, together referred to as “DABRA”, used by physicians as a tool in the treatment of peripheral artery disease (“PAD”). The Company was formed on September 4, 2002 in the state of California and reincorporated in Delaware on July 14, 2018.
On August 16, 2021, the Company completed the sale of its Pharos dermatology business (the “Dermatology Business”). As a result, the Company has reported the operating results of the Dermatology Business as discontinued operations in the condensed statements of operations for all periods presented. In addition, the related assets and liabilities associated with the Dermatology Business were reported as assets of discontinued operations and liabilities of discontinued operations in the condensed balance sheets. Unless otherwise noted, discussion within these notes to the unaudited condensed financial statements relates to continuing operations. See
Note 3. Discontinued Operations
for additional information.
Reverse Stock Split
On November 16, 2020, the Company filed a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to affect a reverse stock split of the Company’s common stock at a ratio of one-for-twenty-five
(“Reverse Stock Split”). The Reverse Stock Split became effective as of 4:01 p.m. Eastern time on November 16, 2020, and the Company’s common stock began trading on the New York Stock Exchange on a post-split basis on November 17, 2020. Unless otherwise noted, all share and per share numbers contained in these financial statements are reflected on a post-split basis.
COVID-19
and Market Conditions
The global spread of the novel coronavirus
(“COVID-19”)
has created significant volatility, uncertainty and economic disruption. The ultimate effects of
COVID-19
on the Company’s business, operations and financial condition are unknown at this time. In the near term, the Company expects that enrollment in its atherectomy clinical trial will continue to be slowed, as patients elect to postpone voluntary treatments and many physicians’ offices have been either closed or operating at a reduced capacity. The Company’s manufacturing facility located in Carlsbad, California is currently operational. The Company has experienced delays in receiving shipments of parts which has had an impact on the timing of its key engineering efforts but has not affected its ability to support its atherectomy clinical study. However, the extent to which
COVID-19
impacts its business will depend on future developments which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and the actions to contain it or treat its impact, among others. The Company is also experiencing increased difficulty in attracting and retaining key personnel due to a tight labor market.
Going Concern
The Company has experienced recurring net losses from operations and negative cash flows from operating activities, has a significant accumulated deficit and expects to continue to incur net losses into the foreseeable future. The Company had an accumulated deficit of $170.0 million at September 30, 2021. For the nine months ended September 30, 2021, the Company used cash of $21.9 million in operating activities from continuing and discontinued operations. As of September 30, 2021, the Company had cash and cash equivalents of $20.6 million.

Management expects operating losses and negative cash flows to continue for the foreseeable future with the Company’s reduced commercial footprint, and as the Company continues to incur costs related to its atherectomy clinical trial, engineering efforts to improve the shelf life of its catheters and develop next generation products and legal costs associated with ongoing litigation. In September 2020, the Company paused commercial sales of the DABRA catheter not being used for the atherectomy clinical trial while it conducted further studies on the stability of its shelf life. The Company submitted additional test data with respect to the DABRA catheter shelf life in March 2021, which was cleared by the U.S. Food and Drug Administration in July 2021. Although eligible, the Company has not resumed commercial sales and is evaluating its commercial catheter strategy. The Company also expects the
COVID-19
pandemic to have a continued negative impact on the timing of enrollment in its atherectomy clinical trial as well as the Company’s ability to secure additional financing in a timely manner or on favorable terms, if at all.
Management believes that, based on the Company’s liquidity resources, there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of the financial statements.
Although the Company bolstered its liquidity resources in 2021 and 2020, has an effective shelf registration statement and an “at the market” (“ATM”) offering to allow it to raise additional capital when the opportunities permit and may receive additional funds from the exercise of its warrants depending on market conditions, management has concluded that the aforementioned conditions, including the ongoing uncertainty related to the negative impacts of the
COVID-19
pandemic, continue to raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of the financial statements. Management plans to address this uncertainty by raising additional funds, if necessary, through public or private equity or debt financings as well as by engaging in regular and ongoing reviews of its business model and strategic options to help ensure that the Company is focusing its cash resources on advancing its key corporate initiatives. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders.
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.
Note 2. Significant Accounting Policies
Basis of Presentation
The unaudited interim condensed financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments of a normal and recurring nature that are necessary for the fair presentation of the Company’s condensed balance sheets, results of operations, cash flows and statements of stockholders’ equity for the periods presented. The results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period. The balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date after reclassifications related to discontinued operations. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s Annual Report on Form
10-K
filed with the Securities and Exchange Commission (“SEC”) on March 17, 2021.
Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation.

Use of estimates
The unaudited condensed financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and reported disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s financial statements are based upon a number of estimates, including but not limited to, allowance for doubtful accounts, evaluation of impairment of assets, reserves for warranty costs including product recalls, evaluation of probable loss contingencies, fair value of stock option awards granted and revenue recognition for multiple performance obligations.
Fair Value Measurements
Fair value represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier value hierarchy is used to identify inputs used in measuring fair value as follows:
Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;
Level 2—Inputs other than the quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.
The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. The Company measures its cash and cash equivalents and short-term investments at fair value.
Inventories
Inventories are stated at the lower of cost
(first-in,
first-out
method) or net realizable value. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories. The Company reduces the carrying value of inventories for those items that are potentially excess or obsolete based on changes in customer demand, technological developments or other economic factors.
Catheters are manufactured
in-house,
and each catheter is tested at various stages of the manufacturing process for adherence to quality standards. Catheters that do not meet functionality specification at each test point are destroyed and immediately written off, with the expense recorded in cost of revenue in the statements of operations. Once manufactured, completed catheters that pass quality assurance are sent to a third-party for sterilization and sealed in a sterile container. Upon return from the third-party sterilizer, a sample of catheters from each batch are re-tested.
If the sample tests are successful, the batch is accepted into finished goods inventory. If the sample tests are unsuccessful, the entire batch is written off with the expense recorded in cost of revenue in the statements of operations.
Revenue
The Company generates revenue from the sales of products and services. Product sales consist of the sales of catheters for use with the DABRA laser system. The Company has paused selling commercial product and is only selling catheters for use in the atherectomy clinical trial. The Company’s sales agreements generally do not include right-of-return
provisions for any form of consideration, including partial refund or credit against amounts owed to the Company. Services and other revenue primarily consist of billable services, including fees related to DABRA laser commercial usage agreements.
Catheter Revenue
When engaged in commercial sales, the Company enters into a DABRA laser commercial usage agreement or DABRA laser placement acknowledgement with each customer that is supplied a DABRA laser, collectively the “usage agreement”, which provides for specific terms of continued use of the DABRA laser, including a nominal periodic fee. The terms of a usage agreement typically allow the Company to place a DABRA laser at a customer’s specified location without a specified contract term. Under the usage agreement terms, the Company retains all ownership rights to the DABRA laser and is permitted to request the return of the equipment within 10 business days of notification. While the periodic fees are nominal, the usage agreement provides the Company the exclusive rights to supply related single-use
catheters to the customer which aggregate the majority of the product sales revenue. There are no specified minimum purchase commitments for the catheters.
The Company recognizes revenue associated with the usage agreements and catheter supply arrangements in accordance with Financial Accounting Standards Board (“FASB”) “
Revenue from Contracts with Customers (Topic 606),”
since (i) the contracts primarily include variable payments, (ii) the catheters are priced at their standalone selling price and (iii) the laser equipment is insignificant in the context of the contract. Revenue is recognized when the performance obligation is satisfied which is generally upon shipment of the catheters.
Distributor Transactions
In certain markets outside the U.S., the Company sold products and provided services to customers through distributors that specialize in medical device products. The terms of sales transactions through distributors were generally consistent with the terms of direct sales to customers. The Company accounted for these transactions in accordance with the Company’s revenue recognition policy described herein.
The following accounting policies are specifically related to the Company’s discontinued operations:
Laser Sales
The Company recognized revenue on laser sales at the point in time that control transferred to the customer. Control of the product typically transferred upon shipment.
Warranty Service Revenue
The Company typically provided a
12-month
warranty with the purchase of its laser systems. Customers could extend the warranty period through the purchase of extended warranty service contracts. Extended warranty service contracts were sold with contract terms ranging from 12 to 60 months and covered periods after the end of the initial
12-month
warranty period. The warranty provided the customer with maintenance services in addition to the assurance that the laser product complied with agreed-upon specifications. Therefore, the warranty service was treated as a separate performance obligation from the laser system. Warranty services were a stand-ready obligation, and the Company recognized revenue on a straight-line basis over the service contract term. Warranty service revenue was included in service and other revenue.
Contract Costs
The Company capitalized costs to obtain contracts that were considered incremental and recoverable, such as sales commissions. The capitalized costs were amortized to selling, general and administrative expense over the estimated period of benefit of the asset, which was the contract term. The Company elected to use the practical expedient to expense the costs to obtain a contract when the amortization period was less than one year.

These lease arrangements contained one lease component (the laser) and one non-lease
component (warranty service) for which the Company elected the practical expedient to not separate the non-lease
component from the lease component. The Company accounted for the combined lease component as an operating lease and recognized lease income on a straight-line basis over the lease term.
Rental Income
The Company also derived income pursuant to its product operating lease agreements for its Pharos laser systems, prior to the sale of the Dermatology Business. Consequently, the Company retained title to the equipment. Depreciation expense on the leased lasers was recorded to cost of revenues on a straight-line basis. The costs to maintain the leased lasers were charged to cost of revenues as incurred.
These lease arrangements contained one lease component (the laser) and one non-lease
component (warranty service) for which the Company elected the practical expedient to not separate the non-lease
component from the lease component. The Company accounted for the combined lease component as an operating lease and recognized lease income on a straight-line basis over the lease term.
Segment Information
After the sale of the Dermatology Business, the Company began operating its business in one segment, which includes all activities related to the research, development and manufacture of the DABRA system. The chief operating decision-maker reviews the operating results on an aggregate basis and manages the operations as a single operating segment.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that the Company adopts as of the specified effective date. The Company has evaluated recently issued accounting pronouncements and, based on its preliminary assessment, does not believe any will have a material impact on the condensed financial statements or related footnote disclosures.
Note 3. Discontinued Operations
Consistent with the Company’s continued focus on the PAD market, the Company completed the sale of its Dermatology Business to Strata Skin Sciences, Inc. (“Strata”) on August 16, 2021 for cash proceeds of $3.7 million. The Company paid broker and legal fees of approximately $0.2 million related to the sale of the Dermatology Business. In addition, the Company issued a warrant to the broker to purchase 74,247 shares of common stock at an exercise price of $2.99 per share. The warrant is immediately exercisable and expires five years following the date of issuance. The warrant was valued at approximately $0.1 million on the grant date using the Black-Scholes option pricing model based on the following assumptions: expected volatility of 104.55%, risk-free interest rate of 0.32%, expected dividend yield of 0% and an expected term of
2.5 years
.
The Dermatology Business was previously disclosed as a separate reportable segment of the Company. The sale of the Dermatology Business resulted in a gain of $3.5 million which is included as a component of income (loss) from discontinued operations in the condensed statements of operations for the three and nine months ended September 30, 2021.
Beginning in the third quarter of 2021, the Company has reported the results of the Dermatology Business in income (loss) from discontinued operations in the condensed statements of operations and excluded them from continuing operations for all periods presented. The assets and liabilities of the Dermatology Business are recorded as assets of discontinued operations and liabilities of discontinued operations, respectively, in the condensed balance sheets.

Certain overhead costs previously allocated to the Dermatology Business for segment reporting purposes did not qualify for classification within discontinued operations and have been reallocated to continuing operations for all periods presented.
The following table summarizes the carrying amounts of the assets and liabilities included as discontinued operations in the condensed balance sheet at December 31, 2020 (in thousands):

December 31, 2020
Assets of discontinued operations
Accounts receivable, net	$214
Inventories	1,341
Prepaid expenses and other current assets	158
Property and equipment, net	684
Other long-term assets	78

Total assets of discontinued operations	$2,475

Liabilities of discontinued operations
Accounts payable	$100
Accrued expenses	201
Deferred revenue	2,487

Total liabilities of discontinued operations	$2,788

The assets and liabilities of discontinued operations have been classified as current and long-term, as applicable, in the condensed balance sheet at December 31, 2020.
The following table summarizes the major classes of items constituting income (loss) from discontinued operations in the condensed statements of operations for each of the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues
Product sales	$140	$118	$852	$670
Service and other	349	729	1,748	2,259

Total net revenues	489	847	2,600	2,929

Cost of revenues
Product sales	158	347	1,201	1,127
Service and other	238	504	1,089	1,296

Total cost of revenues	396	851	2,290	2,423

Gross income (loss)	93	(4)	310	506

Operating expenses
Selling, general and administrative	330	236	1,110	958
Research and development	134	21	388	47

Total operating expenses	464	257	1,498	1,005

Operating loss	(371)	(261)	(1,188)	(499)
Interest expense, net	(22)	(3)	(94)	(24)

Loss from discontinued operations	(393)	(264)	(1,282)	(523)
Gain on sale of the Dermatology Business	3,473	—	3,473	—

Income (loss) from discontinued operations	$3,080	$(264)	$2,191	$(523)

Depreciation expense for the Dermatology Business was $0.1 million for each of the three months ended September 30, 2021 and 2020 and $0.3 million for each of the nine months ended September 30, 2021 and 2020. There were no capital expenditures for the Dermatology Business during the nine months ended September 30, 2021 and 2020.
Stock-based compensation expense for the Dermatology Business was de minimis and approximately $14,000 for the three months ended September 30, 2021 and 2020, respectively. Stock-based compensation expense was approximately $18,000 and $0.1 million for the nine months ended September 30, 2021 and 2020, respectively. Stock-based compensation expense of approximately $4,000 and $30,000 was capitalized to inventory and property and equipment during the three months ended September 30, 2021 and 2020, respectively. Stock-based compensation expense of approximately $0.1 million was capitalized to inventory and property and equipment during each of the nine months ended September 30, 2021 and 2020.
Note 4. Fair Value Measurements
Cash equivalents of approximately $9.4 million and $18.4 million at September 30, 2021 and December 31, 2020, respectively, were comprised of money market funds which were measured at fair value on a recurring basis based on Level 1 of the fair value hierarchy.
Note 5. Inventories
Inventories consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Raw materials	$884	$547
Work in process	60	270
Finished goods	53	60

Total inventories	$997	$877

Note 6. Property and Equipment
Property and equipment consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Lasers	$3,151	$3,194
Machinery and equipment	812	834
Computer hardware and software	353	353
Construction in progress	209	51
Leasehold improvements	119	119
Automobiles	62	1,054
Furniture and fixtures	48	48

Property and equipment, gross	4,754	5,653
Accumulated depreciation	(2,724)	(3,126)

Total property and equipment, net	$2,030	$2,527

Depreciation expense was $0.2 million and $0.4 million for the three months ended September 30, 2021 and 2020, respectively, and $0.7 million and $1.3 million for the nine months ended September 30, 2021 and 2020, respectively. During the nine months ended September 30, 2021, automobiles were sold for a gain of $0.5 million which is included in selling, general and administrative expenses in the accompanying condensed statements of operations.

Note 7. Accrued Expenses
Accrued expenses consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Accrued legal expenses	$1,393	$957
Compensation and related benefits	496	2,479
Accrued warranty (Note 8)	195	204
Other accrued expenses	548	507

Total accrued expenses	$2,632	$4,147

Note 8. Accrued Warranty
Activity in the warranty accrual is included in accrued expenses in the condensed balance sheets and consisted of the following (in thousands):

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Balance at beginning of period	$204	$234
Increase in warranty accrual	—	19
Change in liability for pre-existing warranties	—	4
Claims satisfied	(9)	(53)

Total accrued warranty	$195	$204

The accrued warranty balances at September 30, 2021 and December 31, 2020 each included $0.1 million related to the voluntary recall of catheters, which occurred in September 2019. Warranty expense is included in cost of revenue in the accompanying condensed statements of operations.
Note 9. Paycheck Protection Program Promissory Note
In May 2020, the Company entered into a $2.0 million Paycheck Protection Program Promissory Note and Agreement (“PPP Promissory Note”) with a commercial bank under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP Promissory Note bore an interest rate of 1.0% per annum. Under the terms of the PPP Promissory Note, payments would have been due monthly beginning November 1, 2020, and the principal amount of the PPP Promissory Note, along with any unpaid interest, would have been due in May 2022. On June 5, 2020, the Paycheck Protection Program Flexibility Act of 2020 extended the deferral period for all loans to 10 months after the last day of the covered period. Under the revised terms, payments would have been due beginning August 2021, and the principal amount, along with unpaid interest, would have been due in May 2022. The principal and interest could be forgiven if the proceeds were used for forgivable purposes as defined by the terms in the PPP Promissory Note. The Company applied for full forgiveness under the provisions of the CARES Act in March 2021 and received approval by the Small Business Administration on June 24, 2021. Gain on extinguishment of the PPP Promissory Note of $2.0 million was included in other income (expense), net in the condensed statement of operations for the nine months ended September 30, 2021. Interest expense on the PPP Promissory Note for the three months ended September 30, 2021 and 2020 was nil and approximately $5,000, respectively. Interest expense on the PPP Promissory Note for the nine months ended September 30, 2021 and 2020 was approximately $10,000 and $8,000, respectively.

Note 10. Leases
The Company has two operating leases for office and manufacturing space which require it to pay base rent and certain utilities. Monthly rent expense is recognized on a straight-line basis over the terms of the leases, which expire in 2027 and December 2021.
At September 30, 2021, the weighted average remaining lease term was 6.3 years. The operating leases are included in the condensed balance sheets at the present value of the lease payments at a 7% discount rate which approximates the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment, as the leases do not provide an implicit rate.
For each of the three months ended September 30, 2021 and 2020, operating lease expense and cash paid for leases was $0.1 million. For each of the nine months ended September 30, 2021 and 2020, operating lease expense and cash paid for leases was $0.4 million. Amortization for operating lease right-of-use
assets was $0.1 million for each of the three months ended September 30, 2021 and 2020 and $0.3 million for each of the nine months ended September 30, 2021 and 2020. Variable costs were de minimis.
Maturities of operating lease liabilities as of September 30, 2021 were as follows (in thousands):

Years Ending December 31,
2021 (remaining three months)	$132
2022	432
2023	445
2024	459
2025	472
2026	486
Thereafter	501

Total operating lease payments	2,927
Less: imputed interest	(572)

Total operating lease liabilities	$2,355

Note 11. Net Loss per Share
The Company calculates basic net loss per share by dividing net loss by the weighted average number of common shares outstanding during the reporting period. A net loss cannot be diluted, so when the Company is in a net loss position, basic and diluted loss per common share are the same. If in the future the Company achieves profitability, the denominator of a diluted earnings per common share calculation will include both the weighted average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive. Dilutive common stock equivalents include warrants, stock options and non-vested
restricted stock awards and restricted stock units using the treasury stock method, along with the effect, if any, from outstanding convertible securities.
The Company’s outstanding warrants to purchase common stock have participation rights to any dividends that may be declared in the future and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, no loss is allocated to the participating securities since the holders have no contractual obligation to share in the losses of the Company.
Anti-dilutive share equivalents excluded from the computation of diluted net loss per share at September 30, 2021 consisted of warrants of 2,419,280, stock options of 126,998, restricted stock awards of 312,380, restricted stock units of 45,832 and Employee Stock Purchase Plan shares of 10,462.

Anti-dilutive share equivalents excluded from the computation of diluted net loss per share at September 30, 2020 consisted of warrants of 2,345,033, stock options of 144,851, restricted stock awards of 5,000, restricted stock units of 20,678 and Employee Stock Purchase Plan shares of 3,772.
Note 12. Equity Offerings
In February 2021, the Company completed an ATM offering of 35,768 shares of common stock at a price of $8.39 per share. The Company received approximately $0.3 million in net proceeds, after deducting placement agent’s fees. The Company also incurred $0.2 million in offering fees and other expenses in association with filing the related Registration Statement on Form
S-3
with the SEC.
On various dates in May 2021 and June 2021, the Company completed ATM offerings of 2,582,019 shares of common stock at a weighted average price of $4.29 per share. The Company received approximately $10.6 million in net proceeds, after deducting placement agent’s fees.
On various dates in July 2021 and August 2021, the Company completed ATM offerings of 1,139,306 shares of common stock, at a weighted average price of $4.00 per share. The Company received approximately $4.4 million in net proceeds, after deducting offering fees.
Note 13. Stock-Based Compensation
A summary of the stock option activity under the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Stock Compensation Plan is presented below:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	124,171	$363.31	6.42
Forfeited	(15,173)	$87.28

Outstanding at September 30, 2021	108,998	$401.74	4.82	$—

Exercisable at September 30, 2021	95,096	$455.95	4.32	$—

Vested and expected to vest at September 30, 2021	108,998	$401.74	4.80	$—

A summary of the stock option activity under the 2020 Inducement Equity Incentive Plan (the “2020 Plan”) is presented below:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	18,000	$25.50	9.24

Outstanding at September 30, 2021	18,000	$25.50	8.50	$—

Exercisable at September 30, 2021	6,750	$25.50	8.50	$—

Vested and expected to vest at September 30, 2021	18,000	$25.50	8.50	$—

A summary of the restricted stock unit activity under the 2018 Plan is presented below:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	33,548	$21.93
Granted	29,614	$3.99
Vested	(1,845)	$64.80
Forfeited	(15,485)	$14.67

Outstanding at September 30, 2021	45,832	$11.06

A summary of the restricted stock award activity under the 2018 Plan is presented below:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	286,161	$4.77
Granted	103,939	$4.82
Vested	(31,388)	$6.96
Forfeited	(50,082)	$5.10

Outstanding at September 30, 2021	308,630	$4.51

A summary of the restricted stock award activity under the 2020 Plan is presented below:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	4,375	$25.50
Vested	(625)	$25.50

Outstanding at September 30, 2021	3,750	$25.50

Stock-based compensation expense recorded in operating expenses was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Selling, general and administrative	$78	$757	$1,551	$2,424
Research and development	27	115	251	317

Stock-based compensation in operating expenses	$105	$872	$1,802	$2,741

Stock-based compensation expense of approximately $5,000 and $48,000 was capitalized to inventory and property and equipment during the three months ended September 30, 2021 and 2020, respectively. Stock-based compensation of approximately $0.1 million was capitalized to inventory and property and equipment during each of the nine months ended September 30, 2021 and 2020.
Unrecognized compensation expense for stock options issued as of September 30, 2021 was $0.4 million and is expected to be recognized over a weighted average period of 1.9 years. Unrecognized compensation expense for the restricted stock units as of September 30, 2021 was $0.3 million and is expected to be recognized over a weighted average period of 2.0 years. Unrecognized compensation expense for the restricted stock awards as of September 30, 2021 was $0.8 million and is expected to be recognized over a weighted average period of 2.4 years.

Note 14. Commitments and Contingencies
Legal
In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.
Securities Litigation
On June 7, 2019, a putative securities class action complaint captioned
 Derr v. Ra Medical Systems, Inc., et. al.,
 (Civil Action no. 19CV1079 LAB NLS) was filed in the United States (“U.S.”) District Court for the Southern District of California against the Company, certain current and former officers and directors, and certain underwriters of the Company’s initial public offering. Following the appointment of a lead plaintiff and the filing of a subsequent amended complaint, the lawsuit alleges that the defendants made material misstatements or omissions in the Company’s registration statement in violation of Sections 11 and 15 of the Securities Act of 1933 (the “Securities Act”) and between September 27, 2018 and November 27, 2019, inclusive, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). On March 11, 2020, lead plaintiffs voluntarily dismissed the underwriter defendants without prejudice. On March 13, 2020, defendants filed a motion to dismiss the amended complaint. The court has not yet ruled on defendants’ motion to dismiss. On November 12, 2021, following a private settlement mediation with the lead plaintiffs, the parties executed a stipulation of settlement that resolved the claims asserted in the securities class action. The settlement provides for a payment to the plaintiff class of $10.0 million. The Company expects to pay approximately $1.0 million towards the settlement, the amount remaining on its self-insured retention/deductible, and the Company’s insurers will pay the remaining balance. The proposed settlement requires both preliminary and final approval by the court. Should the court not approve the proposed settlement or if the proposed settlement otherwise does not become final, the parties will be returned to their litigation postures prior to the execution of the stipulation of settlement. Should the Company ultimately be found liable, the liability could have a material adverse effect on the Company’s financial condition and its results of operations for the period or periods in which it is incurred.
On October 1, 2019, a shareholder derivative complaint captioned
 Noel Borg v. Dean Irwin, et. al
 (Civil Action no.
1:99-cm-09999)
was filed in the U.S. District Court for the District of Delaware against certain current and former officers and directors, purportedly on behalf of the Company, which is named as a nominal defendant in the action. The complaint alleges breaches of fiduciary duty, unjust enrichment, waste, and violations of Section 14(a) of the Securities Exchange Act of 1934. On October 21, 2019, pursuant to the parties’ stipulation, the court stayed the derivative lawsuit until the related class action is resolved. While the Company has obligations to indemnify and/or advance the defendants’ legal fees and costs in connection with this lawsuit, any monetary recovery from the defendants would be to the benefit of the Company. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.
Settlement Agreements with the Department of Justice and Participating States
As previously announced on December 28, 2020, the Company entered into a Settlement Agreement with the U.S., acting through the Department of Justice (“DOJ”) and on behalf of the Office of Inspector General (“OIG”), and other settlement agreements with certain state attorneys general to resolve investigations and a related civil action concerning its marketing of the DABRA laser system and DABRA-related remuneration to certain physicians.

Pursuant to the terms of the Settlement Agreement and the agreements with the participating states, (a) if the Company’s revenue exceeds $10 million in any of fiscal years 2021-2024, the Company also is required to pay for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024; (b) if the Company is acquired or is otherwise involved in a change in control transaction before the end of 2024, the Company is required to pay an additional settlement amount of $5 million, plus 4% of the value attributed to the Company in the transaction, so long as the attributed value is in excess of $100 million, with the total change in control payment never to exceed $28 million; and (c) if the Company’s obligations under the Settlement Agreement are avoided by bankruptcy, the U.S. may rescind the releases and bring an action against the Company in which the Company agrees is not subject to an automatic stay, is not subject to any statute of limitations, estoppel or laches defense, and is a vali
d claim in the amount of $56 million, minus any prior change in control payments.

Ra Medical Systems, Inc.
11,320,754 Units, Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock
11,320,754
Pre-funded
Units, Each
Pre-funded
Unit Consisting of One
Pre-funded
Warrant to Purchase One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

PRELIMINARY PROSPECTUS

, 2022
Sole Book Running Manager
Ladenburg Thalmann & Co. Inc.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all expenses paid or payable by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to Be Paid
SEC registration fee	$3,838
FINRA filing fee	2,300
Printing expenses	20,000
Legal fees and expenses	420,000
Accounting fees and expenses	250,000
Other fees and expenses	53,862

Total	$750,000

Item 14. Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contains provisions that eliminate the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant will provide that:
The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.
The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.
The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.
The Registrant has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
The engagement letter between the Registrant and the underwriters (Exhibit 1.1 hereto) provides for indemnification by the Registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act.
See also the undertakings set out in response to Item 17 herein.
Item 15. Recent Sales of Unregistered Equity Securities.
Since January 1, 2019, the Registrant has not issued any unregistered securities.
Item 16. Exhibits and Financial Statement Schedules.

(a)	Reference is made to the attached Exhibit Index.

(b)	No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.
Item 17. Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

1.1*	Underwriting Agreement between the Registrant and Ladenburg Thalmann & Co. Inc.

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38677	3.1	10/1/2018

3.2	Amended and Restated Bylaws of the Registrant.	8-K	001-38677	3.2	10/1/2018

4.1	Specimen common stock certificate of the Registrant.	S-1	333-226191	4.1	7/16/2018

4.2	Form of warrant issued in May 2020.	8-K	001-38677	4.1	5/22/2020

4.3	Form of pre-funded warrant issued in May 2020.	8-K	001-38677	4.2	5/22/2020

4.4	Form of placement agent warrant issued in May 2020.	8-K	001-38677	4.3	5/22/2020

4.5	Form of warrant offered in July 2020.	S-1	333-239887	4.3	7/16/2020

4.6	Form of pre-funded warrant offered in July 2020.	S-1	333-239887	4.4	7/16/2020

4.7	Form of placement agent warrant offered in July 2020.	S-1	333-239887	4.5	7/16/2020

4.8*	Form of warrant offered hereby.

4.9*	Form of pre-funded warrant offered hereby.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	Lease Agreement by and between the Registrant and Lloyd Wells Gift Trust dated November 24, 1987, for the premises located at 2070 Las Palmas Drive, Carlsbad, California 92011 dated as of August 17, 2017.	S-1	333-226191	10.1	7/16/2018

10.2+	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.	S-1	333-226191	10.2	8/24/2018

10.3+	Ra Medical Systems, Inc. 2018 Stock Compensation Plan and Forms of Award Agreement thereunder.	S-1	333-226191	10.3	7/16/2018

10.4+	Ra Medical Systems, Inc. 2018 Equity Incentive Plan and Forms of Award Agreement thereunder.	S-1	333-226191	10.4	9/17/2018

10.5+	Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan.	S-1	333-226191	10.5	9/17/2018

10.6+	Ra Medical Systems, Inc. Executive Incentive Compensation Plan.	S-1	333-226191	10.6	8/24/2018

10.7+	Ra Medical Systems, Inc. Form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement for executive officers.	S-1	333-226191	10.7	7/16/2018

10.8+	Change in Control and Severance Agreement, by and between the Registrant and Andrew Jackson, dated as of July 13, 2018.	S-1	333-226191	10.11	7/16/2018

10.9+	Change in Control and Severance Agreement, by and between the Registrant and Jonathan Will McGuire, dated as of March 30, 2020.	S-1	333-237701	10.11	4/16/2020

10.10+	Confirmatory Employment Letter, by and between the Registrant and Andrew Jackson, dated as of July 13, 2018.	S-1	333-226191	10.15	7/16/2018

10.11+	Employment letter by and between the Registrant and Jonathan Will McGuire, dated as of March 9, 2020.	S-1	333-237701	10.15	4/16/2020

10.12	Paycheck Protection Program Promissory Note and Agreement as of May 3, 2020.	8-K	001-38677	10.1	5/7/2020

10.13	Form of Securities Purchase Agreement, dated as of May 20, 2020, by and among the Registrant and the purchasers named therein.	8-K	001-38677	10.1	5/22/2020

10.14	Form of Securities Purchase Agreement, dated as of July 30, 2020, by and among the Company and the purchasers named therein.	8-K	001-38677	10.1	8/3/2020

10.15	Settlement Agreement, among the Company, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services and the Defense Health Agency, acting on behalf of the TRICARE Program, and Robert Gruber, dated December 28, 2020.	10-K	001-38677	10.19	3/17/2021

10.16	Corporate Integrity Agreement, between the Company and the Office of Inspector General of the Department of Health and Human Services, dated December 28, 2020.	10-K	001-38677	10.20	3/17/2021

10.17	Asset Purchase Agreement, dated August 16, 2021, by and between Strata Skin Sciences, Inc. and Ra Medical Systems, Inc.	8-K	001-38677	10.1	8/16/2021

10.18	Services Agreement, dated August 16, 2021, by and between Ra Medical Systems, Inc. and Strata Skin Sciences, Inc.	8-K	001-38677	10.2	8/16/2021

10.19	Trademark Assignment Agreement, dated August 16, 2021, by and between Ra Medical Systems, Inc. and Strata Skin Sciences, Inc.	8-K	001-38677	10.3	8/16/2021

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1^	Power of Attorney of certain directors and officers of the Registrant (contained on signature page).

101.INS*	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Filed herewith.
+	Indicates a management contract or compensatory plan.
^	Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on January 25, 2022.

RA MEDICAL SYSTEMS, INC.

By:	/s/ Jonathan Will McGuire
Name:	Jonathan Will McGuire
Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date

/s/ Jonathan Will McGuire Jonathan Will McGuire	Director and Chief Executive Officer (Principal Executive Officer)	January 25, 2022

/s/ Andrew Jackson Andrew Jackson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2022

* Martin Colombatto	Chairman of the Board of Directors	January 25, 2022

* Richard Mejia, Jr.	Director	January 25, 2022

* Joan Stafslien	Director	January 25, 2022

* Susanne Meline	Director	January 25, 2022

*By:	/s/ Jonathan Will McGuire
Jonathan Will McGuire
Attorney-in-fact